     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 12, 2000


                                                      REGISTRATION NO. 333-95573
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------

                                AMENDMENT NO. 4


                                       TO
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ------------------
                           CROWN MEDIA HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)
                               ------------------

            DELAWARE                             4841                            84-1524410
 (State or other jurisdiction of     (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)       Classification Code Number)          Identification Number)

                                   SUITE 500
                         6430 S. FIDDLERS GREEN CIRCLE
                           ENGLEWOOD, COLORADO 80111
                                 (303) 220-7990
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ------------------
                           JUDITH C. WHITTAKER, ESQ.
                                   SECRETARY
                           CROWN MEDIA HOLDINGS, INC.
                                 DEPARTMENT 339
                                   2501 MCGEE
                          KANSAS CITY, MISSOURI 64108
                                 (816) 274-5583
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                               ------------------
                                   Copies to:

               ERIC S. ROBINSON, ESQ.                                 DAVID S. LEFKOWITZ, ESQ.
           WACHTELL, LIPTON, ROSEN & KATZ                            WEIL, GOTSHAL & MANGES LLP
                51 WEST 52ND STREET                                       767 FIFTH AVENUE
              NEW YORK, NEW YORK 10019                                NEW YORK, NEW YORK 10153
                   (212) 403-1000                                          (212) 310-8000

                               ------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If the only securities being delivered pursuant to this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                               ------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This Registration Statement contains two forms of prospectus: one to be used in connection with an underwritten offering in the United States and Canada, and one to be used in a concurrent underwritten offering outside the United States and Canada. The two prospectuses will be identical in all respects except for the front and back cover pages, the table of contents and the section captioned "Stock Market of Amsterdam Exchanges Listing Information." The pages to be included in the international prospectus and not the United States and Canadian prospectus are marked "Alternate Page" and appear immediately before
Part II of this Registration Statement.

  WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. ALTHOUGH WE ARE PERMITTED BY U.S. FEDERAL SECURITIES LAWS TO OFFER THESE SECURITIES USING THIS PROSPECTUS, WE MAY NOT SELL THEM OR ACCEPT YOUR OFFER TO BUY THEM UNTIL THE DOCUMENTATION FILED WITH THE SEC RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SEC. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL.


                     SUBJECT TO COMPLETION - APRIL 12, 2000


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS
            , 2000

                               [CROWN MEDIA LOGO]

                   12,500,000 SHARES OF CLASS A COMMON STOCK
--------------------------------------------------------------------------------

CROWN MEDIA HOLDINGS, INC.:

- We own and operate pay television channels dedicated to high quality family programming with more than 50 million subscribers worldwide.

- Crown Media Holdings, Inc.
  Suite 500
  6430 S. Fiddlers Green Circle
  Englewood, Colorado 80111
  (303) 220-7990

PROPOSED SYMBOL AND MARKETS:

- CRWN

- Nasdaq National Market

- Stock Market of Amsterdam Exchanges
THE OFFERING:

- We are offering shares of our Class A common stock. This prospectus relates to an underwritten offering of 7,500,000 shares in the United States and Canada. In addition, we are offering 5,000,000 shares outside the United States and Canada in an underwritten offering.

- The U.S. underwriters have an option to purchase up to an additional 1,875,000 shares from us to cover over-allotments.

- We anticipate that the initial public offering price will be between $19.00 and $21.00 per share.

- This is our initial public offering, and no public market currently exists for our shares of Class A common stock.

- We plan to use the proceeds from this offering to pay accrued and unpaid program license fees to an affiliate, to license additional programming, to enhance our technical facilities, to expand our distribution, to expand our advertising sales staff and to fund general corporate expenditures. We plan to use any proceeds from the exercise of the underwriters' over-allotment option to repay indebtedness owed to an affiliate.

- Closing:             , 2000.

-------------------------------------------------------------------------------------
                                                    Per Share               Total
-------------------------------------------------------------------------------------
Public offering price:                               $                   $
Underwriting fees:
Proceeds to Crown Media Holdings, Inc.:
-------------------------------------------------------------------------------------

     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8.
--------------------------------------------------------------------------------

Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

DONALDSON, LUFKIN & JENRETTE
                         LEHMAN BROTHERS
                                          SALOMON SMITH BARNEY
                                                                  DLJDIRECT INC.

[INSIDE COVERPAGE]






                               [CROWN MEDIA LOGO]






                      [HALLMARK ENTERTAINMENT NETWORK LOGO]






                             [ODYSSEY NETWORK LOGO]














                               CAPITALIZING ON THE
                             STRENGTH OF OUR FAMILY





[PHOTOGRAPH          [PHOTOGRAPH         [PHOTOGRAPH         [PHOTOGRAPH
OF TED DANSON        OF JAMES EARL       OF ISABELLA         OF PATRICK
FROM "GULLIVER'S     JONES FROM          ROSSELLINI FROM     STEWART
TRAVELS"]            "WHAT THE DEAF      "THE ODYSSEY"]      FROM "MOBY
                     MAN HEARD"]                             DICK"]

[INSIDE FRONT COVERPAGE FOLD-OUT]





                       There are stories
                      WAITING TO BE TOLD


[PHOTOGRAPH OF          [PHOTOGRAPH OF         [PHOTOGRAPH OF
ADVERTISING FOR         ADVERTISING FOR        ADVERTISING FOR
"GULLIVER'S TRAVELS"    "ARABIAN NIGHTS"]      "SARAH, PLAIN &
WITH TED DANSON                                TALL" WITH GLENN
AND MARY STEENBURGEN]                          CLOSE AND
                                               CHRISTOPHER
                                               WALKEN]

                 ONLY A TRUE STORYTELLER CAN
                     BRING THEM TO LIFE



            [HALLMARK ENTERTAINMENT NETWORK LOGO]



    Time passes
         GOOD STORIES ENDURE

[INSIDE FRONT COVERPAGE FOLD-OUT]


[PHOTOGRAPH OF                 FAMILY
SAM NEIL FROM                  ENTERTAINMENT
"MERLIN"]                      THAT IS ENTERTAINING

[PHOTOGRAPH OF                 What more could today's family want from a
JESSICA TANDY AND              network? We astonish adults, captivate kids and
HUME CRONYN FROM               enrich everyone with outstanding family and
"TO DANCE WITH THE             spiritually-oriented programming that includes
WHITE DOG"]                    "The Collection" from the Hallmark Hall of Fame
                               Library, The Muppet Show, critically
                               acclaimed Movies and original programming, heartwarming Series like Doogie Howser, M.D., and spiritual Shows like Landmarks of Faith.

[PHOTOGRAPH OF                 Odyssey is the new force in entertainment that
BRENT CARVER, STAR             doesn't just bring families together . . . we
OF "THE LEGEND OF              bring them closer. So, for entertainment that has
SLEEPY HOLLOW"]                more of the magical, mystical and spiritual
                               content families want, and want to watch together, come to Odyssey.

TELEVISION FOR                 [ODYSSEY NETWORK LOGO]
         TODAY'S FAMILY        www.odysseychannel.com

[INSIDE BACK COVERPAGE]




                               [CROWN MEDIA LOGO]









        [MAP DEPICTING THE COMPANY'S WORLDWIDE CHANNEL DELIVERY PROCESS]













[PHOTOGRAPH           [PHOTOGRAPH OF     [PHOTOGRAPH         [PHOTOGRAPH
OF SATELLITE]         ARMAND             OF SATELLITE        OF TINA MAJORINO,
                      ASSANTE FROM       UPLINK FACILITY]    STAR OF "ALICE IN
                      "THE ODYSSEY"]                         WONDERLAND"]

                               TABLE OF CONTENTS

                                         Page
Prospectus Summary......................    1
Risk Factors............................    8
Special Note with Respect to Forward-
  Looking Information...................   14
Reorganization Transactions Occurring
  Simultaneously with the Closing of
  This Offering.........................   15
Use of Proceeds.........................   17
Dividend Policy.........................   17
Capitalization..........................   18
Dilution................................   20
Selected Historical Consolidated
  Financial Data........................   21
Selected Unaudited Pro Forma
  Consolidated Financial Data...........   23
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................   28

                                         Page
Business................................   38
Management..............................   58
Certain Relationships and Related
  Transactions..........................   69
Principal Stockholders..................   79
Description of Capital Stock............   81
Shares Eligible for Future Sale.........   86
Material U.S. Federal Income Tax
  Considerations for Non-U.S. Holders...   87
Material Netherlands Tax Consequences...   90
Underwriters............................   92
Legal Matters...........................   96
Experts.................................   96
Where You Can Find More Information.....   96
Index to Consolidated Financial
  Statements............................  F-1

                             ----------------------

     We are offering shares of Class A common stock of Crown Media Holdings, Inc. Hallmark Entertainment Network and the Odyssey Network are channels that we own and operate through our subsidiaries, Crown Media, Inc. and Odyssey Holdings, L.L.C. The artwork on the adjacent pages depicts frames from motion pictures and mini-series that we have licensed and aired on our channels. We do not produce or own these motion pictures or mini-series, nor are the actors shown our employees. Information contained on the website, www.odysseychannel.com, is not intended to be a prospectus and is not incorporated into this prospectus.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our Class A common stock. You should read the entire prospectus carefully, especially the risks of investing in our Class A common stock discussed under "Risk Factors."

     In this prospectus, the terms "we," "us" and "our" refer to Crown Media Holdings, Inc. and, unless the context requires otherwise, Crown Media, Inc. and Odyssey Holdings, L.L.C., the legal entities that now operate our business and that, after this offering, will continue to operate our business as subsidiaries of Crown Media Holdings, Inc. The term "common stock" refers to our Class A common stock and Class B common stock, unless the context requires otherwise.

                                  OUR BUSINESS

OVERVIEW

     We own and operate pay television channels dedicated to high quality family programming, which we believe represents one of the most popular television formats. We currently operate and distribute the Hallmark Entertainment Network internationally and the Odyssey Network domestically, primarily through cable and direct-to-home satellite systems. We have more than 50 million subscribers worldwide.

     Each of our channels benefits from a long-term program agreement with a subsidiary of Hallmark Entertainment, Inc., our parent company. These program agreements generally provide exclusive pay television access to Hallmark Entertainment, Inc.'s first-run presentations and extensive library of original made-for-television movies and miniseries. Hallmark Entertainment, Inc.'s library consists of more than 4,000 hours of programming, including eight of the 10 most highly rated made-for-television movies for the 1993 through 1999 television seasons, based on A.C. Nielsen ratings. Programs contained in this library have won more than 90 Emmy Awards, Golden Globe Awards and Peabody Awards. The Odyssey Network also licenses a substantial amount of programming produced by The Jim Henson Company, Inc., a producer of popular family and children's programming, through a long-term program agreement. Programs contained within The Jim Henson Company's library have won more than 40 Emmy Awards and Peabody Awards. In addition, we and The Jim Henson Company each own 50% of the Kermit Channel. The Kermit Channel, which we operate primarily in India, features popular family and children's programming.

     We believe that with the programming we license from Hallmark Entertainment, Inc. and The Jim Henson Company, we are establishing the Hallmark Entertainment Network and the Odyssey Network as destinations for viewers seeking high quality family entertainment and as attractive outlets for advertisers seeking to target these viewers. We believe our programming will continue to drive the growth in the number of our worldwide subscribers and the growth of our revenues.

     We have distribution agreements with leading pay television distributors in each of our markets. Internationally, for the Hallmark Entertainment Network, some of these include British Sky Broadcasting, Ltd., Multicanal, and United Pan-Europe Communications. In the United States, the nine largest pay television distributors account for approximately 80% of all pay television subscribers. We currently distribute the Odyssey Network on cable systems operated by each of these nine pay television distributors and have long term distribution agreements with the AT&T, Time Warner and DirecTV distribution systems, the three largest distributors. No individual pay television distributor accounted for more than 10% of our revenues or 15% of our subscribers for the year ended December 31, 1999 on a pro forma basis. We are in discussions to sign long-term agreements with the other six pay television distributors. We currently distribute the Odyssey Network to approximately 35% of all United States pay television subscribers.

     We derive revenues primarily from subscriber fees paid by television distributors for the right to carry our channels and from the sale of advertising time on our channels. We expect to increase the percentage of our revenues from the sale of advertising time. To date, we have attracted more than 40 of the leading advertisers in the United States based on total advertising expenditures, including Hallmark Cards, America Online, AT&T, Coca-Cola and Procter & Gamble. No individual advertiser accounted for more than 2% of our revenues for the year ended December 31, 1999. For the year ended December 31, 1999, we had total revenues of $49.8 million on a pro forma basis.

COMPETITIVE STRENGTHS

     Our primary competitive strengths include the following:

     - unique collection of branded programming and pay television channels;

     - guaranteed access to high quality programming;

     - significant strategic benefits from our principal stockholders; and

     - experienced management.

BUSINESS STRATEGY

     Our principal objectives are to grow revenues and profitability by becoming the destination of choice for viewers who seek high quality family programming and for advertisers who target these viewers. The key elements of our business strategies to achieve these objectives are to:

     - capitalize on our unique brands by marketing to pay television distributors, viewers and advertisers;

     - expand distribution of our channels worldwide through leading distributors in each market;

     - increase advertising revenues by targeting leading advertisers, localizing our channels and expanding our sales staff;

     - continue to refine the attractiveness of our channels to viewers and advertisers;

     - capitalize on broadband distribution to create additional revenue streams for our business; and

     - facilitate the implementation of our strategies through the construction of an advanced digital global network operating center.

RELATIONSHIP WITH HALLMARK CARDS, INCORPORATED

     After this offering, Hallmark Entertainment, Inc. will own all of our shares of Class B common stock. Each share of Class B common stock is entitled to 10 votes per share. As a result, Hallmark Entertainment, Inc. will hold more than 90% of our voting power and will continue to control us. Hallmark Entertainment, Inc. is one of the world's leading producers and distributors of award-winning made-for-television movies, miniseries and series. Hallmark Entertainment, Inc. is wholly owned by Hallmark Cards, Incorporated. Hallmark Cards is the leading U.S. manufacturer of greeting cards and since 1951, has sponsored the Hallmark Hall of Fame, one of television's most honored and enduring dramatic series. Hallmark Cards formed Hallmark Entertainment, Inc. in 1994 when it acquired RHI Entertainment, Inc., a producer of television programming.

THE REORGANIZATION

     Crown Media Holdings, Inc., a Delaware corporation, was formed to complete this offering and the reorganization. After completion of the transactions described under "Reorganization Transactions Occurring Simultaneously with the Closing of This Offering," we will own 100% of the Hallmark Entertainment Network, 77.5% of the Odyssey Network and 50% of the Kermit Channel.

     The following diagram illustrates the economic interests of our principal stockholders in the Hallmark Entertainment Network, the Odyssey Network and the Kermit Channel following the completion of the reorganization. For more details regarding the reorganization and interests owned by our principal stockholders, see "Reorganization Transactions Occurring Simultaneously with the Closing of This Offering," "Certain Relationships and Related Transactions" and "Principal Stockholders."

                                    [GRAPH]

     [Diagram showing ownership percentage of the Kermit Channel, the Hallmark Entertainment Network and the Odyssey Network held by Crown Media Holdings, Inc.; ownership percentage of Crown Media Holdings, Inc. held by Public Stockholders, Chase Equity Associates, L.P., Hallmark Entertainment, Inc., Liberty Media Corporation and National Interfaith Cable Coalition, Inc.; and ownership percentage of Hallmark Entertainment, Inc. held by Hallmark Cards, Incorporated.]
     We were incorporated in Delaware in December 1999. Our principal executive offices are located at Suite 500, 6430 S. Fiddlers Green Circle, Englewood, Colorado 80111, and our telephone number is (303) 220-7990. The address of our registered agent in Delaware is 1209 Orange Street, Wilmington, Delaware 19801. Our websites can be found at www.crownmedia.net, www.hallmarknetwork.com and www.odysseychannel.com. Information contained on our websites is not intended to be a prospectus and is not incorporated into this prospectus.

                                  THE OFFERING

Class A common stock offered... 12,500,000 Shares (1)

Common stock to be outstanding
after this offering:

     Class A common stock...... 31,829,578 Shares(1)(2)

     Class B common stock...... 30,670,422 Shares

           Total............... 62,500,000 Shares

Voting rights:

     Class A common stock...... One vote per share

     Class B common stock...... Ten votes per share

Conversion rights.............. Each share of Class B common stock is convertible at the option of the holder into one share of Class A common stock. Shares of Class B common stock are generally automatically convertible into Class A common stock upon sale or other transfer by the selling stockholder.

Other common stock
provisions..................... With the exception of voting rights and conversion rights, shares of Class A common stock and shares of Class B common stock are identical.

Dividend policy................ We anticipate that we will retain any earnings in the foreseeable future to finance the continued growth and expansion of our business and as a result, we have no current intention to pay dividends.

Use of proceeds................ We plan to use the proceeds from this offering to pay accrued and unpaid program license fees to an affiliate, to license additional programming, to enhance our technical facilities, to expand our distribution, to expand our advertising sales staff and to fund general corporate expenditures. We plan to use any proceeds from the exercise of the underwriters' over-allotment option to repay indebtedness owed to an affiliate.

Nasdaq National Market and
Stock Market of Amsterdam
  Exchanges symbol............. CRWN
------------------------------

(1) References in this prospectus to shares of Class A common stock exclude 1,875,000 shares of Class A common stock that would be sold by us if the over-allotment option is exercised in full.


(2) Excludes 10.0 million shares of Class A common stock reserved for issuance in connection with options that may be granted under our 2000 Long Term Incentive Plan. Of these reserved shares, at the time of this offering, we expect to issue stock options to acquire 1,035,211 shares of Class A common stock at an exercise price of $8.00 per share upon conversion of outstanding share appreciation rights and to issue stock options to acquire an additional 1,399,500 shares of Class A common stock at an exercise price equal to the initial public offering price.

                        SUMMARY FINANCIAL AND OTHER DATA
                                 (IN THOUSANDS)

     Crown Media, Inc. and Odyssey Holdings, L.L.C. have historically operated as separate entities and their results will only be reported on a consolidated basis with Crown Media Holdings following the reorganization that will be completed simultaneously with the closing of this offering. As a result, and in accordance with generally accepted accounting principles, we have presented separate, rather than combined, historical financial data for Crown Media and Odyssey Holdings.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA OF CROWN MEDIA AND ITS SUBSIDIARIES AND PRO FORMA CONSOLIDATED FINANCIAL AND OTHER DATA OF CROWN MEDIA HOLDINGS AND ITS SUBSIDIARIES

     Crown Media operates the Hallmark Entertainment Network and the Kermit Channel. In the table below, we provide you with summary historical consolidated financial and other data of Crown Media and its subsidiaries. The following summary consolidated statement of operations data for the years ended December 31, 1996, 1997, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1999 are derived from the audited financial statements of Crown Media and its subsidiaries.

     Crown Media Holdings' unaudited pro forma as adjusted consolidated financial information for 1999 reflects the reorganization described under "Reorganization Transactions Occurring Simultaneously with the Closing of This Offering" and the completion of this offering and should be read in conjunction with the selected unaudited pro forma consolidated financial data included elsewhere in this prospectus.

     This data should also be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus.

                                                                              CROWN MEDIA HOLDINGS
                                                                              PRO FORMA AS ADJUSTED
                                                 CROWN MEDIA                       YEAR ENDED
                                          YEARS ENDED DECEMBER 31,                DECEMBER 31,
                                  -----------------------------------------   ---------------------
                                    1996       1997       1998       1999             1999
                                                                                   (UNAUDITED)
                                                           (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Total revenues................  $  3,048   $  9,802   $ 23,687   $ 31,909         $ 49,792
  Total cost of sales...........     9,399     25,082     43,325     41,579           93,706
  Income (loss) from
     operations.................   (10,462)   (21,399)   (31,188)   (35,947)        (113,840)
  Net income (loss).............   (10,491)   (21,578)   (35,465)   (56,697)        (105,382)
OTHER DATA:
  Capital expenditures..........  $  1,921   $  1,031   $  6,665   $  2,569         $  7,644
  Total subscribers (at year
     end):
     Hallmark Entertainment
        Network.................     1,942      5,121      8,710     20,794           20,794
     Kermit Channel.............        --         --         --      6,721            6,721
     Odyssey Network............        --         --         --         --           27,354
                                  --------   --------   --------   --------         --------
           Total subscribers....     1,942      5,121      8,710     27,515           54,869

                                                               AS OF DECEMBER 31, 1999
                                                              -------------------------
                                                                             PRO FORMA
                                                               ACTUAL       AS ADJUSTED
                                                                            (UNAUDITED)
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents.................................  $  3,865       $222,350
  Goodwill..................................................        --        330,615(1)
  Total assets..............................................    81,046        722,410
  Total long-term debt, excluding current maturities........        --(2)          --
  Stockholders' equity (deficit)............................   (62,967)       532,829

---------------

(1) Goodwill represents the goodwill we will generate as a result of the reorganization, which will be amortized over a 20-year period.

(2) Current maturities include $10.0 million due to Odyssey Holdings as the final installment of Crown Media's $50.0 million investment in Odyssey Holdings. This $10.0 million was paid to Odyssey Holdings in February 2000 and was funded through additional equity capital contributions from Hallmark Entertainment, Inc. and Chase Equity Associates.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA OF ODYSSEY HOLDINGS AND ITS SUBSIDIARIES
                                 (IN THOUSANDS)

     Odyssey Holdings operates the Odyssey Network. In the table below, we provide you with summary historical consolidated financial and other data of Odyssey Holdings and its subsidiaries. The following summary consolidated statement of operations data for the years ended December 31, 1996, 1997, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1999 are derived from the audited financial statements of Odyssey Holdings and its subsidiaries. This data should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus. Odyssey Holdings is organized as a limited liability company with membership interests. Therefore, no share or per share data is presented.

                                                                YEARS ENDED DECEMBER 31,
                                                        -----------------------------------------
                                                          1996       1997       1998       1999
STATEMENT OF OPERATIONS DATA:
  Total revenues......................................  $ 12,981   $ 15,254   $ 18,141   $ 17,883
  Total cost of sales.................................    10,988     12,489     15,074     52,127
  Income (loss) from operations.......................        45       (270)    (3,122)   (56,244)
  Net income (loss)...................................        19       (421)    (3,170)   (55,063)
OTHER DATA:
  Capital expenditures................................  $    448   $    123   $    260   $  5,075

  Total Odyssey Network subscribers (at year end).....    26,406     27,776     29,021     27,354

                                                              AS OF DECEMBER 31, 1999
                                                              -----------------------
BALANCE SHEET DATA:
  Cash and cash equivalents.................................         $ 19,485
  Total assets..............................................          137,112
  Total long-term debt, excluding current maturities........               --
  Members' equity (deficit).................................           (1,153)

                                  RISK FACTORS

     You should carefully consider the following risks and the other information contained in this prospectus before investing in our Class A common stock. If we do not successfully address the risks described below, our business, prospects, financial condition, results of operations or cash flow could be materially adversely affected. The trading price of our Class A common stock could decline because of any of these risks, and you could lose all or part of your investment. We urge you to refer to the other information included in this prospectus, including the financial statements and related notes.

RISKS RELATING TO OUR BUSINESS

  OUR BUSINESS HAS INCURRED NET LOSSES SINCE INCEPTION AND MAY CONTINUE TO INCUR LOSSES.

     The Hallmark Entertainment Network and the Odyssey Network both have a history of net losses and we expect to continue to report net losses for the foreseeable future. The Hallmark Entertainment Network reported net losses of $35.5 million and $56.7 million and the Odyssey Network reported net losses of $3.2 million and $55.1 million, respectively, for the years ended December 31, 1998 and 1999, respectively. As of December 31, 1999, we had a pro forma accumulated deficit of approximately $131.3 million and pro forma goodwill of $330.6 million. On a pro forma basis, amortization of goodwill would have resulted in a $15.0 million charge to earnings for the year ended December 31, 1999.

     As a result of the foregoing we may not achieve or sustain profitability. If we are not able to achieve or sustain profitability, the trading price of our Class A common stock may fall significantly. In addition, we could experience increased capital needs in the future if our losses are greater, or continue for longer, than we anticipate. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Crown Media and Its Subsidiaries -- Liquidity and Capital Resources" and "-- Odyssey Holdings and Its Subsidiaries."

  BECAUSE WE DEPEND ON HALLMARK ENTERTAINMENT, INC. FOR A SIGNIFICANT PORTION OF OUR PROGRAMMING, THE LOSS OR INTERRUPTION OF THAT PROGRAMMING WOULD SEVERELY DISRUPT OUR OPERATIONS AND SERVICES.

     We may be unable to implement our operating strategy successfully without the continued availability and commercial success of programming from Hallmark Entertainment, Inc. Under our program agreements with a subsidiary of Hallmark Entertainment, Inc., we are required to license substantially all of the programming owned or controlled by Hallmark Entertainment, Inc. for the markets in which we operate during the five-year term of the agreements. Hallmark Entertainment, Inc. programming represented approximately 51% of Hallmark Entertainment Network's broadcast hours in 1999, and 17% of the Odyssey Network's broadcast hours in the fourth quarter of 1999. If this programming were to become unavailable or unsuccessful for any reason during the term of the program agreements, we could be unable to obtain alternative programming of equivalent quality and popularity or on terms as favorable to us. Consequently, any significant interruption in the supply of programming from Hallmark Entertainment, Inc. for any reason could hinder our ability to attract and retain subscribers, generate revenues and achieve profitability.

  IF WE ARE UNABLE TO OBTAIN PROGRAMMING FROM PARTIES OTHER THAN HALLMARK ENTERTAINMENT, INC., WE MAY BE UNABLE TO INCREASE OUR SUBSCRIBER BASE.

     We compete with other pay television channel providers for the acquisition of programming. Programming from parties other than Hallmark Entertainment, Inc., represented approximately 49% of Hallmark Entertainment Network's broadcast hours in 1999, and 83% of the Odyssey Network's broadcast hours in the fourth quarter of 1999. If we fail to continue to obtain programming on reasonable terms for any reason, including as a result of competition, we could be forced to incur additional costs of acquiring alternative programming and the growth of our subscriber base could be hindered.

  IF OUR PROGRAMMING DECLINES IN POPULARITY, OUR SUBSCRIBER FEES AND ADVERTISING REVENUE COULD FALL.

     The success of our programming depends partly upon unpredictable and volatile factors beyond our control, such as viewer preferences, competing programming and the availability of other entertainment activities. A shift in viewer preferences could cause our programming to decline in popularity, which could cause a decline in both advertising and subscriber fee revenues. We may not be able to anticipate and react effectively to shifts in tastes and interests in our markets. In particular, our ability to react effectively may be limited by our obligation to license programming from Hallmark Entertainment, Inc., The Jim Henson Company and the National Interfaith Cable Coalition, each of which has standards that limit the types of programming that they will provide to us. In addition, our competitors may have more flexible programming arrangements, as well as greater volumes of production, distribution and capital resources, and may be able to react more quickly to shifts in tastes and interests. We may be unable to maintain the commercial success of any of our current programming, or to generate sufficient demand and market acceptance for our new programming.

  IF WE ARE UNABLE TO INCREASE OUR ADVERTISING REVENUE, WE MAY BE UNABLE TO ACHIEVE PROFITABILITY.

     If we fail to increase our advertising revenue, we may be unable to achieve and sustain profitability, or expand our business. We currently generate approximately 70% of our revenues from subscriber fees paid by television distributors, and approximately 30% from the sale of advertising time and other services, each on a pro forma basis. We expect that over time the portion of our revenues derived from the sale of advertising time on our channels will increase. We have a limited history of marketing and selling advertising time. Our ability to achieve advertising revenue growth in the future will depend in large part on our ability to expand our sales and marketing organization. We may be unable to identify, attract and retain experienced sales and marketing personnel with relevant experience, and our sales and marketing organization may be unable to successfully compete against the significantly more extensive and well-funded sales and marketing operations of our current or potential competitors.

  HALLMARK ENTERTAINMENT, INC. WILL CONTROL US AND THIS CONTROL COULD CREATE CONFLICTS OF INTEREST OR INHIBIT POTENTIAL CHANGES OF CONTROL.

     Following this offering, Hallmark Entertainment, Inc. will control all of our outstanding shares of Class B common stock, representing more than 90% of the voting power on all matters submitted to our stockholders. Hallmark Entertainment, Inc.'s control could discourage others from initiating potential merger, takeover or other change of control transactions that may otherwise be beneficial to our businesses or holders of Class A common stock. As a result, the market price of our Class A common stock or our business could suffer. Hallmark Entertainment, Inc.'s control relationship with us also could give rise to conflicts of interest, including:

     - conflicts between Hallmark Entertainment, Inc., as our controlling stockholder, and our other stockholders, whose interests may differ with respect to, among other things, our strategic direction or significant corporate transactions;

     - conflicts related to corporate opportunities that could be pursued by us, on the one hand, or by Hallmark Entertainment, Inc. or its other affiliates, on the other hand; or

     - conflicts related to existing or new contractual relationships between us, on the one hand, and Hallmark Entertainment, Inc. and its affiliates, on the other hand.


     In addition, persons serving as directors, officers or employees of both us and Hallmark Entertainment, Inc. may have conflicting duties to each. For example, it is currently contemplated that Robert A. Halmi, Jr. will continue in his current positions as our Chairman of the Board and as President and Chief Executive Officer of Hallmark Entertainment, Inc., which could create potential conflicts of interest. As a result, it is possible that we may receive less favorable contractual terms from Hallmark Entertainment, Inc. than if none of our officers or directors had any affiliation with Hallmark Entertainment, Inc.

  WE COULD LOSE THE RIGHT TO USE THE NAME "HALLMARK ENTERTAINMENT" BECAUSE WE HAVE LIMITED-DURATION TRADEMARK LICENSE AGREEMENTS, WHICH COULD HARM OUR BUSINESS.

     We license the name "Hallmark Entertainment" from Hallmark Cards under a three-year trademark license agreement dated as of August 1, 1999. Many of our international subscribers may now associate our programming with the name "Hallmark Entertainment." If Hallmark Cards fails to renew the trademark license agreement for any reason, including our failure to meet minimum programming thresholds dependent on programming provided by its affiliates or to comply with Hallmark Cards' programming standards as determined in its sole discretion, we would be forced to significantly revise our business plan and operations, and could experience a significant erosion of our subscriber base and revenues. See "Certain Relationships and Related Transactions -- Hallmark Trademark License Agreements."

  IF OUR THIRD-PARTY SUPPLIERS FAIL TO PROVIDE US WITH NETWORK INFRASTRUCTURE SERVICES ON A TIMELY BASIS, OUR COSTS COULD INCREASE AND OUR GROWTH COULD BE HINDERED.

     We currently rely on third parties to supply key network infrastructure services, including uplink, playback, transmission and satellite services, which are available only from limited sources. We have occasionally experienced delays and other problems in receiving communications equipment, services and facilities and may, in the future, be unable to obtain such services, equipment or facilities on the scale and within the time frames required by us on terms we find acceptable, or at all. If we are unable to obtain, or if we experience a delay in the delivery of, such services, we may be forced to incur significant unanticipated expenses to secure alternative third party suppliers or adjust our operations, which could hinder our growth.

  WE DO NOT HAVE COMPLETE CONTROL OVER ODYSSEY HOLDINGS, WHICH COULD HINDER OUR ABILITY TO EXPAND THAT BUSINESS.

     Our ability to react to business opportunities that may arise for Odyssey Holdings and our ability to raise capital for it is limited. Under an agreement relating to Odyssey Holdings, The Jim Henson Company has certain protective rights requiring its consent, including:

     - entering into any merger or consolidation;

     - creating or issuing equity interests;

     - incurring debt in excess of $50.0 million;

     - distributing programming through free broadcast or transmission;

     - transferring assets valued in excess of $500,000; and

     - transferring our interests in Odyssey Holdings to a third party.

In addition, a stockholders agreement to be signed immediately prior to the completion of this offering requires:

     - that we broadcast at least 10 hours weekly of faith and values-based programming


     - that we broadcast at least 30 hours weekly of programming provided by the National Interfaith Cable Coalition; and


     - that the National Interfaith Cable Coalition consent to the transfer of our interests in Odyssey Holdings.

Our ability to implement strategies may be limited if we do not receive these required consents from The Jim Henson Company or the National Interfaith Cable Coalition.

  WE MAY HAVE TO INCUR SIGNIFICANT CAPITAL EXPENDITURES IN ORDER TO ADAPT TO TECHNOLOGICAL CHANGE.

     The pay television industry has been, and is likely to continue to be, subject to:

     - rapid and significant technological change, including continuing developments in technology which do not presently have widely accepted standards; and

     - frequent introductions of new services and alternative technologies, including new technologies for providing video services.

We expect that new technologies will emerge that may be superior to, or may not be compatible with, some of our current technologies, which may require us to make significant capital expenditures to remain competitive. Our future success will depend, in part, on our ability to anticipate and adapt to technological changes and to offer, on a timely basis, services that meet customer demands and evolving industry standards. We rely in part on third parties for the development of, and access to, communications and network technology. As a result, we may be unable to obtain access to new technology on a timely basis or on satisfactory terms. If we fail to adapt successfully to any technological change or obsolescence, or fail to obtain access to important technologies, our business, prospects, financial condition or results of operations could be materially adversely affected.

  IF WE ARE UNABLE TO RETAIN KEY EXECUTIVES AND OTHER PERSONNEL, OUR GROWTH COULD BE INHIBITED AND OUR BUSINESS HARMED.

     Our success depends on the expertise and continued service of Robert A. Halmi, Jr., David J. Evans and Margaret A. Loesch, and on our ability to hire additional personnel to accommodate our anticipated growth. If we fail to attract, hire or retain the necessary personnel, or if we lose the services of our key executives, we may be unable to implement our business plan or keep pace with developing trends in our industry. We do not carry key person life insurance on all of our personnel, nor is the insurance that we do carry necessarily sufficient to cover the losses that we would incur in the event we lose one of our key executives to death or disability.

  WE ARE SUBJECT TO THE RISKS OF DOING BUSINESS OUTSIDE THE UNITED STATES.

     During 1999, 59% of our pro forma revenues were generated from foreign operations. Certain foreign laws, regulations and judicial procedures may not be as protective of programmer rights as those which apply in the United States. In addition, many foreign countries have currency and exchange laws regulating the international transfer of currencies. To the extent that significant currency fluctuations result in materially higher costs to any of our foreign customers, those customers may be unable or unwilling to make the required payments. We are subject to delays in access to courts and to the remedies local laws impose in order to collect our payments and recover our assets. In the future, we may experience problems with collecting accounts due from foreign customers, which would adversely affect our revenues and income. Our growth and profitability may suffer also as a result of, among other matters, competitive pressures on video delivery, labor stoppages, recessions and other political or economic events adversely affecting world or regional trading markets or affecting a particular customer.

  OUR CURRENT AND FUTURE OPERATIONS IN EMERGING MARKETS MAY BE HARMED BY THE INCREASED POLITICAL AND ECONOMIC RISKS ASSOCIATED WITH THESE MARKETS.

     We currently broadcast in several foreign markets where market economies have only recently begun to develop, and we may expand these operations in the future. If the governments in these markets adopt more restrictive economic policies, we may not be able to continue operating, or to implement our expansion plans, in those markets. More generally, we are exposed to certain risks, many of which are beyond our control, inherent in operating in emerging market countries. These risks include changes in laws and policies affecting trade, investment and taxes (including laws and policies relating to the repatriation of funds and to withholding taxes), differing degrees of protection for intellectual property and the instability of emerging market economies, currencies and governments.


  THE AMOUNT OF OUR GOODWILL MAY HINDER OUR ABILITY TO ACHIEVE PROFITABILITY.



     As a result of the reorganization, we will generate a significant amount of goodwill, which we expect to amortize on a straight-line basis over the next 20 years. The amount of goodwill that we amortize in any given year will be treated as a charge against earnings under generally accepted accounting principles; as a result, the amortization of our goodwill may hinder our ability to achieve profitability. As of December 31, 1999, we would have had pro forma goodwill of $330.6 million, as compared to pro forma total assets of $722.4 million and pro forma stockholders' equity of $532.8 million. On a pro forma basis, amortization of goodwill would have resulted in a $15.0 million charge to earnings for the year ended December 31, 1999, resulting in a net loss of $105.4 million. If we are required to write-off our goodwill or accelerate the amortization of our goodwill, our results of operations, stockholders' equity or profitability could be materially adversely affected.


RISKS RELATING TO OUR INDUSTRY

  COMPETITION COULD REDUCE OUR CHANNEL REVENUES AND OUR PROFITABILITY.

     We operate in the pay television business, which is highly competitive. If we are unable to compete effectively with large diversified entertainment companies that have substantially greater resources than we have, our operating margins and market share could be reduced, and the growth of our business inhibited. In particular, we compete for distribution with other pay television channels and, when distribution is obtained, compete for viewers and advertisers with pay television channels, broadcast television networks, radio, the Internet and print media. We also compete, in varying degrees, with other leisure-time activities such as movie theaters, television, the Internet, radio, print media, personal computers and other alternative sources of entertainment and information. In addition, future technological developments may affect competition within this business.

     A continuing trend towards business combinations and alliances in both the domestic and foreign communications industry may create significant new competitors for us. Many of these combined entities will have resources far greater than ours. These combined entities may provide bundled packages of programming, delivery and other services that compete directly with the products we offer. These entities may also offer services sooner and at more competitive rates than we do. In addition, these alliances may benefit from both localized content and the local political climate.

     We may need to reduce our prices or license additional programming to remain competitive, and we may be unable to sustain future pricing levels as competition increases. Our failure to achieve or sustain market acceptance of our programming at desired pricing levels could impair our ability to achieve profitability or positive cash flow, which would harm our business.

  NEW DISTRIBUTION TECHNOLOGIES MAY FUNDAMENTALLY CHANGE THE WAY WE DISTRIBUTE OUR CHANNELS AND COULD SIGNIFICANTLY DECREASE OUR REVENUES.

     The advent of digital technology is likely to accelerate the convergence of broadcast, telecommunications, Internet and other media and could result in material changes in the economics, regulations, intellectual property usage and technical platforms on which our business relies, including lower retail rates for video services. These changes could fundamentally affect the scale, source and volatility of our revenue streams, cost structures and profitability, and may require us to significantly change our operations. There is a risk that our business and prospects will be harmed by these changes or that we will not identify or adapt to them as quickly as our competitors do.

  THE EXPANSION OF DIGITAL DISTRIBUTION IN OUR MARKETS MAY INCREASE COMPETITION FOR VIEWERS, RATINGS AND RELATED ADVERTISING REVENUES.

     The increased capacity of digital distribution platforms, including the introduction of digital terrestrial television, may reduce the competition for the right to carry channels and allow development of extra services at low incremental cost. Therefore, increased digital capacity could lower barriers to entry for competing channels, and place pressure on our operating margins and market position. A greater number of channels would likely increase competition among channels for viewers and advertisers, which could affect our ability to attract advertising and new distribution at desired pricing levels, and could therefore hinder or prevent the growth of our subscriber base.

  IF WE FAIL TO COMPLY WITH APPLICABLE GOVERNMENT REGULATIONS, OUR BUSINESS COULD BE HARMED.

     If, as a provider of television channels, we fail to comply with applicable present or future government regulations in any markets in which we operate, we could be prohibited from operating in those markets and could be subject to monetary fines, either of which would increase our operating costs, reduce our revenues and limit our ability to achieve profitability. The scope of regulation to which we are subject varies from country to country, although in many significant respects a similar approach is taken to the regulation of broadcasting across all of the markets in which we operate. Typically, broadcasting regulation in each of the countries in which we operate requires that domestic broadcasters and platform providers secure broadcasting licenses from the domestic broadcasting authority. Additionally, most nations have broadcasting legislation and regulations which set minimum standards regarding program content, prescribe minimum standards for the content and scheduling of television advertisements and provide that a certain portion of programming carried by broadcasters be produced domestically and to some degree be sourced from domestic production companies who are independent of the broadcaster.

     Moreover, broadcasting regulations are generally subject to periodic and on-going governmental review and legislative initiatives which may, in the future, affect the nature of programming we are able to offer and the means by which it is distributed. The timing, scope or outcome of these reviews could be unfavorable to us, and any changes to current broadcasting legislation or regulations could require adjustments to our operations.

     For more information on the regulations we face, see "Regulation."

RISKS RELATING TO THIS OFFERING

  SUBSTANTIAL SALES OF OUR COMMON STOCK FOLLOWING THIS OFFERING COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR CLASS A COMMON STOCK.

     Sales of a substantial number of shares of our common stock after this offering could adversely affect the market price of our Class A common stock by introducing a large number of sellers to the market. Given the potential volatility in the price of our shares, these sales could cause the market price of Class A common stock to decline. Some of our securities will be subject to restrictions under securities laws on the timing, manner and volume of sales of restricted shares. However, under the terms of a stockholders agreement to be signed immediately prior to completion of this offering, each of Hallmark Entertainment, Inc., Chase Equity Associates, Liberty Media and VISN Management will have rights to require us to register their shares, subject to a two-year restriction on each to sell not more than 25% of its shares acquired prior to this offering, without the consent of the other stockholders who are parties to the stockholders agreement. See "Certain Relationships and Related
Transactions -- Stockholders Agreement and Registration Rights" for more information on these registration rights.

                          SPECIAL NOTE WITH RESPECT TO
                          FORWARD-LOOKING INFORMATION

     We have made some statements in this prospectus, including some under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere, which constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statements. These factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

                     REORGANIZATION TRANSACTIONS OCCURRING
                SIMULTANEOUSLY WITH THE CLOSING OF THIS OFFERING

     Prior to the closing of this offering, Crown Media, the operator of the Hallmark Entertainment Network, Odyssey Holdings, the operator of the Odyssey Network, and H&H Programming-Asia, the operator of the Kermit Channel, will be owned by the entities identified in the following diagram in the following percentages. The diagram reflects the ultimate ownership of the entities that operate the channels, but does not precisely reflect all the legal entities in the ownership chain.

                             [REORGANIZATION CHART]

     [Diagram showing ownership percentage of Odyssey Holdings, L.L.C. and H&H Programming-Asia, LLC held by The Jim Henson Company, Inc., Crown Media, Inc., National Interfaith Cable Coalition, Inc. and Liberty Media Corporation; ownership of Crown Media, Inc. held by Chase Equity Associates, L.P. and Hallmark Entertainment, Inc; and ownership percentage of Hallmark Entertainment, Inc. held by Hallmark Cards, Incorporated.]

     The reorganization, which will occur simultaneously with the closing of this offering, will consist of the following transactions:

     - Hallmark Entertainment, Inc. will transfer to us its interests in Crown Media in exchange for shares of our Class B common stock that will represent approximately 61% of our outstanding common stock before giving effect to this offering;

     - Chase Equity Associates will transfer to us its interests in Crown Media in exchange for shares of our Class A common stock that will represent approximately 8% of our outstanding common stock before giving effect to this offering;

     - Liberty Media will transfer to us its interests in Vision Group Incorporated in exchange for shares of our Class A common stock that will represent approximately 18% of our outstanding common stock before giving effect to this offering; and

     - National Interfaith Cable Coalition will transfer to us its common interests in Odyssey Holdings in exchange for shares of our Class A common stock that will represent approximately 13% of our outstanding common stock before giving effect to this offering.

     After completion of the transactions described above, Crown Media, Odyssey Holdings, and H&H Programming-Asia will be owned by the entities identified in the following diagram in the following percentages. The diagram reflects the ultimate ownership of the entities that operate the channels, but does not precisely reflect all the legal entities in the ownership chain.

                                    [Chart]

     [Diagram showing ownership percentage of H&H Programming-Asia, LLC (Kermit Channel) and Odyssey Holdings, L.L.C. (Odyssey Network) held by Crown Media, Inc. (Hallmark Entertainment Network), The Jim Henson Company, Inc., and Crown Media Holdings, Inc.; ownership percentage of Crown Media Holdings, Inc. held by Public Stockholders, Chase Equity Associates, L.P., Hallmark Entertainment, Inc., Liberty Media Corporation and National Interfaith Cable Coalition, Inc.; and ownership percentage of Hallmark Entertainment, Inc. held by Hallmark Cards, Incorporated.]

     EM. TV & Merchandising AG announced on February 21, 2000 that it has entered into a definitive agreement to acquire all of the issued and outstanding stock of The Jim Henson Company. EM. TV is a Munich-based producer and distributor of children's television programming.

                                USE OF PROCEEDS

     We estimate the net proceeds to us from the sale of the 12,500,000 shares of Class A common stock offered in this prospectus to be approximately $231.0 million, after deducting estimated offering expenses and underwriting discounts and commissions of $19.0 million and assuming no exercise of the underwriters' over-allotment option. We intend to use the net proceeds, over time, to:

     - pay accrued and unpaid license fees to Hallmark Entertainment Distribution, a wholly owned subsidiary of Hallmark Entertainment, Inc., which will account for $30.0 million of the net proceeds, as described under "Certain Relationships and Related Transactions -- Hallmark Program Agreements";

     - license additional programming, which will account for approximately $50.0 million of the net proceeds, of which approximately $25.0 million will be paid to Hallmark Entertainment Distribution during this fiscal year, as described under "Certain Relationships and Related Transactions -- Hallmark Program Agreements"; and

     - enhance our technical facilities, which will account for approximately $20.0 million.

We expect to use the remaining $130.0 million of the net proceeds to expand our distribution, to expand our advertising sales staff and to fund other general corporate expenditures; however, we may reallocate anticipated amounts between these uses depending on unforeseen events that may require us to adapt or change our plans in order to remain competitive. We do not presently anticipate using any of the remaining proceeds to make substantial payments to affiliates.

     If the underwriters exercise their over-allotment option in full, we estimate the net proceeds to us will be approximately $34.5 million, after deducting related expenses and underwriting discounts and commissions. If the underwriters exercise their over-allotment option, we intend to use all of the net proceeds up to $30.0 million for the repayment of indebtedness to an affiliate. See "Certain Relationships and Related Transactions -- Hallmark Demand Notes." This indebtedness is payable on demand and bears interest at 130% of the applicable federal rate, as set forth in the Internal Revenue Code. We used the proceeds from this indebtedness to fund working capital and for general corporate purposes. We intend to use the remainder of any proceeds from the exercise of the underwriters' over-allotment option to fund other general corporate expenditures.

     We have not yet determined the exact amounts of net proceeds to be used for all of the foregoing purposes, and it is possible that unforeseen events will require us to adapt or change our plans in order to remain competitive. Accordingly, management will have significant flexibility in applying the net proceeds of this offering. Pending these uses, we intend to invest the remainder of the net proceeds in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

     We anticipate that we will retain all of our earnings in the foreseeable future to finance the continued growth and expansion of our business, and we have no current intention to pay cash dividends. Our future dividend policy will depend on our earnings, capital requirements, requirements of the financing agreements to which we may be a party, financial condition and other factors considered relevant by our Board of Directors.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 1999 on actual, pro forma and pro forma as adjusted bases:

     - The Crown Media column represents Crown Media historical amounts prior to the reorganization.

     - The pro forma column reflects our capitalization as set forth in the Crown Media column with the following adjustments as if each had occurred on December 31, 1999:

       -- Hallmark Entertainment Inc. transfers its 88.9% interest in Crown
          Media to us in exchange for approximately 30.7 million shares of our Class B common stock;

       -- Chase Equity Associates transfers its 11.1% interest in Crown Media to us in exchange for approximately 3.8 million shares of our Class A common stock;

       -- Liberty Media transfers its interests in Vision Group Incorporated
          (which owns a 32.5% interest in Odyssey Holdings) to us in exchange for approximately 9.2 million shares of our Class A common stock; and

       -- National Interfaith Cable Coalition transfers its 22.5% interest in
          Odyssey Holdings to us in exchange for approximately 6.3 million shares of our Class A common stock.

     - The pro forma as adjusted column reflects our capitalization as set forth in the pro forma column, with adjustments to reflect the issuance of the 12,500,000 shares of Class A common stock offered in this prospectus and our receipt and use of the estimated net proceeds from the sale of these shares, including the payment of accrued and unpaid program license fees to an affiliate of $30.0 million, as if this offering had been completed on December 31, 1999.

     Upon completion of the reorganization and this offering, Crown Media will become our wholly owned subsidiary. Prior to such time, Crown Media Holdings will have no material assets, liabilities, contingent liabilities or operations.

     This table should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus.

                                                         AS OF DECEMBER 31, 1999
                                              ----------------------------------------------
                                                                   CROWN MEDIA HOLDINGS
                                                              ------------------------------
                                                 CROWN                          PRO FORMA
                                                 MEDIA        PRO FORMA(1)   AS ADJUSTED(2)
                                                              (UNAUDITED)      (UNAUDITED)
                                                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE
                                                                  DATA)
Cash and cash equivalents...................   $   3,865       $  23,350        $ 222,350
                                               =========       =========        =========
Total long-term debt, excluding current
  maturities................................          --(3)           --               --
Minority interest...........................          --          29,241(4)        29,241(4)
                                               ---------       ---------        ---------
Crown Media Class B common stock subject to
  put and call ($0.01 par value) 1,000
  shares authorized; 136.1 shares issued and
  outstanding; no shares outstanding pro
  forma and pro forma as adjusted...........      60,338              --               --
                                               ---------       ---------        ---------
Stockholders' equity (deficit):
  Crown Media Class A common stock ($0.01
     par value) 2,000 shares authorized;
     1,088.9 shares issued and outstanding;
     no shares issued and outstanding pro
     forma and pro forma as adjusted........          --              --               --
  Crown Media Holdings Class A common stock
     ($0.01 par value) 150,000,000 shares
     authorized; no shares issued and
     outstanding; 19,329,578 shares issued
     and outstanding pro forma; and
     31,829,578 shares issued and
     outstanding pro forma as adjusted......          --             193              318
  Crown Media Holdings Class B common stock
     ($0.01 par value) 120,000,000 shares
     authorized; no shares issued and
     outstanding; 30,670,422 shares issued
     and outstanding pro forma and pro forma
     as adjusted............................          --             307              307
  Paid-in capital...........................      69,902         439,598          670,473
  Accumulated deficit.......................    (132,869)       (131,269)        (138,269)
                                               ---------       ---------        ---------
  Total stockholders' equity (deficit)......     (62,967)        308,829          532,829
                                               ---------       ---------        ---------
Total capitalization........................   $  (2,629)      $ 338,070        $ 562,070
                                               =========       =========        =========

------------------------------

(1) Pro forma excludes the exercise of any Class A common stock options under our 2000 Long Term Incentive Plan.

(2) Pro forma as adjusted excludes the exercise of the underwriters' overallotment option, which would result in up to an additional 1,875,000 Class A common shares issued and outstanding and the exercise of any Class A common stock options under our 2000 Long Term Incentive Plan.

(3) Current maturities include $10.0 million due to Odyssey Holdings as the final installment of Crown Media's $50.0 million investment in Odyssey Holdings. This $10.0 million was paid to Odyssey Holdings in February 2000 and was funded through additional equity capital contributions from Hallmark Entertainment and Chase Equity Associates.

(4) Minority interest consists of The Jim Henson Company's 22.5% interest equal to $4.2 million and VISN Management's $25.0 million preferred interest in Odyssey Holdings.

                                    DILUTION

     We determine net tangible book value (deficit) per share of common stock, treating both Class A common stock and Class B common stock as a single class for purposes of this discussion of dilution, by subtracting total liabilities, minority interests and common stock subject to put or call from total tangible assets, and dividing the remainder by the number of shares of common stock not subject to put or call. Dilution per share represents the difference between the price per share to be paid by new stockholders for the shares issued in this offering and the net tangible book value per share after this offering.

     The net tangible book value (deficit) of Crown Media as of December 31, 1999, prior to giving effect to the reorganization and this offering, was approximately $(117.2) million or $(107,632) per share based on an aggregate of 1,088.9 shares of common stock outstanding. Net tangible book value per share is determined by dividing the number of outstanding shares of common stock into Crown Media's net tangible book value, which is the total tangible assets less total liabilities. Assuming the reorganization had occurred as of December 31, 1999, our pro forma net tangible book value (deficit) would have been approximately $(122.9) million or $(2.46) per share based on an aggregate of 50,000,000 shares of common stock outstanding. Assuming the reorganization and the sale of 12,500,000 shares of Class A common stock offered in this prospectus had occurred as of December 31, 1999, and after deducting estimated offering expenses and underwriting discounts and commissions based on an assumed initial public offering price of $20.00 per share, our net tangible book value (deficit) as of December 31, 1999 would have been $101.1 million, or $1.62 per share. This represents an immediate dilution of $18.38 per share to new investors purchasing shares of Class A common stock at the initial offering price. The following table illustrates this pro forma as adjusted per share dilution:

Assumed initial public offering price per share.............           $20.00
  Pro forma net tangible book value (deficit) per share as
     of
     December 31, 1999......................................  $(2.46)
  Increase in net tangible book value (deficit) per share
     attributable to new investors in this offering.........    4.08
                                                              ------
Pro forma net tangible book value (deficit) per share after
  the reorganization and this offering......................             1.62
                                                                       ------
Dilution per share to new investors.........................           $18.38
                                                                       ======

     The following table sets forth, as of December 31, 1999, on the pro forma as adjusted basis described above, the differences between the number of shares of common stock purchased from us, the total price paid and average price per share paid by stockholders in the reorganization and by the new investors in this offering at the assumed initial public offering price of $20.00 per share, before deducting the underwriting discount and estimated offering expenses payable by us. Prior to the completion of the contemplated reorganization and the offering, Crown Media Holdings will have no material assets, liabilities, contingent liabilities, equity, or operations.

                                                              EFFECTIVE CASH
                                SHARES PURCHASED               CONTRIBUTION            AVERAGE
                            ------------------------     ------------------------     PRICE PER
                                NUMBER       PERCENT         AMOUNT       PERCENT       SHARE
                            (IN THOUSANDS)               (IN THOUSANDS)
Stockholders after
  reorganization..........      50,000         80.0%        $132,878        34.7%      $ 2.66
New investors.............      12,500         20.0          250,000        65.3        20.00
                                ------        -----         --------       -----
           Total..........      62,500        100.0%        $382,878       100.0%
                                ======        =====         ========       =====

     The above analysis and tables exclude:
     - the exercise of the underwriters' overallotment option, which would result in up to an additional 1,875,000 Class A common shares issued and outstanding; and

     - the exercise of any Class A common stock options under our 2000 Long Term Incentive Plan.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     Crown Media and Odyssey Holdings have historically operated as separate entities and their results will only be reported on a consolidated basis with Crown Media Holdings following the reorganization that will be completed simultaneously with the closing of this offering. As a result, and in accordance with generally accepted accounting principles, we have presented separate, rather than combined, historical financial data for Crown Media and Odyssey Holdings.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CROWN MEDIA AND ITS SUBSIDIARIES

     In the table below, we provide you with selected historical consolidated financial and other data of Crown Media and its subsidiaries. The following selected consolidated statement of operations data for the years ended December 31, 1996, 1997, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1996, 1997, 1998 and 1999 are derived from the audited financial statements of Crown Media and its subsidiaries. The following selected consolidated statement of operations data for the period from June 1, 1995 (Inception) to December 31, 1995 and the consolidated balance sheet data as of December 31, 1995 have been derived from the unaudited consolidated financial statements of Crown Media and its subsidiaries which, in the opinion of management, have been prepared on the same basis as the audited financial statements and reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation. This data should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus.

                                                             JUNE 1
                                                         (INCEPTION) TO            YEARS ENDED DECEMBER 31,
                                                          DECEMBER 31,    ------------------------------------------
                                                              1995          1996       1997       1998        1999
                                                               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues:
    Subscriber fees....................................     $    --       $  3,048   $  9,100   $ 20,648    $ 27,670
    Advertising........................................          --             --        176         84       1,729
    Other..............................................          --             --        526      2,955       2,510
                                                            -------       --------   --------   --------    --------
  Total revenues.......................................          --          3,048      9,802     23,687      31,909
                                                            -------       --------   --------   --------    --------
  Cost of sales:
    Programming costs:
      Affiliates.......................................         918          5,125     10,322     12,307      12,331
      Non-affiliates...................................          --          1,380      7,770     14,187      10,452
    Operating costs....................................         253          2,894      6,990     16,831      18,796
                                                            -------       --------   --------   --------    --------
  Total cost of sales..................................       1,171          9,399     25,082     43,325      41,579
  General and administrative expenses..................       1,574          4,111      6,119     11,550      26,277
                                                            -------       --------   --------   --------    --------
  Loss from operations.................................      (2,745)       (10,462)   (21,399)   (31,188)    (35,947)
  Equity in net losses of unconsolidated subsidiaries
    and investment expenses............................          --             --         --      4,918      18,992
  Interest (income) expense, net.......................          --             --         --     (1,273)       (798)
  Income tax provision.................................          --             29        179        632       2,556
                                                            -------       --------   --------   --------    --------
  Net loss.............................................     $(2,745)      $(10,491)  $(21,578)  $(35,465)   $(56,697)
                                                            =======       ========   ========   ========    ========
  Loss per share.......................................          --(1)    $(10,491)  $(21,578)  $(32,868)   $(47,926)
                                                                          ========   ========   ========    ========
  Weighted average number of Class A and Class B shares
    outstanding........................................          --(1)       1,000      1,000      1,079       1,183

                                                                             AS OF DECEMBER 31,
                                                         -----------------------------------------------------------
                                                              1995          1996       1997       1998        1999
                                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents............................     $    --       $      5   $    209   $  2,877    $  3,865
  Total assets.........................................       4,269         13,560     30,276    117,674      81,046
  Total long-term debt, excluding current maturities...          --             --         --     10,000(2)       --(3)
  Stockholders' equity (deficit).......................      (2,745)(1)    (13,236)   (34,813)   (20,197)    (62,967)

------------------------------

(1) During 1995, Crown Media had not been incorporated and was functioning solely as a division of Hallmark Entertainment. As such, no stock was outstanding as of December 31, 1995.

(2) Current maturities includes $20.0 million due to Odyssey Holdings during 1999 as part of Crown Media's $50.0 million investment in Odyssey Holdings. This $20.0 million was paid by Odyssey Holdings during 1999 and was funded through additional equity capital contributions from Hallmark Entertainment and Chase Equity Associates.

(3) Current maturities includes $10.0 million due to Odyssey Holdings as the final installment of Crown Media's $50.0 million investment in Odyssey Holdings. This $10.0 million was paid to Odyssey Holdings in February 2000 and was funded through additional equity capital contributions from Hallmark Entertainment and Chase Equity Associates.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ODYSSEY HOLDINGS AND ITS SUBSIDIARIES

     In the table below, we provide you with selected historical consolidated financial and other data of Odyssey Holdings and its subsidiaries. The following selected consolidated statement of operations data for the period from July 1 (Inception) to December 31, 1995 and for the years ended December 31, 1996, 1997, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1995, 1996, 1997, 1998 and 1999 are derived from the audited financial statements of Odyssey Holdings. This data should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus. Odyssey Holdings is organized as a limited liability company with membership interests. Therefore, no share or per share data is presented.

                                              JULY 1
                                          (INCEPTION) TO            YEARS ENDED DECEMBER 31,
                                           DECEMBER 31,    ------------------------------------------
                                               1995          1996       1997       1998       1999
                                                                (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Revenues:
     Subscriber fees....................     $ 2,468       $  6,582   $  6,188   $  6,473   $   7,844
     Advertising........................       2,531          6,015      8,834     11,542       9,333
     Other..............................         440            384        232        126         706
                                             -------       --------   --------   --------   ---------
  Total revenues........................       5,439         12,981     15,254     18,141      17,883
  Cost of sales:
     Programming costs:
        Affiliates......................          --             --         --         --      15,930
        Non-affiliates..................         630          1,380      2,815      3,754       5,882
     Other..............................       4,343          9,608      9,674     11,320      28,715
     Amortization of subscriber
        acquisition fees................          --             --         --         --       1,600
                                             -------       --------   --------   --------   ---------
  Total cost of sales...................       4,973         10,988     12,489     15,074      52,127
  General and administrative expenses...         624          1,948      3,035      6,189      22,000
                                             -------       --------   --------   --------   ---------
  Income (loss) from operations.........        (158)            45       (270)    (3,122)    (56,244)
  Interest (income) expense, net........          --             26        151         48      (1,181)
                                             -------       --------   --------   --------   ---------
  Net income (loss).....................     $  (158)      $     19   $   (421)  $ (3,170)  $ (55,063)
                                             =======       ========   ========   ========   =========

                                                              AS OF DECEMBER 31,
                                          -----------------------------------------------------------
                                               1995          1996       1997       1998       1999
                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents.............     $   712       $    202   $    140   $ 38,980   $  19,485
  Total assets..........................       2,759          3,999      4,814    100,574     137,112
  Total long-term debt, excluding
     current maturities.................         172             --         --         --          --
  Members' equity (deficit).............         138            157       (263)    13,601      (1,153)

            SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following selected unaudited pro forma financial data of Crown Media Holdings and its subsidiaries as of and for the year ended December 31, 1999 have been derived from the audited financial statements of Crown Media and its subsidiaries and Odyssey Holdings and its subsidiaries. We are a holding company and, prior to the completion of the reorganization and the offering, we will have no material assets, liabilities, contingent liabilities or operations. The selected unaudited pro forma financial data and accompanying notes thereto should be read in conjunction with "Selected Historical Consolidated Financial Data" and the consolidated financial statements of Crown Media and Odyssey Holdings and other financial information, including "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this prospectus.

     Our consolidated financial statements will include the assets and liabilities of Crown Media at their historical carrying values since both we and Crown Media are entities under common control before and after this offering.

     The assets and liabilities of Odyssey Holdings and its subsidiaries relating to Crown Media's 22.5% interest in Odyssey Holdings which will be owned indirectly by us following the reorganization, as well as The Jim Henson Company's 22.5% interest in Odyssey Holdings, each will be included in Crown Media Holdings' consolidated financial statements at their historical carrying values. The acquisition of Liberty Media's 32.5% interest in Odyssey Holdings and the National Interfaith Cable Coalition's 22.5% interest in Odyssey Holdings, both of which will be transferred to us as part of the reorganization, will be included in our consolidated financial statements at their fair market value using purchase accounting as of the date of the reorganization.

     Our consolidated financial statements are adjusted on a pro forma basis to illustrate the effects of the reorganization as if it had occurred on December 31, 1999 for the balance sheet and as if it had occurred on January 1, 1999 for the statements of operations presented. The pro forma financial data is not necessarily indicative of results of operations that would have occurred had the reorganization been completed as of, or at the beginning of, the period presented or that might be attained in the future.

       SELECTED UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                                     FOR THE YEAR ENDED DECEMBER 31, 1999
                                 ----------------------------------------------------------------------------
                                                                        CROWN MEDIA HOLDINGS
                                                        -----------------------------------------------------
                                                            PRO
                                  CROWN      ODYSSEY       FORMA           PRO       OFFERING      PRO FORMA
                                  MEDIA     HOLDINGS    ADJUSTMENTS       FORMA     ADJUSTMENTS   AS ADJUSTED
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Subscriber fees..............  $ 27,670   $  7,844     $     --       $  35,514    $      --     $  35,514
  Advertising..................     1,729      9,333           --          11,062           --        11,062
  Other........................     2,510        706           --           3,216           --         3,216
                                 --------   --------     --------       ---------    ---------     ---------
Total revenues.................    31,909     17,883           --          49,792           --        49,792
Cost of sales:
  Programming costs:
     Affiliates................    12,331     15,930           --          28,261           --        28,261
     Non-affiliates............    10,452      5,882           --          16,334           --        16,334
  Subscriber acquisition cost
     amortization..............        --      1,600           --           1,600           --         1,600
  Other........................    18,796     28,715           --          47,511           --        47,511
                                 --------   --------     --------       ---------    ---------     ---------
Total cost of sales............    41,579     52,127           --          93,706           --        93,706
General and administrative
  expenses.....................    26,277     22,000           --          48,277        5,000(17)     53,277
Amortization of goodwill.......        --         --       15,000(1)       16,649           --        16,649
                                                            1,649(2)
                                 --------   --------     --------       ---------    ---------     ---------
Income (loss) from
  operations...................   (35,947)   (56,244)     (16,649)       (108,840)      (5,000)     (113,840)
Equity in net losses of
  unconsolidated subsidiaries
  and investment expenses......    18,992         --      (12,389)(3)       4,954           --         4,954
                                                           (1,649)(2)
Minority interest in net
  loss.........................        --         --      (12,389)(4)     (12,389)          --       (12,389)
Interest (income) expense,
  net..........................      (798)    (1,181)          --          (1,979)          --        (1,979)
                                 --------   --------     --------       ---------    ---------     ---------
Net loss before income taxes...   (54,141)   (55,063)       9,778         (99,426)      (5,000)     (104,426)
Income tax provision...........     2,556         --       (1,600)(5)         956           --           956
                                 --------   --------     --------       ---------    ---------     ---------
Net loss.......................  $(56,697)  $(55,063)    $ 11,378       $(100,382)   $  (5,000)    $(105,382)
                                 ========   ========     ========       =========    =========     =========
Loss per share.................  $(47,926)                              $   (2.01)                 $   (1.69)
                                 ========                               =========                  =========
Weighted average number of
  Class A and Class B shares
  outstanding..................         1                                  50,000                     62,500

 See accompanying notes to selected unaudited pro forma consolidated financial data.

            SELECTED UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                                                AS OF DECEMBER 31, 1999
                                   ----------------------------------------------------------------------------------
                                                                              CROWN MEDIA HOLDINGS
                                                            ---------------------------------------------------------
                                     CROWN       ODYSSEY     PRO FORMA          PRO        OFFERING        PRO FORMA
                                     MEDIA      HOLDINGS    ADJUSTMENTS        FORMA      ADJUSTMENTS     AS ADJUSTED
                                                                     (IN THOUSANDS)
ASSETS:
  Cash and cash equivalents......  $   3,865    $  19,485    $      --       $   23,350    $ 231,000(14)   $ 222,350
                                                                                              (2,000)(15)
                                                                                             (30,000)(16)
  Accounts receivable, net.......      8,847        5,063           --           13,910           --          13,910
  Program license fees, net......     10,846       21,562           --           32,408           --          32,408
  Prepaids and other assets......      1,829          177       10,000(6)        12,006           --          12,006
                                   ---------    ---------    ---------       ----------    ---------       ---------
    Total current assets.........     25,387       46,287       10,000           81,674      199,000         280,674
  Program license fees, net of
    current portion..............      7,736       59,992           --           67,728           --          67,728
  Property and equipment, net....      7,985        4,663           --           12,648           --          12,648
  Investment in Odyssey Holdings
    and related investment
    expenses.....................     35,363           --       (4,241)(7)           --           --              --
                                                               (31,122)(7)
  Prepaids and other assets, net
    of current portion...........      4,575       26,170           --           30,745           --          30,745
  Goodwill.......................         --           --       31,122(7)       330,615           --         330,615
                                                               299,493(8)
                                   ---------    ---------    ---------       ----------    ---------       ---------
    Total assets.................  $  81,046    $ 137,112    $ 305,252       $  523,410    $ 199,000       $ 722,410
                                   =========    =========    =========       ==========    =========       =========
LIABILITIES AND STOCKHOLDERS'/
  MEMBERS' EQUITY (DEFICIT):
  Accounts payable and accrued
    liabilities..................  $   5,493    $   5,672    $      --       $   11,165    $      --       $  11,165
  Payable to affiliates..........     43,848       34,627           --           78,475      (30,000)(16)     48,475
  Notes payable..................     22,711           --      (10,000)(9)       12,711           --          12,711
  Other current liabilities......      5,404        7,124           --           12,528        2,200(17)      14,728
                                   ---------    ---------    ---------       ----------    ---------       ---------
    Total current liabilities....     77,456       47,423      (10,000)         114,879      (27,800)         87,079
  License fees payable to
    affiliates, net of current
    portion......................         --       28,744           --           28,744           --          28,744
  License fees payable to third
    parties, net of current
    portion......................         --        6,466           --            6,466           --           6,466
  Other long-term liabilities....      6,219       30,632       (1,600)(10)      35,251        2,800(17)      38,051
  Minority interest (including
    redeemable preferred
    interest)....................         --       25,000        4,241(6)        29,241           --          29,241
  Class B common stock subject to
    put and call.................     60,338           --      (60,338)(11)          --           --              --
STOCKHOLDERS'/MEMBERS' EQUITY
  (DEFICIT):
  Class A common stock...........         --           --          155(8)           193          125(14)         318
                                                                    38(11)
  Class B common stock...........         --           --          307(12)          307           --             307
  Paid-in capital................     69,902           --      299,338(8)       439,598      230,875(14)     670,473
                                                                60,300(11)
                                                                  (307)(12)
                                                                10,365(13)
  Accumulated earnings
    (deficit)....................   (132,869)          --        1,600(10)     (131,269)      (2,000)(15)   (138,269)
                                                                                              (5,000)(17)
  Members' equity (deficit)......         --       (1,153)       5,759(6)            --           --              --
                                                                (4,241)(7)
                                                                10,000(9)
                                                               (10,365)(13)
                                   ---------    ---------    ---------       ----------    ---------       ---------
    Total stockholders'/members'
      equity (deficit)...........    (62,967)      (1,153)     372,949          308,829      224,000         532,829
                                   ---------    ---------    ---------       ----------    ---------       ---------
    Total liabilities and
      stockholders'/members'
      equity (deficit)...........  $  81,046    $ 137,112    $ 305,252       $  523,410    $ 199,000       $ 722,410
                                   =========    =========    =========       ==========    =========       =========

 See accompanying notes to selected unaudited pro forma consolidated financial data.

       NOTES TO SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The selected unaudited pro forma consolidated balance sheet and statement of operations give effect to the following adjustments resulting from the reorganization:

     Statement of Operations Adjustments:

        (1) Represents amortization of goodwill of $15.0 million based on a twenty-year life resulting from the step-up in basis of our proportionate share of all of the underlying assets and liabilities of Odyssey Holdings at the time of the reorganization (see (8) below).
        (2) Represents the reclassification of $1.6 million of goodwill amortization, from equity in the net losses in unconsolidated subsidiaries and investment expenses to amortization of goodwill, as a result of Crown Media's existing basis difference in Odyssey Holdings.
        (3) Represents the elimination of $12.4 million of equity in net losses of unconsolidated subsidiaries and investment expenses relating to Crown Media's share of Odyssey Holdings' net loss for 1999 that was accounted for by Crown Media under the equity method.
        (4) Represents the recording of a minority interest of $12.4 million relating to The Jim Henson Company's 22.5% Odyssey Holdings' 1999 net loss.
        (5) Represents the reversal of $1.6 million of Crown Media's tax provision which will be offset by the benefit of net operating losses generated by Odyssey Holdings.

     Balance Sheet Adjustments:

        (6) Represents the reclassification of a $10.0 million note receivable from The Jim Henson Company to Odyssey Holdings and the recording of $4.2 million relating to The Jim Henson Company's 22.5% minority interest in Odyssey Holdings.
        (7) Represents the elimination of the $4.2 million Crown Media investment in Odyssey Holdings and the reclassification of $31.1 million existing excess purchase price to goodwill.
        (8) Represents $299.5 million of goodwill, the difference between the net book value of Liberty Media's and the National Interfaith Cable Coalition's interests in Odyssey Holdings totaling $10.4 million and the negotiated value of the equity contributions to us by Liberty Media and the National Interfaith Cable Coalition of their interests in Odyssey Holdings totaling $309.9 million and the issuance of 15.5 million shares of our Class A common stock. The purchase price for Liberty Media and the National Interfaith Cable Coalition is based on the mid-point of the estimated public offering price range. The fair market value of these shares will be determined once the final public offering price is determined.
        (9) Represents the elimination of Crown Media's note payable to Odyssey Holdings and Odyssey Holdings' corresponding note receivable of $10.0 million.
       (10) Represents the reversal of the $1.6 million deferred tax liability balance that will be offset by the benefits resulting from Odyssey Holdings' net operating losses.
       (11) Represents a reclassification resulting from the conversion by Chase Equity Associates of its shares of Class B common stock subject to put and call of Crown Media into 3.8 million shares of our Class A common stock.
       (12) Represents a reclassification resulting from the conversion by Hallmark Entertainment of its shares of Class A common stock of Crown Media into 30.7 million shares of our Class B common stock.
       (13) Represents the elimination of Odyssey Holdings' members' equity of $10.4 million acquired from Liberty Media and the National Interfaith Cable Coalition in the reorganization.

     The selected unaudited pro forma as adjusted balance sheet and income statement give effect to the following adjustments resulting from the offering:

       (14) Represents the receipt of offering proceeds estimated at $250.0 million, less estimated issuance costs of $19.0 million and the issuance of 12.5 million shares of our Class A common stock.
       (15) Represents a $2.0 million payment that Crown Media will be required to pay to a former senior executive upon completion of this offering.
       (16) Represents a $30.0 million payment of accrued and unpaid program license fees to an affiliate.
       (17) Represents a $5.0 million accrued expense for the vested portion related to the issuance of 1.0 million Class A stock options upon the conversion of the outstanding share appreciation rights.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of our financial condition and results of operations covers the years ended December 31, 1997, 1998 and 1999 and should be read together with "Selected Historical Consolidated Financial Data," and the consolidated financial statements of Crown Media, Inc. and Odyssey Holdings, L.L.C. and, in each case, the notes related to these financial statements, included elsewhere in this prospectus. This discussion contains, in addition to historical information, forward-looking statements that involve risks and uncertainties including those set forth under "Risk Factors." Our actual results may differ significantly from the results discussed in the forward-looking statements.

OVERVIEW

     Crown Media and Odyssey Holdings have historically operated as separate entities and their results will only be reported on a consolidated basis with us following the reorganization that will be completed simultaneously with the closing of this offering. As a result, and in accordance with generally accepted accounting principles, we have presented separate, rather than combined, historical financial data for Crown Media and Odyssey Holdings. Crown Media accounts for H&H Programming-Asia, of which it owns a 50% interest, and Odyssey Holdings, of which it owns a 22.5% interest, in the consolidated financial statements of Crown Media using the equity method of accounting.

     Crown Media Holdings' acquisition of Crown Media will be accounted for as a reorganization of entities under common control. Our acquisition of the additional 55% interest in Odyssey Holdings will be accounted for using the purchase method of accounting. Following the completion of this offering and the reorganization, Odyssey Holdings will be consolidated with us and will no longer be accounted for using the equity method of accounting.

  REVENUES

     Our revenues consist primarily of subscriber fees and advertising revenue. Subscriber fees are payable to us on a per subscriber basis by pay television distributors for the right to carry our channels. Subscriber fee revenues are recorded net of promotional subscribers. Prices vary according to:

     - market;

     - the relative position in the market of the distributor and the channel;

     - the packaging arrangements for the channel; and

     - other commercial terms such as platform exclusivity and length of term.

In some circumstances, distributors provide minimum revenue guarantees.

     Our channels' growth in subscriber fees has been driven primarily by:

     - expansion of our channels into new markets;

     - new distribution agreements for our channels in existing markets; and

     - growth in the number of multi-channel homes.

     Advertising sales are made on the basis of a price per advertising spot or per unit of audience measurement (for example, a ratings point). Prices vary on a market-by-market basis. Rates differ within markets depending on audience demographics.

     In markets where regular audience measurements are available, our advertising rates are calculated on the basis of an agreed upon price per unit of audience measurement in return for a guaranteed investment level by the advertiser. In these countries, we commit to provide advertisers certain rating levels in connection with their advertising. Revenue is recorded net of estimated shortfalls, which are usually settled by providing the advertiser additional advertising time. In other markets, our advertising rates are calculated on the basis of cost per advertising spot or package of advertising spots, and the price varies by audience level expected (but not measured) during a particular time slot. This is the predominant arrangement in the countries outside the United States in which we sell advertising time. Advertising rates also vary by time of year based on seasonal changes in television viewership.

  COST OF SALES

     Our cost of sales consist primarily of program license fees and the cost of signal distribution, dubbing and subtitling, marketing, and creating the promotional segments that are aired between programs. In the United States, we pay certain television distributors one-time subscriber acquisition fees to carry our channels. However, internationally, the market does not require us to pay these fees. Subscriber acquisition fees are capitalized and amortized over the term of the applicable distribution agreement. At the time we sign a distribution agreement, and periodically thereafter, we evaluate the recoverability of the expenses we incur against the revenues directly associated with each agreement. New market launches can require significant up front investments in program license fees, signal distribution, dubbing and subtitling, marketing, and promotional segments and creative production. Initial revenues from new market launches generally trail expenses by three to six months. We expect cost of sales to continue to increase.

  INCOME TAX PROVISION

     We account for income taxes using the liability method. Under this method, we recognize deferred tax assets and liabilities for future tax consequences attributable to the difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

     Crown Media has not recorded a tax benefit for federal or state tax losses since these losses have been used by our parent and will not be available to us. Crown Media has recorded a tax provision related to foreign taxes and to establish a deferred tax liability as required for certain timing items.

     Subscriber fees are subject to withholding tax in many of the foreign jurisdictions in which we currently operate at rates ranging from 5% to 20%. Crown Media attempts to take advantage of reduced withholding rates pursuant to any treaties between the United States and foreign taxing jurisdictions to the extent available.

     Foreign withholding tax may be claimed as a credit against Crown Media's U.S. tax liability, subject to certain limitations. Any amounts not allowed as a credit in the year generated may be carried back to the two preceding tax years and then forward to the five succeeding tax years. Alternatively, if taxes cannot be claimed as a credit during these carry back and carryover periods, an election may be made to claim these taxes as a deduction, thus resulting in a tax benefit to the extent of Crown Media's tax rate and its ability to use such deductions. Tax losses may only be used to offset taxable income. To the extent losses are limited, such excess losses may be carried back to the two preceding tax years and then forward to the 20 succeeding tax years.

     Crown Media has generated tax losses since its inception and there is no certainty that Crown Media will generate taxable income in the future. Crown Media policy is to establish a valuation allowance against its tax credits and tax losses until such time that realization is reasonably assured.

     We will generate goodwill as a result of the reorganization and any amortization of such goodwill for financial reporting purposes is not deductible for tax purposes. Consequently, our effective tax rate will be higher than the statutory rate as a result of such non-deductible goodwill.

     Following the reorganization, Odyssey Holdings will be consolidated with us for financial reporting purposes but not for tax purposes. Odyssey Holdings is treated as a partnership for tax purposes and we will be allocated income and losses pursuant to the amended and restated company agreement of Odyssey Holdings.

CROWN MEDIA AND ITS SUBSIDIARIES

  RESULTS OF OPERATIONS

  YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Revenues. Total revenues increased $8.2 million, or 35%, to $31.9 million for the year ended December 31, 1999, from $23.7 million for the year ended December 31, 1998. This increase was due primarily to a $7.0 million increase in subscriber fees resulting from new market launches and expanded distribution in existing markets. The number of subscribers increased to 20.8 million at December 31, 1999 from 8.7 million at December 31, 1998, or 139%. During 1999, Crown Media launched the Hallmark Entertainment Network in the following new territories: Argentina, India, Philippines, Romania and Russia. Crown Media's average monthly per subscriber fees decreased from $0.25 in 1998 to $0.16 in 1999, due primarily to the addition of a large number of promotional subscribers in Latin America and Asia. Crown Media's promotional subscribers will either cancel their subscriptions or convert to paying subscribers over time, based on the specific terms of these distribution contracts. Additionally, advertising revenue increased $1.6 million as Crown Media began the implementation of its new advertising strategy in 1999. During 1999, 92% of total revenues were earned internationally.

     Cost of sales. Cost of sales decreased $1.7 million, or 4%, to $41.6 million for the year ended December 31, 1999, from $43.3 million for the year ended December 31, 1998. Cost of sales as a percent of total revenue decreased from 183% in 1998 to 130% in 1999. This decrease was due primarily to a $3.7 million decrease in programming costs which was partially offset by a $2.0 million increase in signal distribution and language preparation costs. Programming costs decreased as a result of the refinement of our program acquisition and scheduling processes which enabled us to more efficiently utilize our licensed program rights.

     General and administrative expenses. General and administrative expenses increased $14.7 million, or 128%, to $26.3 million for the year ended December 31, 1999, from $11.6 million for the year ended December 31, 1998. General and administrative expenses as a percent of total revenue increased from 49% in 1998 to 82% in 1999. This increase was due to a $4.0 million severance charge related to a former executive of the company, $2.8 million of expenses related to an SAR plan and the balance due to new market launches and the continued development of a corporate infrastructure to support increased distribution and advertising, including expansion of the management team and increased staffing levels.

     Loss from operations. Loss from operations was $35.9 million for the year ended December 31, 1999, as compared to a loss from operations of $31.2 million for the year ended December 31, 1998. The $4.7 million increase in the loss from operations for the year ended December 31, 1999 from the year ended December 31, 1998 was attributable to the factors discussed above.

     Equity in net losses of unconsolidated subsidiaries. Equity in net losses of unconsolidated subsidiaries of $19.0 million represents Crown Media's proportionate share of losses for 1999 for the Odyssey Network and the Kermit Channel and amortization of the step-up in basis of our proportionate share of all of the underlying assets and liabilities of Odyssey Holdings.

     Interest (income) expense, net. Net interest income of $798,000 for the year ended December 31, 1999 was generated from an interest-bearing note receivable from Hallmark Entertainment, Inc. The net interest income decreased for the year ended December 31, 1999 as a result of the repayment of the note.

     Income tax provision. Income tax provision increased $2.0 million to $2.6 million for the year ended December 31, 1999, from $632,000 for the year ended December 31, 1998. The increase was attributable to higher foreign taxes based on higher revenues derived from foreign tax jurisdictions and the establishment of a deferred tax liability resulting from the allocation of Odyssey Holdings tax losses in excess of book losses. During 1999, 29% of total revenues were subject to foreign withholding taxes.

     Net loss. Net loss was $56.7 million for the year ended December 31, 1999, as compared to a net loss of $35.5 million for the year ended December 31, 1998. The $21.2 million increase in the net loss for the year ended December 31, 1999 was attributable to the factors discussed above.

  YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Revenues. Total revenues increased $13.9 million, or 142%, to $23.7 million for the year ended December 31, 1998, from $9.8 million for the year ended December 31, 1997. This increase was due primarily to an $11.5 million increase in subscriber fees resulting from new market launches and expanded distribution in existing markets. The number of subscribers increased to 8.7 million at December 31, 1998 from 5.1 million at December 31, 1997, or 71%. During 1998, Crown Media launched the Hallmark Entertainment Network in the following new territories: Chile, Taiwan, Thailand, Malaysia, Japan, Poland and the Czech Republic. Crown Media's average monthly per subscriber fees increased from $0.22 in 1997 to $0.25 in 1998, due primarily to the growth of Crown Media's distribution in territories with high subscriber fees such as Central and Western Europe. The remaining revenue increase was due primarily to increased management fees earned from the Kermit Channel, which was launched in 1998. During 1998, 88% of total revenues were earned internationally.

     Cost of sales. Cost of sales increased $18.2 million, or 73%, to $43.3 million for the year ended December 31, 1998, from $25.1 million for the year ended December 31, 1997. This increase was due primarily to an $8.4 million increase in programming costs and a $9.8 million increase in signal distribution and language preparation costs. These increases resulted primarily from new market launches and expansion within existing markets. Cost of sales as a percent of total revenue decreased from 256% in 1997 to 183% in 1998, due primarily to a 142% increase in total revenue from 1997 to 1998.

     General and administrative expenses. General and administrative expenses increased $5.4 million, or 89%, to $11.5 million for the year ended December 31, 1998, from $6.1 million for the year ended December 31, 1997. This increase was due primarily to higher costs associated with continued development of a corporate infrastructure to support increased distribution, including expansion of the management team and increased staffing levels. General and administrative expenses as a percent of total revenue decreased from 62% in 1997 to 49% in 1998, due primarily to a 142% increase in total revenue from 1997 to 1998.

     Loss from operations. Loss from operations was $31.2 million for the year ended December 31, 1998, as compared to a loss from operations of $21.4 million for the year ended December 31, 1997. This increase of $9.8 million was due primarily to the factors discussed above.

     Equity in net losses of unconsolidated subsidiaries. Equity in net losses of unconsolidated subsidiaries of $4.9 million represents Crown Media's proportionate share of losses for 1998 for the Odyssey Network and the Kermit Channel from dates of investment.

     Interest (income) expense, net. Net interest income of $1.3 million for the year ended December 31, 1998, was generated from an interest-bearing note receivable from Hallmark Entertainment, Inc.

     Income tax provision. Income tax provision increased $453,000 to $632,000 for the year ended December 31, 1998, from $179,000 for the year ended December 31, 1997. This increase was due primarily to higher revenues derived from foreign tax jurisdictions. During 1998, 27% of total revenues were subject to foreign withholding taxes.

     Net loss. Net loss was $35.5 million for the year ended December 31, 1998, as compared to a net loss of $21.6 million for the year ended December 31, 1997. This increase of $13.9 million was due primarily to the factors discussed above.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Revenues. Total revenues increased $6.8 million, or 227%, to $9.8 million for the year ended December 31, 1997, from $3.0 million for the year ended December 31, 1996. This increase was due primarily to a $6.1 million increase in subscriber fees resulting from new market launches and expanded distribution in existing markets. The number of subscribers increased to 5.1 million at December 31, 1997 from 1.9 million at December 31, 1996, or 168%. During 1997, Crown Media launched the Hallmark Entertainment Network in the following new territories: Brazil, Venezuela, Colombia, Italy and Spain. Crown Media's average monthly per subscriber fees increased from $0.18 in 1996 to $0.22 in 1997, due primarily to the growth of Crown Media's distribution in regions with high subscriber fees such as Western Europe. During 1997, 100% of total revenues were earned internationally.

     Cost of sales. Cost of sales increased $15.7 million, or 167%, to $25.1 million for the year ended December 31, 1997 from $9.4 million for the year ended December 31, 1996. This increase was due primarily to an $11.6 million increase in programming costs and a $4.1 million increase in signal distribution and language preparation costs. These increases resulted primarily from new market launches and expansion within existing markets. Cost of sales as a percent of total revenue decreased from 308% in 1996 to 256% in 1997, due primarily to a 227% increase in total revenue from 1996 to 1997.

     General and administrative expenses. General and administrative expenses increased $2.0 million, or 49%, to $6.1 million for the year ended December 31, 1997, from $4.1 million for the year ended December 31, 1996. This increase was due primarily to expanded distribution and the development of a corporate infrastructure to support increased growth. General and administrative expenses as a percent of total revenue decreased from 135% in 1996 to 62% in 1997, due primarily to a 227% increase in total revenue from 1996 to 1997.

     Loss from operations. Loss from operations was $21.4 million for the year ended December 31, 1997, as compared to a loss from operations of $10.5 million for the year ended December 31, 1996. This increase of $10.9 million was due primarily to the factors discussed above.

     Income tax provision. Income tax provision increased $150,000 to $179,000 for the year ended December 31, 1997, from $29,000 for the year ended December 31, 1996. This increase was attributable to higher foreign taxes based on higher revenues derived from foreign tax jurisdictions. During 1997, 18% of total revenues were subject to foreign withholding taxes.

     Net loss. Net loss was $21.6 million for the year ended December 31, 1997, as compared to a net loss of $10.5 million for the year ended December 31, 1996. This increase of $11.1 million was due primarily to the factors discussed above.

  LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, Crown Media has financed its operations primarily through loans, advances and equity contributions from Hallmark Entertainment, Inc., in addition to the issuance in 1998 of $50.0 million of Class B common stock to Chase Equity Associates. Following the completion of this offering, Hallmark Entertainment, Inc. will not have any obligation to provide, and we do not currently expect to receive, financial support from Hallmark Entertainment, Inc. As of December 31, 1999, Crown Media had obligations representing license fees for programming, payables and notes payable to affiliates of

$34.6 million, $9.2 million, and $22.7 million, respectively. As of December 31, 1999, receivables were $8.8 million, the current portion of program license fees was $10.8 million and cash and cash equivalents were $3.9 million.

     Cash used in operating activities was $12.3 million, $37.4 million and $30.2 million for the years ended December 31, 1997, 1998 and 1999, respectively. Net cash used was used primarily to fund operating expenditures related to net losses of $21.6 million, $35.5 million and $56.7 million in 1997, 1998 and 1999, respectively. The increase in cash used from 1997 to 1998 was due primarily to increased payments for programming assets relating to Crown Media's expansion into new international markets. Crown Media decreased cash used from 1998 to 1999 as it refined its program acquisition and scheduling processes to more efficiently utilize its licensed program rights and decrease payments for programming assets.

     Cash used in investing activities was $1.0 million and $54.6 million for the years ended December 31, 1997 and 1998, respectively. Cash provided by investing activities was $18.4 million for the year ended December 31, 1999. The increase in cash used in investing activities from 1997 to 1998 resulted primarily from the first installment payment of $20.0 million relating to Crown Media's investment in Odyssey Holdings and a $25.0 million short-term loan to Hallmark Entertainment, Inc. In 1999, cash provided by investing activities resulted from Hallmark Entertainment, Inc.'s repayment of this $25.0 million loan.

     Cash provided by financing activities was $13.5 million, $94.6 million and $12.8 million for the years ended December 31, 1997, 1998 and 1999, respectively. The increase in cash provided by financing activities from 1997 to 1998 resulted primarily from $70.0 million of capital contributions, $50.0 million from the issuance of Class B Common Stock to Chase Equity Associates and $20.0 million from Hallmark Entertainment, Inc. to fund the second installment payment of Crown Media's investment in Odyssey Holdings. The decrease in cash provided by financing activities in 1999 was due to reduced borrowings from affiliates, as the 1998 capital contributions continued to finance operations in 1999.

     In connection with our growth strategy, we expect that we will continue to make significant investments in programming, distribution and technology, as well as additional investments in infrastructure and facilities. We are currently committed to spend more than $50.0 million for programming and more than $25.0 million for distribution over the next 12 months. We also expect to make capital expenditures of more than $20.0 million to complete construction of the network operating center over the same period. We believe that the net proceeds from this offering, together with cash generated from operations, will be sufficient to meet our liquidity requirements, including the financing requirements of both Crown Media and Odyssey Holdings, through at least the next 18 months.

ODYSSEY HOLDINGS AND ITS SUBSIDIARIES

  RESULTS OF OPERATIONS

  YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Revenues. Total revenues decreased $200,000, or 1%, to $17.9 million for the year ended December 31, 1999, from $18.1 million for the year ended December 31, 1998. This decrease was due primarily to decreased advertising revenue of $2.2 million, offset in part by increased subscriber fees revenue of $1.4 million and increased other revenue of $580,000. The increased subscriber fees revenue was due primarily to higher rates. The average annual revenue per subscriber increased by $0.05. The decrease in advertising revenue was due to a change in advertising strategy from paid advertising to retail advertising implemented in 1999. Advertising revenue is recorded net of agency fees, typically 15%, and audience deficiency reserves, which totaled $1.8 million in 1999. The number of subscribers decreased to 27.4 million at December 31, 1999 from 29.0 million at December 31, 1998 as the Odyssey Network relaunched in April 1999. The increase in other revenue was due primarily to royalty income of $308,000. During 1999, 100% of total revenues were earned domestically.
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

     Cost of sales. Cost of sales increased $37.0 million, or 245%, to $52.1 million, for the year ended December 31, 1999, from $15.1 million, for the year ended December 31, 1998. Cost of sales as a percent of total revenue increased from 83% in 1998 to 291% in 1999. This increase was due primarily to an $18.1 million increase in programming costs and a $5.9 million increase in production costs, with the balance ($13.0 million) primarily attributable to $11.5 million of increased marketing and promotion costs associated with the April 1999 relaunch of the Odyssey Network. The increased programming costs were due primarily to new multi-year program license agreements related to the relaunch entered into with subsidiaries of Hallmark Entertainment, Inc., The Jim Henson Company and the National Interfaith Cable Coalition. The increased production costs were due to an increased number of, and the improved quality of, in-house productions, including promotional segments and billboards that are aired between programs. The increased marketing and promotion costs were also attributable to the relaunch. Odyssey Holdings expects that these cost of sales expenses will continue at these higher levels as we pursue our aggressive growth strategy.

     General and administrative expenses. General and administrative expenses increased $15.8 million, or 255%, to $22.0 million, for the year ended December 31, 1999, from $6.2 million, for the year ended December 31, 1998. General and administrative expense as a percent of revenue increased from 34% in 1998 to 123% in 1999. This increase was due primarily to increased staffing levels related to the relaunch of the network in April 1999. Compensation expense increased $6.7 million in 1999. This increase was attributable to SAR plan compensation expense. The remainder of the increase is due primarily to other increased costs due to higher staffing levels. Odyssey Holdings expects that this increased level of general and administrative expense will continue as we pursue our aggressive growth strategy.

     Loss from operations. Loss from operations was $56.2 million for the year ended December 31, 1999, as compared to a loss from operations of $3.1 million for the year ended December 31, 1998. The $53.1 million increase in loss from operations for the year ended December 31, 1999 from the year ended December 31, 1998 was attributable to the factors discussed above.

     Interest (income) expense, net. Net interest income was $1.2 million for the year ended December 31, 1999, compared to interest expense of $48,000 for the year ended December 31, 1998. This increase was due primarily to interest income earned on increased cash balances from $80.0 million of capital contributions made in late 1998 and early 1999.

     Net loss. Net loss was $55.1 million for the year ended December 31, 1999, compared to a net loss of $3.2 million for the year ended December 31, 1998. The $51.9 million increase in net loss for the year ended December 31, 1999 from the year ended December 31, 1998 was primarily a result of the factors discussed above.

  YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Revenues. Total revenues increased $2.8 million, or 18%, to $18.1 million for the year ended December 31, 1998, from $15.3 million for the year ended December 31, 1997. This increase was due primarily to an increase of $2.7 million in advertising revenues. The increase in advertising revenues was due primarily to a greater amount of airtime devoted to both infomercial and direct response advertising as compared to the prior year. The number of subscribers increased to 29.0 million at December 31, 1998 from 27.8 million at December 31, 1997. During 1998, 100% of total revenues were earned domestically.

     Cost of sales. Cost of sales increased $2.6 million, or 21%, to $15.1 million, for the year ended December 31, 1998, from $12.5 million, for the year ended December 31, 1997. Cost of sales as a percent of total revenue increased from 82% in 1997 to 83% in 1998. This increase was due primarily to a $939,000 increase in programming costs and a $2.0 million increase in production costs, in each case to improve the quantity and quality of Odyssey Holdings' programming.

     General and administrative expenses. General and administrative expenses increased $3.2 million, or 107%, to $6.2 million, for the year ended December 31, 1998, from $3.0 million, for the year ended December 31, 1997. General and administrative expenses as a percent of total revenue increased from 20% in 1997 to 34% in 1998. This increase was due primarily to the cost of increased staffing levels totaling $2.8 million in connection with a change in the strategy for the Odyssey Network following Crown Media's investment in Odyssey Holdings in November 1998. This change included replacing top operating personnel, which process began late in 1998, relocating the headquarters from New York to Los Angeles in February 1999 and relaunching the channel in April 1999 with a different programming mix intended to shift the audience and attract a more favorable viewing demographic.

     Loss from operations. Loss from operations was $3.1 million for the year ended December 31, 1998, as compared to a loss from operations of $270,000 for the year ended December 31, 1997. The $2.8 million increase in the loss from operations in the year ended December 31, 1998 from the year ended December 31, 1997 was primarily a result of the factors discussed above.

     Interest (income) expense, net. Net interest expense decreased $103,000, or 68%, to $48,000 for the year ended December 31, 1998, from $151,000 for the year ended December 31, 1997. This decrease was due primarily to the favorable impact of interest income earned on a $40 million capital contribution received in 1998.

     Net loss. Net loss was $3.2 million for the year ended December 31, 1998, compared to a net loss of $421,000 for the year ended December 31, 1997. The $2.8 million increase in the net loss for the year ended December 31, 1998 from the year ended December 31, 1997 was primarily a result of the factors discussed above.

  YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Revenues. Total revenues increased $2.3 million, or 18%, to $15.3 million for the year ended December 31, 1997, from $13.0 million for the year ended December 31, 1996. This increase was due primarily to a $2.8 million increase in advertising revenues which was partially offset by a decrease in subscriber fee revenue. The increase in advertising revenues was due primarily to a higher amount of airtime devoted to both infomercial and direct response advertising in 1999 as compared to 1998. The decrease in subscriber fee revenue results primarily from a decrease of approximately $1.2 million in subscriber fees paid by a subsidiary of AT&T under a previous carriage agreement, partially offset by increased revenue from additional subscribers. The number of subscribers increased to 27.8 million at December 31, 1997 from 26.4 million at December 31, 1996. During 1997, 100% of total revenues were earned domestically.

     Cost of sales. Cost of sales increased $1.5 million, or 14%, to $12.5 million, for the year ended December 31, 1997, from $11.0 million, for the year ended December 31, 1996. Cost of sales as a percent of total revenue decreased from 85% in 1996 to 82% in 1997. This change was due primarily to a $1.4 million increase in programming costs as Odyssey Holdings began investing in more and higher quality programming.

     General and administrative expenses. General and administrative expenses increased $1.1 million, or 56%, to $3.0 million for the year ended December 31, 1997, from $1.9 million for the year ended December 31, 1996. General and administrative expenses as a percent of total revenue increased from 15% in 1996 to 20% in 1997. This increase was due primarily to increased staffing and overhead costs as Odyssey Holdings expanded the scope of its operations.

     Loss from operations. Loss from operations was $270,000 for the year ended December 31, 1997, as compared to income from operations of $45,000 for the year ended December 31, 1996. The change in the net income (loss) in the year ended December 31, 1997 from the year ended December 31, 1996 was primarily a result of the factors discussed above.

     Interest (income) expense, net. Net interest expense increased $125,000, or 481%, to $151,000 for the year ended December 31, 1997, from $26,000 for the year ended December 31, 1996. This increase was due primarily to interest expense on increased borrowings by Odyssey Holdings during the year to finance its operations.

     Net income (loss). Net loss was $421,000 for the year ended December 31, 1997 as compared to net income of $19,000 for the year ended December 31, 1996. The $440,000 change in net income (loss) in the year ended December 31, 1997 from the year ended December 31, 1996 was primarily a result of the factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, Odyssey Holdings has financed its operations primarily through equity contributions from its members. In connection with the admittance of subsidiaries of The Jim Henson Company and Crown Media as members in 1998, each of these new members agreed to contribute $50.0 million, payable in installments. The final installment was paid in February 2000. Each member received a 22.5% common equity interest in exchange for its contribution. A total of $40.0 million was paid by the new members in each of 1998 and 1999, and the balance of $20.0 million was paid in February 2000, for a total of $100.0 million. The entire amount of equity contributions was received according to this payment schedule. As of December 31, 1999, Odyssey Holdings had current liabilities of $47.4 million, consisting of license fees payable to affiliates totaling $34.6 million, license fees payable to third parties totaling $3.8 million, accounts payable and accrued liabilities totaling $5.7 million, and deferred compensation totaling $3.3 million. As of December 31, 1999, Odyssey Holdings had current assets of $46.3 million, consisting primarily of cash of $19.5 million, accounts receivable of $5.1 million and program license fees of $21.6 million.

     Cash used in operating activities was $0.1 million, $1.3 million and $53.3 million for the years ended December 31, 1997, 1998 and 1999, respectively. Net cash used was used primarily to fund operating expenditures related to net losses of $0.4 million, $3.2 million and $55.1 million for the years ended December 31, 1997, 1998 and 1999, respectively.


     Cash used in investing activities was $0.1 million, $0.3 million and $5.1 million for the years ended December 31, 1997, 1998 and 1999, respectively. Net cash used was used for capital expenditures. The increase in capital expenditures in 1999 was due primarily to investments in post-production and computer equipment in connection with the relaunch of the Odyssey Network in 1999.


     Cash provided by financing activities was $0.1 million, $40.4 million and $38.9 million for the years ended December 31, 1997, 1998 and 1999, respectively. Cash received for equity contributions from members totaled $40.0 million in 1998 and $40.0 million in 1999.

     We expect to continue to make significant investments in programming, marketing and subscriber acquisitions over the next several years. Following completion of the reorganization and this offering, our liquidity and capital resources will be funded as a part of Crown Media Holdings. See "-- Crown Media and Its Subsidiaries -- Liquidity and Capital Resources." Under the contemplated reorganization and initial public offering, Odyssey Holdings anticipates that its senior credit facility, as described in Note 4 to Odyssey Holdings consolidated financial statements, will be terminated.

SIGNIFICANT ACCOUNTING POLICIES

     Subscriber fee revenues derived from pay television distributors are recognized when services are provided. Subscriber fees are recognized based upon the reported level of subscribers by the pay television distributors and are recorded net of promotional subscribers.

     Advertising revenues are recognized as earned in the period in which the advertising commercials are telecast. Advertising revenues are recorded net of agency commissions and estimated advertising deficiency reserves.

     The asset, program license fees, represents costs paid for the rights to air programming licensed from others. In accordance with SFAS No. 63, "Financial Reporting by Broadcasters," program license fees are capitalized and amortized over each program's license period or anticipated usage, whichever is shorter.

     The asset, subtitling and dubbing costs, represent costs incurred to prepare programming for airing in international markets. These costs are capitalized as incurred and are amortized over each programming license period or anticipated usage, whichever is shorter.

     In the United States, we pay some television distributors one-time subscriber acquisition fees to carry our channels. Subscriber acquisition fees are capitalized and amortized over the term of the applicable distribution agreement.

  New Accounting Principles

     In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued. This statement was subsequently amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging
Activities -- Deferral of the Effective Date of FASB Statement No. 133," which changed the effective date to fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. We intend to adopt the new accounting standard in the year ending December 31, 2001, but do not expect it to have a material effect on our financial statements.

  Foreign Currency Exchange and Inflation

     In general, we have not entered into hedging transactions to reduce our exposure to foreign currency exchange rate risks. Accordingly, we may experience economic loss and a negative effect on earnings and equity with respect to our holdings solely as a result of foreign currency exchange rate fluctuations. See "Risk Factors -- We are subject to the risks of doing business outside the United States."

     The functional currency for our operations generally is the U.S. dollar. Assets and liabilities of foreign subsidiaries are translated at the exchange rates in effect at year-end, and the statements of operations are translated at the average exchange rates during the period. Exchange rate fluctuations in translating foreign currency financial statements into U.S. dollars result in unrealized gains or losses that are not material. Cumulative translation adjustments are not material. Transactions denominated in currencies other than the local currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in income as realized upon settlement of the transactions.

     We have not been materially affected by inflation.

                                    BUSINESS

COMPANY OVERVIEW

     We own and operate pay television channels dedicated to high quality family programming, which we believe represents one of the most popular television formats. We believe that, with the programming we license from Hallmark Entertainment, Inc. and The Jim Henson Company, we are establishing the Hallmark Entertainment Network and the Odyssey Network as destinations for viewers seeking high quality family entertainment and as attractive outlets for advertisers seeking to target these viewers. We have distribution agreements with leading pay television distributors in each of our markets. The following table shows, for each of our channels, programming sources, selected pay television distributors, territories in which we operate and the total number of our subscribers as of December 31, 1999.

                         HALLMARK               ODYSSEY
                   ENTERTAINMENT NETWORK        NETWORK          KERMIT CHANNEL
  Programming      - Hallmark             - Hallmark           - Hallmark
  Sources            Entertainment, Inc.    Entertainment,       Entertainment,
                                            Inc.                 Inc.
                   - Third party          - The Jim Henson     - The Jim Henson
                   sources                  Company              Company
                                          - National           - Third party
                                            Interfaith           sources
                                            Cable Coalition
                                          - Third party
                                            sources

  Selected Pay     - BSkyB                - AT&T               - Modi
  Television       - Cablevision          - Time Warner          Entertainment
  Distributors     - Modi Entertainment     Cable
                   - United Pan-Europe    - DirecTV
                     Communications

  Territories      International          Domestic             India

  Total            20.8 million           27.4 million         6.0 million
  Subscribers

     For a more detailed description of our channels, see "-- Channels -- The Hallmark Entertainment Network," "-- Channels -- The Odyssey Network" and
"-- Channels -- The Kermit Channel."

HISTORICAL OVERVIEW

     Hallmark Cards, founded in 1910, is the largest manufacturer of greeting cards in the U.S., and the owner of Binney & Smith, the maker of Crayola Crayons. In addition, since 1951, Hallmark Cards has sponsored the Hallmark Hall of Fame, one of television's most honored and enduring dramatic series.

     Beginning in 1990, Hallmark Cards began an extensive strategic review of its business units. As a result, Hallmark Cards created a family entertainment platform in 1991 as part of its overall corporate strategy.

     In 1994, Hallmark Cards further expanded its commitment to family entertainment with the acquisition of RHI Entertainment, Inc., an independent producer of movies-of-the-week and miniseries in the United States. In addition to having produced such highly regarded programs as Lonesome Dove, Scarlett and Gypsy, RHI Entertainment owned an extensive production library containing more than 1,800 hours of widely appealing programming, including Laurel & Hardy and The Little Rascals. In connection with the acquisition of RHI Entertainment, Hallmark Cards formed Hallmark Entertainment, Inc. to own RHI Entertainment. RHI Entertainment was previously a publicly traded company, whose President and Chief Executive Officer was Robert A. Halmi, Jr. Mr. Halmi is currently the President and Chief Executive Officer of Hallmark Entertainment, Inc. and the Chairman of our Board of Directors.

     In June 1995, Hallmark Entertainment, Inc. expanded its business with the formation of Crown Media (formerly Hallmark Entertainment Networks, Inc.) and launched its first pay television channel, the Hallmark Entertainment Network, in Belgium, The Netherlands and Luxembourg.

     In November 1998, Crown Media continued to expand its family entertainment business with the acquisition of 22.5% of Odyssey Holdings, which operates the Odyssey Network. The predecessor of the Odyssey Network, the Vision Interfaith Satellite Network, was formed by the National Interfaith Cable Coalition in 1988. The National Interfaith Cable Coalition is a consortium of more than 70 religious faith groups that produce, acquire and license programming for the Odyssey Network. In April 1999, we relaunched the Odyssey Network as "the first network for today's family."

     Liberty Media acquired an interest in the Odyssey Network in July 1995. Liberty Media is a media, communications and entertainment company with interests in a diverse group of public and private companies. Its subsidiaries and business affiliates are engaged in a broad range of programming, communications, technology and Internet businesses.

     Additionally, in 1998, we and The Jim Henson Company formed the Kermit Channel. The Kermit Channel offers popular family and children's programming, including programming produced by Hallmark Entertainment, Inc. and The Jim Henson Company. The Jim Henson Company is a producer of popular family and children's programming, including programs such as The Muppet Show, The Muppet Movie and Fraggle Rock.

INDUSTRY OVERVIEW


     The pay television industry is comprised of program suppliers, pay television channel providers and distributors. The following table shows the estimated and projected number of television households and pay television households for each of the markets specified, as estimated by Kagan World Media, except where noted, for the years indicated.



                                            TOTAL TV          TOTAL PAY TV        % PAY TV
                                           HOUSEHOLDS          HOUSEHOLDS        PENETRATION
                                        -----------------   -----------------   -------------
                                         1998E     2003P     1998E     2003P    1998E   2003P
                                                 (IN THOUSANDS, EXCEPT PERCENTAGES)
Latin America.........................   91,800   102,900    14,039    25,404   15.3%    24.7%
Asia Pacific(1).......................  177,198   220,595    50,001   108,472   28.2     49.2
Europe................................  117,834   125,261    22,602    36,482   19.2     29.1
Scandinavia/Benelux...................   20,866    21,718    16,517    18,503   79.2     85.2
South Africa(2).......................    5,616     6,638     1,210     1,367   21.5     20.6
United States(3)......................   99,000   104,000    79,500    90,800   80.3     87.3
                                        -------   -------   -------   -------
           TOTAL......................  512,314   581,112   183,869   281,028   35.9%    48.4%
                                        =======   =======   =======   =======   =====   =====


------------------------------


(1) Excluding China, Pakistan and Bangladesh, for which comparable data is not available.



(2) Source: Baskerville Communications Corporation.



(3) Source: Paul Kagan Associates, Inc.


     Program suppliers, from whom we license our programming, include all of the major production studios and independent production companies, such as Hallmark Entertainment, Inc., The Jim Henson Company and the National Interfaith Cable Coalition. These program suppliers create, develop and finance the production of movies, television miniseries and series and other programming. Program suppliers receive revenues by licensing this programming to broadcasters and channel providers around the world. These licenses are typically specific by territory and are limited to a certain number of showings within specified periods of time.

     We are a pay television channel provider. Pay television channel providers include all channel providers except free-to-air broadcasters, such as ABC, NBC, CBS, FOX and the BBC. These pay television channel providers acquire or license programming from program suppliers and generally package the programming according to an overriding theme. Pay television channel providers compete with each other for distribution and to attract viewers and advertisers. Pay television providers generally target an audience with a certain demographic composition, so that they can then sell that audience to advertisers.

     Pay television distributors own and operate the platforms used to deliver channels to subscribers. These distributors use several different technologies to reach their subscribers as described below. Distributors attempt to create a mix of channels that will be attractive to their subscriber population in an attempt to gain new subscribers and to reduce subscriber turnover. More recently, distributors have begun to offer additional broadband services such as Internet access, telephony and video-on-demand over their systems.

     As a result of the recently increased competition for limited analog channel space in the United States, pay television channel providers are often required to pay up-front subscriber acquisition fees to pay television distributors for carriage on their systems. These subscriber acquisition fees are paid to television distributors on a per subscriber basis and generally in advance of the receipt of subscriber fee revenues from such pay television distributors.

  DISTRIBUTION PLATFORMS

     Four distribution platforms are currently used to transmit programming. First, cable television systems use coaxial or fiber optic cable to transmit multiple channels between a central facility, known as a headend, and the individual subscriber's television set. Second, analog and digital DTH systems use satellite transponders to broadcast television programming to individual dwellings with satellite reception equipment, including a dish and a decoder. Third, terrestrial television broadcasters typically broadcast locally or through regional or national ground-based transmission networks. In general, such broadcasters use landline, microwave or satellite transmission systems to distribute programming to terrestrial transmission facilities for broadcast directly to viewers' homes. Finally, channels can also be distributed through satellite master antenna television (SMATV). SMATV is used primarily for buildings, such as apartments and other buildings, that receive programming from satellites by means of a single antenna that is connected to a pay television distributor's headend. The television signals are then distributed to individual units in the building by cable.

  SOURCES OF REVENUE

  Subscriber Fees

     Pay television customers subscribe for basic services by paying monthly fees for basic channels. The customers can also subscribe to additional packages of premium or pay-per-view services upon payment of additional fees. In most markets, pay television distributors generally pay a fee per subscriber to channel providers.

  Advertising Revenue

     The advertising market differs greatly around the world. In the United States, the most developed television market, it is estimated by Advertising Age that 39% of all advertising expenditures are spent on television. In other parts of the world, the amount spent by advertisers on television varies according to the development of each country's television market. Program ratings systems in many non-United States markets are also less developed, and as a result, advertisers rely largely on subscriber counts rather than empirical measurements when buying advertising time. We believe that the market opportunity for television advertising outside the United States is growing even faster than inside the United States, as foreign markets increase television penetration and develop advanced program ratings systems.

     Television advertising is sold in a variety of formats. Many pay television channels largely rely upon the spot advertisement format. Spot advertisements are normally 30 seconds long and air during or between programs. They are often sold in packages of a certain number of broadcasts or to deliver a certain number of viewers. An alternative to spot advertising is sponsorship, which involves companies sponsoring a program or selection of programs on a channel by applying their branding around the programming.

     The ability of a television channel to generate advertising revenue largely depends on estimated or actual viewing levels, primarily based on ratings, and on advertising rates. Typically, in the United States and some other markets, independent ratings systems on which advertising sales can be based are well established and widely accepted within the industry. In addition, pay television channel providers and distributors may also provide estimated or actual subscriber information.

     Historically, advertisers have spent more on advertising through traditional broadcast television than through pay television. We believe that as pay television continues to gain viewership relative to broadcast television, it should attract a larger percentage of the total available dollars spent on television advertising.

COMPETITIVE STRENGTHS

     We have established a track record of providing high quality family programming throughout the world. We believe that our primary competitive strengths include the following:

  UNIQUE COLLECTION OF BRANDED PROGRAMMING AND PAY TELEVISION CHANNELS

     Our channels benefit from high quality family programming licensed from Hallmark Entertainment, Inc. and The Jim Henson Company. Our programming distinguishes our channels as destinations for viewers seeking high quality family entertainment and as attractive outlets for advertisers seeking to target these viewers. We believe our branded channels will differentiate us as new digital technologies provide many more channels and create additional ways to distribute programming to viewers.

  GUARANTEED ACCESS TO HIGH QUALITY PROGRAMMING

     We have five-year program agreements under which we license substantially all of the programming Hallmark Entertainment, Inc. owns or controls. We have also signed long-term program agreements with The Jim Henson Company for programming for the Odyssey Network and the Kermit Channel. The Odyssey Network also has access to family and values-based programming from the National Interfaith Cable Coalition. See "Business -- Channels -- The Hallmark Entertainment Network -- Programming" and "-- The Odyssey
Network -- Programming."

  SIGNIFICANT STRATEGIC BENEFITS FROM OUR PRINCIPAL STOCKHOLDERS

     We receive significant benefits from our principal stockholders: Hallmark Entertainment, Inc., Liberty Media and the National Interfaith Cable Coalition. For example, we gain access to programming from Hallmark Entertainment, Inc. and the National Interfaith Cable Coalition. Liberty Media's industry contacts facilitate our relationships with certain pay television distributors. We believe we are able to attract advertisers who seek companies associated with established brand names like those of our principal stockholders.

  EXPERIENCED MANAGEMENT

     Members of our senior management team have experience launching, promoting and operating channels both domestically and internationally, having held senior positions at ESPN, Fox Kids Network and HBO. Additionally, members of our senior management team have held senior positions at the following major media companies: The News Corporation, Fox Broadcasting Company, Sky Broadcasting, Tele-Communications, Inc., ABC, Inc. and MediaOne.

BUSINESS STRATEGY

     Our principal objective is to be the destination of choice for viewers who seek high quality family programming and for advertisers who target these viewers, with the goal of maximizing the profitability of our existing business and leveraging our opportunities to develop new sources of revenue. The key elements of our business strategy to achieve this objective are to capitalize on our unique brands; increase advertising revenues; continue to refine the attractiveness of our channels; capitalize on broadband distribution; and facilitate our overall business strategies through the construction of an advanced digital global network operating center.

     We intend to pursue the following strategies, which are aimed at maximizing our opportunities for additional growth, increasing our revenues and improving our operating performance.

  CAPITALIZE ON OUR UNIQUE BRANDS BY MARKETING TO PAY TELEVISION DISTRIBUTORS, VIEWERS AND ADVERTISERS


     We intend to capitalize on our unique branded content by marketing to pay television distributors, viewers and advertisers. We believe family programming represents one of the most popular television formats. Based on a 1998 television viewers survey, we believe that viewers consider it important to have television that the whole family can watch together. We believe our branded content attracts these viewers and makes us attractive to pay television distributors who seek these viewers. We also believe our branded content attracts advertisers because of the demographic attributes of these viewers.


  EXPAND DISTRIBUTION OF OUR CHANNELS WORLDWIDE THROUGH THE LEADING DISTRIBUTORS IN EACH MARKET

     We seek to gain access to the largest number of potential subscribers. To do this, we intend to expand the distribution of our channels by capitalizing on our brands and the popularity of our programming. We also intend to expand distribution by targeting the leading pay television distributors in each of the markets we serve. We tailor the technical and economic terms of our distribution agreements to meet the needs of our distributors, and often receive minimum subscriber guarantees throughout the term of our distribution agreements.

     For a more detailed description of how we distribute our channels, see "-- Channels -- The Hallmark Entertainment Network -- Distribution" and
"-- Channels -- The Odyssey Channel."

  INCREASE REVENUE FROM THE SALE OF ADVERTISING

     We intend to increase revenue from the sale of advertising time by targeting leading advertisers, localizing our channels and expanding our sales staff. We recently have opened advertising sales offices in Miami, Florida, Singapore, Taipei City and London. We also have representation agreements with leading advertising sales representatives in India, Argentina, Mexico, Thailand, Malaysia, South Africa and the United Kingdom, to provide us with advertising and marketing services. We believe their leadership position will enable us to sell advertising in these markets.

     We intend to continue to invest in programming designed to maximize advertising opportunities. Since the relaunch of the Odyssey Network in April 1999 and the implementation of our advertising strategy, we have attracted more than 40 of the leading advertisers in the United States based on total advertising expenditures, including Hallmark Cards, America Online, AT&T, Coca-Cola and Procter & Gamble. No individual advertiser accounted for more than 2% of our revenues for the year ended December 31, 1999. As we continue to implement our strategy, we intend to leverage our relationships with these advertisers in our international markets. Our international focus will initially be in Latin America, Asia Pacific and the United Kingdom.

  CONTINUE TO REFINE THE ATTRACTIVENESS OF OUR CHANNELS TO VIEWERS AND
  ADVERTISERS

     We intend to continue to refine the attractiveness of our channels. We believe we can capitalize on our access to the high quality programming produced by Hallmark Entertainment, Inc., The Jim Henson Company and the National Interfaith Cable Coalition. In addition, we will refine the appearance of our channels and tailor them to meet local market preferences by adjusting our programming mix and schedule, reducing the number of repeat broadcasts on our channels, and improving the quality of our promotional segments. We believe these efforts will increase viewership and further attract advertisers in each of our markets.

  CAPITALIZE ON BROADBAND DISTRIBUTION

     We intend to capitalize on our unique branded content and established audience base to expand the distribution of our channels and to create new revenue opportunities through the use of new technologies created by broadband distribution. Digital technology, the Internet and interactive television will allow us to provide many more channels and create additional ways for people to view our programming and to interact with us. We believe the convergence of these new technologies will enable audiences to have a better experience than is currently possible, using interactive features available through advanced analog or digital set-top boxes. Pioneers in the delivery of interactive television features have independently proven that the opportunity exists for us to keep the attention of our audiences longer and to create additional revenue streams for our business such as e-commerce, interactive advertising and video-on-demand. We believe we are positioned to capitalize on these opportunities because we can format our programming content such that it can be distributed in formats that these technologies require.

  COMPLETE THE CONSTRUCTION OF AN ADVANCED DIGITAL GLOBAL NETWORK OPERATING
  CENTER

     We are building an advanced digital global network operating center in Englewood, Colorado that will be operational in late 2000 to facilitate the implementation of our overall business strategy. The facility will enable us to:

     - efficiently expand distribution into new markets;

     - enhance on air quality and reliability;

     - insert regional and local advertising into programming; and

     - distribute programming in digital and other formats as required in the rapidly evolving broadband distribution environment.

CHANNELS

  THE HALLMARK ENTERTAINMENT NETWORK

  Overview

     We currently distribute the Hallmark Entertainment Network to 10 geographic markets covering more than 70 countries, dubbed or subtitled into more than 20 languages according to local market practices, viewer preferences and cost considerations. Our largest markets include Asia Pacific, with more than eight million subscribers, Latin America, with more than seven million subscribers, and Central Europe, with more than two million subscribers. We also have a significant presence in Italy, Spain, Sweden, Denmark and Africa. We began 1999 with 8.7 million Hallmark Entertainment Network subscribers and ended the year with 20.8 million subscribers, an increase of 139%.

  Programming

     The Hallmark Entertainment Network offers a range of award-winning family programming including made-for-television movies and miniseries from the Hallmark Entertainment, Inc. library. This library consists of epics, historical dramas, literary classics, romances and contemporary stories. We seek programming that is consistent with our programming theme to provide "great stories, well told." The high quality family programming we offer is based on classic literature and universal themes, includes world-renowned actors and actresses, such as Ted Danson, Paul Newman, Danny Glover, Tommy Lee Jones, Isabella Rossellini, Robert Duvall and Vanessa Williams, and is often filmed in international locations.

     Our primary source for programming is Hallmark Entertainment, Inc., our parent company. Hallmark Entertainment, Inc. is a worldwide leader in the production of movies for television. Hallmark Entertainment, Inc. produces approximately 40-50 movies each year, and has an extensive library with more than 4,000 hours of quality family programming, including eight of the 10 most highly rated made-for-television movies for the 1993 through 1999 television seasons, based on A.C. Nielsen ratings. Programs contained in this library have won more than 90 Emmy Awards, Golden Globe Awards and Peabody Awards. Hallmark Entertainment, Inc. productions generally account for between 50% and 60% of the programming on the Hallmark Entertainment Network. We license the remaining portion of the Hallmark Entertainment Network's programming line-up from third parties. This third party programming is consistent with the themes and quality of the material licensed from Hallmark Entertainment, Inc. We license programming from third party suppliers such as Aurum Producciones, S.A., CBS Broadcast International and Polygram Television International.

     Examples of programming from the Hallmark Entertainment, Inc. library include Gulliver's Travels, The Odyssey, Merlin, Alice in Wonderland and Lonesome Dove, as well as programming from "The Collection," from the Hallmark Hall of Fame library, such as What the Deaf Man Heard and To Dance with the White Dog. Examples of third party productions on the Hallmark Entertainment Network include Joan of Arc, Anne of Green Gables and Little Men.

     We enjoy preferred access to Hallmark Entertainment, Inc.'s programming through a five-year program agreement. For more details regarding the program agreements, see "Certain Relationships and Related Transactions -- Program Agreements -- Hallmark Program Agreements."

  Distribution

     In the countries where we offer the Hallmark Entertainment Network, we distribute the channel through a variety of distribution platforms, such as cable and DTH. We seek to partner with the dominant pay television distributor in the market in order to quickly establish a substantial subscriber base. Our international distribution agreements generally last two to four years. Some of our international distributors are BSkyB, Multicanal and United Pan-Europe Communications.

     We regularly review existing and potential markets to assess their prospects. As the number of Hallmark Entertainment Network subscribers increases in a market, we assess our ability to grow revenue or develop new revenue sources by subdividing the market through the addition of satellite signals. When we subdivide a market, we are able to customize the channel to appeal to a more specific audience. The delivery of the Hallmark Entertainment Network to more targeted audiences also increases the number of potential advertisers on the channel by creating more targeted advertising opportunities for local or regional businesses in the markets in which we operate.

     The following chart shows the Hallmark Entertainment Network launch date, the approximate number of television households and pay television households, as estimated by Kagan World Media for 1999 (except where noted), the number of Hallmark Entertainment Network subscribers at year end 1997 and 1999, and the average subscriber rate, in each of the markets in which we operate the Hallmark Entertainment Network.



                                                                                HALLMARK         HALLMARK
                                                                             ENTERTAINMENT    ENTERTAINMENT
                                                                                NETWORK          NETWORK          1999
                                                     PAY                     SUBSCRIBERS(1)        1999         AVERAGE
                                      TOTAL TV    TELEVISION                 --------------        % OF         MONTHLY
                           LAUNCH    HOUSEHOLDS   HOUSEHOLDS    % PAY TV       1997 1999      PAY TELEVISION   SUBSCRIBER
MARKETS                     DATE      (000'S)      (000'S)     PENETRATION      (000'S)         HOUSEHOLDS      RATE(2)
LATIN AMERICA:
  Argentina..............     1999     10,000        5,231         52.1%       300    3,592        68.7%          $.05
  Mexico.................     1995     17,100        3,327         19.4      1,260    1,985        59.7            .09
  Brazil.................     1997     36,900        3,000          8.1        356      511        17.0            .32
  Venezuela..............     1997      3,700          772         20.6         --      439        56.9            .31
  Chile..................     1998      4,200          814         19.6         60      320        39.3            .15
  Colombia...............     1997      8,000          382          4.8         --      301        78.8            .30
  Other Latin America....  Various     14,005        2,083         14.9        590      699        33.6            .21
                                      -------      -------                   -----   ------
         Subtotal........              93,905       15,609         16.6      2,566    7,847        50.3
ASIA PACIFIC:
  India..................     1999     68,020       24,016         35.3         --    5,200        21.7            .00(3)
  Taiwan.................     1998      5,950        4,711         79.2         --    1,200        25.5            .00(3)
  Philippines............     1999      8,650          783          9.1        285      457        58.4            .18
  Thailand...............     1998     13,230          470          3.6        100      286        60.9            .10
  Malaysia...............     1998      3,330          516         15.5        120      237        45.9            .67
  Australia..............     1996      6,800        1,236         18.2        105      335        27.1            .47
  Japan..................     1998     47,200       23,110         49.0         75      114         0.5            .55
  New Zealand............     1996      1,240          530         42.7         50       79        14.9            .08
  Indonesia/Singapore....  Various     29,420        1,651          5.6        110      248        15.0            .32
  Other Asia
    Pacific(4)...........  Various         --           --           --        355      103                        .29
                                      -------      -------                   -----   ------
         Subtotal........             183,840       57,023         31.0      1,200    8,259
EUROPE:
  Poland.................     1998     12,381        6,000         48.5         --      912        15.2            .11
  Romania................     1999      7,556        3,405         45.1         --      655        19.2            .02
  Czech Republic.........     1998      3,986        1,572         39.4         --      330        21.0            .13
  Bulgaria/Slovakia......  Various      4,776        1,953         40.9         --      200        10.2            .25
  Russia.................     1997     58,037        7,010         12.1        150      233         3.3            .18
  Italy..................     1997     20,054        1,970          9.8        150      600        30.5            .51
  Spain..................     1997     12,791        2,798         21.9        250      513        18.3            .48
                                      -------      -------                   -----   ------
         Subtotal........             119,581       24,708         20.7        550    3,443        13.9
SCANDINAVIA/BENELUX:
  Sweden.................     1996      4,109        2,707         65.9        260      290        10.7            .16
  Denmark................     1996      2,418        1,792         74.1        125      151         8.4            .13
  Norway.................     1996      1,853        1,101         59.4         75      105         9.5            .13
  Finland................     1996      2,050        1,156         56.4         95       99         8.6            .13
  Belgium/Netherlands....     1996     10,589       10,223         96.5         80      125         1.2            .15
                                      -------      -------                   -----   ------
         Subtotal........              21,019       16,979         80.8        635      770         4.5

SOUTH AFRICA(5)..........     1996      5,841(5)     1,290(5)      22.1        170      475        36.8%           .42
                                      -------      -------                   -----   ------
         TOTAL...........             424,186      115,609         27.3%     5,121   20,794
                                      =======      =======        =====      =====   ======       =====


------------------------------


(1) Total subscribers includes promotional subscribers at December 31 of each period presented.



(2) Represents the average subscriber contract rates in each country.



(3) Rates appear as zero due to rounding.



(4) Represents Bangladesh, Pakistan and Middle East subscribers; television household data not available.



(5) Source: Baskerville Communications Corporation.

     In 1999, we signed agreements to distribute the Hallmark Entertainment Network in two significant markets, the United Kingdom and Israel, and are scheduled to launch the channel in these territories in 2000. These launches are expected to significantly increase the number of Hallmark Entertainment Network subscribers. We are also in discussions with pay television distributors in Hungary, Turkey and Greece.


     United Kingdom. The United Kingdom is a developed television market with nearly 23.9 million television households. Cable penetration is approximately 14% of television households with 3.3 million basic subscribers. However, DTH continues to be the primary platform with approximately 3.7 million subscribers.


     In August 1999, we completed a distribution agreement with BSkyB, a large pay television distributor in the United Kingdom. Pursuant to this agreement, the Hallmark Entertainment Network will be carried on BSkyB's digital DTH service for five years following the launch of the service. The contract provides the Hallmark Entertainment Network a minimum number of subscribers as a percent of BSkyB's total basic digital residential subscribers, and provides BSkyB an 18-month period of exclusive distribution of the Hallmark Entertainment Network in the United Kingdom. We intend to launch the Hallmark Entertainment Network under this agreement in the United Kingdom in the second quarter of 2000.


     Following the October 1998 launch of its BSkyB's digital package of over 100 channels, and the reduction in the pricing of its service to consumers in mid-1999, BSkyB has converted a significant portion of its analog subscribers to digital, and had approximately 2.8 million digital subscribers.


     Israel. Israel is a technologically advanced market with 1.6 million television households. Cable penetration is approximately 70% of television households with more than 1.1 million cable television households. In December 1999, we completed a distribution agreement with Tevel International Communications Ltd. Under this agreement, Tevel will provide distribution of the Hallmark Entertainment Network to more than 400,000 subscribers. We intend to launch the Hallmark Entertainment Network in Israel during 2000.

  Sources of Revenues

     Like most pay television channels, we currently derive substantially all of our revenues from subscriber fees and advertising sales. Subscriber fees are currently our primary source of revenue. We charge our pay television distributors a fee per subscriber for the right to broadcast the Hallmark Entertainment Network. We have significantly increased the number of subscribers to the Hallmark Entertainment Network in the past year, and have consequently seen an increase in revenues generated from subscriber fees. For the year ended December 31, 1999, subscriber fee revenues were $27.7 million, an increase of $7.1 million from the year ended December 31, 1998.

     We also derive revenues from the sale of advertising time on the Hallmark Entertainment Network. We generate revenues directly from advertisers as well as from our pay television distributors under distribution agreements that typically provide for a sharing of net revenues from advertising. We believe that the increasing number of subscribers to the Hallmark Entertainment Network and the favorable demographics of its family audience provide us with the opportunity to substantially increase revenues from the sale of advertising time.

     We are expanding our advertising sales staff to take advantage of the opportunities that have been created through our growing family oriented subscriber base. We have hired a core advertising staff that has developed and is implementing our advertising sales strategy. They have identified key markets, opened sales offices in these key markets and identified potential clients in these markets. We have opened advertising sales offices in Miami, Singapore, Taipei City and London, and entered into representation agreements with third parties to increase advertising sales in India, Argentina, Poland and Romania, South Africa and the United Kingdom.

     We also expect to increase our advertising revenues following the introduction of two new initiatives planned for 2000. First, we intend to increase the number of satellite feeds delivering our channel, which will enable us to further customize our channel in specific markets. For example, instead of sending the same signal to all of Latin America as we have done thus far, we will soon be able to send multiple signals to Latin America that will each be customized to cater to the specific sub-regions of Latin America that they cover. We believe localized feeds will lead to more opportunities for the sale of advertising to local businesses or to multinational advertisers interested in reaching specific regions. Second, we are building a network operating center which will allow us to originate and compress the channel. We will be able to insert commercials into our programming, instead of relying on our affiliates for that service, and thus, we will reduce our expenses.

     For the year ended December 31, 1999, revenues from the sale of advertising on the Hallmark Entertainment Network were $1.7 million. We expect that figure to grow as we become more focused on advertising sales as a source of revenue.

  Sales and Marketing

     Hallmark Entertainment Network focuses its marketing efforts to maximize our two revenue streams in the individual markets in which the channel is distributed. Hallmark Entertainment Network's marketing efforts vary by market depending on the maturity of the local television industry, the level of distribution of the Hallmark Entertainment Network and the potential for the sale of advertising.

     In markets where the Hallmark Entertainment Network has not maximized its carriage with pay television distributors, marketing efforts are primarily directed toward potential new distributors. These marketing efforts include advertising in trade publications and participating in industry trade shows, as well as direct mail and public relations campaigns. In these markets, efforts are also made to market the channel to potential viewers to drive consumer demand for carriage of the channel by local affiliates.

     In markets where the Hallmark Entertainment Network has obtained substantial distribution or has exclusive agreements with primary distributors, marketing efforts are primarily directed toward maintaining and increasing subscribers and viewers. Our efforts in these markets are directed toward adults 18 to 54 years old, with an emphasis on females and heads-of-households of that group. These consumer directed marketing efforts are coordinated with and are often partially funded by our pay television distributors in each market. These efforts often include traditional marketing campaigns consisting of print, billboard, radio and television advertising. Additionally, we emphasize our unique relationship with our primary content supplier, Hallmark Entertainment, Inc., through the use of premier screening events, press tours with actors and actresses and viewer trips to movie sets. We also use Hallmark Entertainment Network's website, www.hallmarknetwork.com, to market and promote the channel though schedule information, movie synopses, games and contests.

     In markets where we are developing Hallmark Entertainment Network's advertising business, marketing efforts are also directed toward potential advertisers. When marketing the Hallmark Entertainment Network to potential advertisers, we focus on media planners and buyers and on regional and international advertisers.

  THE ODYSSEY NETWORK

  Overview

     We distribute the Odyssey Network in the United States to 27.4 million subscribers through more than 50 pay television distributors. The nine largest pay television distributors in the United States account for approximately 80% of all pay television subscribers. We have signed agreements with the AT&T, Time Warner and DirecTV distribution systems, the three largest distributors, and are seeking to increase our subscriber base by signing long-term distribution agreements with the other six pay television distributors. No individual pay television distributor accounted for more than 10% of our revenues or 15% of our subscribers for the year ended December 31, 1999 on a pro forma basis.


     Predecessors of the Odyssey Network operated under various names as a primarily religious network. Ratings were generally flat and the viewer demographics were skewed to viewers over the age of 55, which are not generally targeted as broadly by advertisers. Most advertising was in the form of infomercials. In 1998, we performed extensive market research on the potential of an enhanced Odyssey Network featuring family and values-based programming. We found that most of the existing family-based programming was designed primarily to appeal to children. We believe that this strategy limits the potential audience and revenue potential for several reasons. First, most adults do not want to watch children's programming, thus limiting its appeal to the largest group of potential viewers. Second, the children's market is already a mature market with significant competition. We believe that family programming that is targeted to adults yet is also appealing to children will encourage families to watch television together, resulting in larger audiences and viewer demographics more attractive to advertisers. In addition, based on a 1998 television viewers survey, we believe that viewers consider it important to have television that the whole family can watch together.


     Our research also indicated that the American family had changed significantly over the past twenty to thirty years and now consists of many variations of the traditional family, including extended families. Most existing family-based programming has been targeted at the traditional family. We believe that family-based programming targeted at this new American family, which we call "today's family," would significantly increase the market potential of the Odyssey Network. Other research supported this brand positioning.

     As a result, we began operating the Odyssey Network in November 1998 and relaunched the channel in April 1999 with a strategy to make it "the first network for today's family." This relaunch featured programming from the Hallmark Entertainment, Inc. and The Jim Henson Company libraries, which promotes family viewing and appeals to "today's family." We also added an additional programming feed which allowed us to provide primetime programming nationwide. This relaunch resulted in an immediate positive shift in audience demographics without the loss of ratings which typically occurs when a pay television network changes its target audience. According to A.C. Nielsen ratings, viewership among adults aged 18-49 increased more than 78%, while viewership among adults over 55 decreased by 30%, when comparing the third quarter of 1999 with the third quarter of 1998. During this same period, primetime viewership among women aged 25-54 ratings increased by more than 90%, daytime households delivered increased by 188%, and viewership among women ages 18-49 late night ratings increased by over 67%.

     We believe that the Odyssey Network is uniquely positioned to become a leading provider of family-oriented pay television programming and enjoys significant competitive advantages.

     Our access to the Hallmark Entertainment, Inc. and The Jim Henson Company libraries and their future output provides guaranteed access to high quality family programming that is consistent with our brand positioning. In addition, our association with these known and trusted brands:

     - provides our viewers with tangible evidence of our commitment to provide entertainment appropriate for the entire family;

     - significantly enhances our ability to attract advertising commitments from the largest advertisers. We were able to attract more than 40 of the largest 200 advertisers within eight months of our relaunch; and

     - provides a competitive advantage in negotiating long-term distribution agreements with pay television distributors.

     Our relationship with the National Interfaith Cable Coalition provides us with a unique advantage due to the National Interfaith Cable Coalition's national presence and affiliations with local community groups. These groups provide a grass-roots means of promoting the Odyssey Network to local pay television distributors through community events and these groups' relationships with local business and community leaders. National Interfaith Cable Coalition's programming is produced to be relevant to today's family, to inspire and to bring families together.

  Programming

     The Odyssey Network offers a range of high quality family and values-based programming including historical dramas, romances, literary classics, contemporary stories and animated series that is consistent with its programming theme to provide "magical, mystical, spiritual and always entertaining" programming. Our primary sources for programming on the Odyssey Network are Hallmark Entertainment, Inc., The Jim Henson Company and the National Interfaith Cable Coalition. We also license programming from third parties for exhibition on the Odyssey Network. Programming from Hallmark Entertainment, Inc. accounted for 17% of the Odyssey Network's programming in the fourth quarter of 1999, and programming from The Jim Henson Company accounted for 8% of the Odyssey Network's programming in the fourth quarter of 1999.

     Examples of programming from the Hallmark Entertainment, Inc. library include Gulliver's Travels and The Odyssey, as well as programming from "The Collection" from the Hallmark Hall of Fame library such as What the Deaf Man Heard. In addition to the Hallmark Entertainment, Inc. library of movies and miniseries, we license programming from the extensive and popular library of The Jim Henson Company, which includes award-winning theatrical and children's productions. Programs contained within The Jim Henson Company library have won more than 40 Emmy Awards and Peabody Awards. Examples of The Jim Henson Company programming include The Muppet Show, The Muppet Movie and Fraggle Rock. We also have the benefit of a selection of values-based programming, such as News Odyssey, and programming from the National Interfaith Cable Coalition, such as Today's Life Choices. Examples of third party programming shown on the Odyssey Network include the popular drama series Beauty and the Beast, Snowy River: The McGregor Saga, Avonlea and The Young Riders, and the hit comedy series Doogie Howser, M.D., Sister Kate and ALF.

     We also benefit from premiering and airing original movies, miniseries and series on the Odyssey Network. Hallmark Entertainment, Inc., The Jim Henson Company and the National Interfaith Cable Coalition each produce original programs that will premier, and sometimes air exclusively, on the Odyssey Network. For example, the Odyssey Network recently began featuring new episodes of the award-winning creative parenting series Donna's Day, produced by The Jim Henson Company, and new episodes of the inspiring Quiet Triumphs, hosted by Mary Alice Williams and produced by Odyssey Holdings. In addition, the Odyssey Network recently aired The Legend of Sleepy Hollow, produced exclusively for the Odyssey Network by Hallmark Entertainment, Inc. The Legend of Sleepy Hollow generated our highest-ever rating for a movie, with an overall rating of 1.0. This original movie also generated ratings as high as 3.6 in markets where we targeted our local marketing campaign.

     Our program agreements with a subsidiary of Hallmark Entertainment, Inc. and The Jim Henson Company typically provide for a one-time license fee for the right to exhibit a program in the United

States within a specified period of time. Generally, our program agreements with third parties are structured similarly.

  Distribution

     The nine largest pay television distributors account for approximately 80% of all United States pay television subscribers. The Odyssey Network is currently carried by more than 50 pay television distributors, including all nine of these pay television distributors. Our distribution growth strategy is to enter into new long-term distribution contracts with these nine pay television distributors. We have signed contracts with the AT&T, Time Warner and DirecTV distribution systems, the three largest distributors, and are currently in discussions with the other six pay television distributors. No individual pay television distributor accounted for more than 10% of our revenues or 15% of our subscribers for the year ended December 31, 1999 on a pro forma basis. We currently distribute the Odyssey Network to approximately 35% of all United States pay television subscribers.

     The following table shows the approximate number of pay television households and Odyssey Network subscribers for each of the nine largest pay television distributors, and all other pay television distributors as a group, in the United States.

                                                                                 ODYSSEY       ODYSSEY NETWORK
                                                              TOTAL PAY TV       NETWORK         % OF PAY TV
                                                              HOUSEHOLDS(1)   SUBSCRIBERS(1)     HOUSEHOLDS
                 PAY TELEVISION DISTRIBUTOR                          (IN THOUSANDS, EXCEPT PERCENTAGES)
Time Warner Cable...........................................     12,543            7,478            59.6%
AT&T Broadband and Internet Services........................     12,283            7,104            57.8
DirecTV.....................................................      8,079            1,524            18.9
Comcast.....................................................      5,831            1,489            25.5
Charter.....................................................      5,359            1,603            29.9
Cox.........................................................      5,156            1,841            35.7
Adelphia....................................................      4,685            1,034            22.1
MediaOne....................................................      4,647              731            15.7
Cablevision.................................................      3,445            1,184            34.4
All Others..................................................     17,166            3,366            19.6
                                                                 ------           ------
         Total..............................................     79,194           27,354            34.5%
                                                                 ======           ======            ====

------------------------------

(1) Source: Nielsen Media Research and Media Business Corp., December 1999.

  Sources of Revenues

     We currently derive substantially all of our revenues from subscriber fees and advertising sales. We charge our pay television distributors a monthly per subscriber fee for the right to broadcast the Odyssey Network. Generally, these distribution agreements last for six to ten years, and include annual increases of both subscribers and per subscriber fees. For the year ended December 31, 1999, revenues derived from subscriber fees for the Odyssey Network were approximately $7.8 million.

     As a result of the Odyssey Network's large and demographically favorable subscriber base we generate significant revenues from the sale of advertising time on the channel. We have also established an advertising infrastructure with sales offices in New York, Los Angeles and Chicago. In addition, we have also made significant investments in programming, research, marketing and promotions, all specifically designed to support the sale of advertising time on the Odyssey Network. In the year ended December 31, 1999, revenues from the sale of advertising time on the Odyssey Network were approximately $9.3 million.

  Sales and Marketing

     We focus our marketing efforts on subscribers, pay television distributors and advertisers. Odyssey Network's subscriber marketing efforts reflect Odyssey Network's brand positioning and target audience.

Our target audience is adults ages 18-54 with an emphasis on women, and children ages 2-11. We believe that Odyssey Network's unique blend of programming is designed to encourage family viewing, as it is designed to appeal to adults and to encourage children to view together with parents. We believe our marketing efforts will enable us to maintain and increase our subscriber and viewer levels while improving the demographic composition of our audience. We use traditional marketing campaigns consisting of print, billboard, radio and television advertising. In addition, subscribers can learn more about Odyssey Network's programming by logging on to our website, www.odysseychannel.com, where they can access our programming schedule, view programming clips and read synopses of our programming.

     When marketing the Odyssey Network to pay television distributors, we focus on the nine largest pay television distributors and on local cable operators. Our marketing efforts include advertising in trade publications and participating in industry trade shows, as well as direct mail and public relations campaigns. We often target local cable operators by earmarking a portion of our local advertising budget for cooperative marketing. Cooperative marketing, common in the entertainment industry, is typically structured to provide that each party contributes 50% of the total marketing expenditures. Our strategy is to enter into these arrangements for local marketing efforts which, absent these arrangements, we would have funded entirely on our own.

     When marketing the Odyssey Network to advertisers, we focus on media planners and buyers and on national and regional brands. We have already attracted more than 40 of the leading advertisers based on total advertising expenditures.

     Our primary marketing goals in the first year since our relaunch have been to build the Odyssey Network brand, increase awareness of the Odyssey Network, retain existing viewers, grow our distribution, build a solid base of blue-chip advertisers, and maintain and grow ratings. Our Odyssey Network marketing staff is working closely with the other Odyssey Network departments to help achieve all of these goals.

  KERMIT CHANNEL

     We and The Jim Henson Company each own 50% of the Kermit Channel. The Kermit Channel, which we operate primarily in India, features popular family and children's programming.

     We broadcast a range of family entertainment and children's programming on the Kermit Channel. A majority of that programming is provided pursuant to program agreements with a subsidiary of Hallmark Entertainment, Inc. and The Jim Henson Company. The Kermit Channel program agreements, typically provide for a one-time license fee for the right to exhibit a program on a country-by-country basis during three distinct 18-month periods. Examples of children's programming from The Jim Henson Company shown on the Kermit Channel include The Muppet Show, Muppets Tonight and Fraggle Rock. Examples of programming from Hallmark Entertainment, Inc. shown on the Kermit Channel include Gulliver's Travels and Moby Dick, and animated series such as Fat Albert, The Archies and She-Ra. We also license programming produced by third parties.

     Most of the revenues derived by the Kermit Channel are generated from subscriber fees. We distribute the Kermit Channel in generally the same manner as we distribute and market the Hallmark Entertainment Network in our Asia Pacific market.

CHANNEL OPERATIONS

  CHANNEL CREATION

     The programming departments at each of our channels are responsible for ensuring the consistent quality of the family programming we offer. The programming, scheduling and acquisitions departments work in conjunction with the creative services and traffic departments to create the distinctive appearance of our channels.

     The creation of our channels begins with the acquisition of programming. The acquisitions department licenses programming from Hallmark Entertainment, Inc., The Jim Henson Company, the National Interfaith Cable Coalition and other program suppliers. The acquisitions department's screening staff reviews and summarizes all potential programming to ensure compliance with our quality and content standards. The acquisitions department licenses programming based on the amount of new programming required on our channels as well as cost considerations.

     In most of our international markets, we customize the Hallmark Entertainment Network by dubbing or subtitling program elements into local languages. The decision to customize the channel into local languages is based on local market practices, viewer preferences and cost considerations. Language preparation is coordinated by our program operations department. Program language elements are typically shipped to the specific region to ensure that nuances in dialect of the particular language are captured. The elements are then returned to our Denver headquarters, where the language elements are combined with the other programming elements.

     The creative services department is responsible for all of the non-licensed programming (other than advertisements) on each channel. For example, the creative services department creates the promotional segments that are aired between the movies, miniseries and series. These promotional segments help to enhance each channel's brand. The creative services department at the Odyssey Network also develops scripts for the original programming produced for the Odyssey Network.

     The scheduling department creates the playlist which contains a list of daily programming. The scheduling department works with the creative services and marketing personnel to continuously monitor the programming mix. The playlist is then forwarded to the traffic department.

     The traffic department inserts promotional segments into the playlist and creates the daily log, which is the stream of programming that will ultimately be viewed by the subscriber. The daily log, together with digital tapes that contain the corresponding programming, are then forwarded to an origination and playback facility, which is operated by a third party. Digital tapes that contain the promotional segments are forwarded to the third party origination and playback facility separately.

  CHANNEL DELIVERY

     We deliver the daily log and digital tapes to the third party origination and playback facility for each market, where the programming and promotional segments are compressed into a single signal, and delivered to an uplink facility. The uplink facility then transmits the signal to the satellite transponder that covers the relevant geographic market, and the transponder reflects the signal back within its designated geographic area to head-end facilities operated by pay television distributors who receive and decode our signal and transmit our channel. Our origination, playback and uplink services are currently provided by third parties.

     We are building an advanced global network operating center at our Englewood, Colorado headquarters, which will have the ability to perform origination and playback services for the Hallmark Entertainment Network for up to 36 programming channels. The facility will enable us to:

     - efficiently expand distribution into new markets;

     - enhance on air quality and reliability;

     - insert regional and local advertising into programming; and

     - distribute programming in digital and other formats as required in the rapidly evolving broadband distribution environment.

We intend to consolidate origination and playback for most of our Hallmark Entertainment Network signals into our headquarters by mid-2001.

     The diagram below illustrates our channel delivery process.

                                    [Chart]

     [Diagram showing box that contains "origination and playback center", box that contains "Compression and encryption", satellites, box that contains "integrated receiver/decoder and television]

     The following chart summarizes, for each of our markets, the distribution platforms through which we deliver our channels, our primary pay television distributors, the various languages in which our channels are broadcast, and the uplink and satellites we currently use to deliver our channels.

                    PRIMARY          PRIMARY                        UPLINK
                  DISTRIBUTION       PAY TV                       PROVIDERS/
     MARKET        PLATFORMS      DISTRIBUTORS      LANGUAGES     LOCATIONS      SATELLITES
  Latin America   Cable         Direct TV          Spanish      Hero            NSS 806
                  DBS           Sky Latin America  Portuguese   Productions
                                Cablevision                     Miami, Florida

  Asia Pacific    Cable         Modi               Mandarin     WTCI            Apstar IIR
                  DBS           Rebar MSO          Arabic       Hong Kong
                                UBC MSO            Thai
                                                   Japanese                     JCSat-3
                                                   English

  Central Europe  Cable         United Pan-        Polish       Hero            Telstar 12
                  DBS           Europe             Hungarian    Productions
                                Communications     Croatian     Miami, Florida
                                                   Romanian

  Scandinavia/    Cable         Via Sat            Swedish      Hero            Telstar 12
  Benelux         DBS           Stjarn-TV          Dutch        Productions
                                                   Norwegian    Miami, Florida
                                                   Danish

  Italy           DBS           Telepiu            Italian      Telepiu         Hot Bird
                                                                Milan, Italy

  Spain           DBS           Via Digital        Castillian   Via Digital     Hispasat
                                                   Portuguese   Madrid, Spain

  Africa          DBS           Multichoice        English      Multichoice     PanAmSat 4
                                                                Johannesburg,
                                                                SAF

  Czech Republic  Cable         Kabel Plus         Czech        Kabel Plus      Kopernicus 2
                                Cable Association  Slovak       Prague, Czech

  Australia       Cable         Foxtel             English      Foxtel          Optus B3
                  DBS           Austar                          Sydney,
                                                                Australia

  Russia and      Cable         NTV                Russian      Hero            Telstar 12
  Middle East     DBS           Metromedia         Arabic       Productions
                                                                Miami, Florida

  United Kingdom  DBS           BSkyB              English      BSkyB           Telstar 12
                                                                London

  Israel          Cable         Tevel              English      Hero            Telstar 12
                                                                Productions
                                                                Miami, Florida

  United States   Cable         AT&T               English      AT&T            GE C-3
                                Time Warner                     Los Angeles,
                                Cable                           California

COMPETITION

     The pay television industry is highly competitive. Our channels compete for distribution, viewers and advertisers with other pay television channels, broadcast television channels and with other general forms of entertainment.

     There are several sources of competition within our industry, each of which affects our business strategy. Our channels compete with other family oriented programming from TNT, USA Network,

Discovery, A&E, Fox Family, Lifetime and other similarly targeted channels. We compete with these channels for carriage on cable and satellite systems that may have limited capacity. We also compete with these channels for viewers and advertising dollars based upon quality of programming, number of subscribers, ratings and subscriber demographics.

     Competition recently has intensified as the industry shifts from analog distribution to digital distribution. Many pay television distributors are in the process of upgrading their physical infrastructures to accommodate digital delivery, which will provide significantly more channel capacity. We believe that it will take several years for the majority of current subscribers to convert to, and begin paying for, upgraded services. In an effort to accelerate the conversion, pay television distributors are attempting to place channels on their digital tier as opposed to their limited, yet more widely distributed, analog tiers. As a result, the competition for the remaining widely distributed analog channel space is intense. However, as more and more subscribers are converted, the digital tier is expected to become the dominant platform.

EMPLOYEES

     We had 310 employees as of December 31, 1999. Neither we nor any of our subsidiaries are parties to collective bargaining agreements. We believe that our relations with our employees are good.

     Substantially all of our Hallmark Entertainment Network employees work at our headquarters in Englewood, Colorado. Substantially all of our Odyssey Network employees work at our offices in Studio City, California and New York, New York.

PROPERTIES

     A description of the location, use and approximate square footage of our principal offices and facilities, all of which are leased, is set forth below.

  HALLMARK ENTERTAINMENT NETWORK LOCATIONS

                                                              APPROXIMATE AREA
         LOCATION                          USE                 IN SQUARE FEET
6430 South Fiddlers          Executive and administrative          50,310
Green Circle,                offices
Englewood, Colorado

5670 Greenwood Plaza         Post production and editing            5,344
Englewood, Colorado          facilities

12700 Ventura Blvd.          Administrative offices                 3,183
Studio City, California

1325 Avenue of the Americas  Advertising sales and program          3,600
New York, New York           acquisition

95 Merrick Way               Sales and administrative office        2,179
Coral Gables, Florida

234 A Kings Road             Scheduling and sales                   5,786
London, England

     We intend to relocate our post-production and editing facilities from the 5670 Greenwood Plaza location to the network operations center located at 6430 South Fiddlers Green Circle, prior to July 2000.

  ODYSSEY NETWORK LOCATIONS

                                                              APPROXIMATE AREA
         LOCATION                          USE                 IN SQUARE FEET
12700 Ventura Blvd.          Executive and administrative          29,467
Studio City, California      offices and post production
                             and editing facilities
1177 Avenue of the Americas  Sales and administrative              15,000
New York, New York           offices

205 N. Michigan Ave.         Sales offices                          1,172
Chicago, Illinois

     The leases for these offices and facilities expire between July 2000 and August 2008. We believe our properties are sufficient for our foreseeable business needs.

LEGAL PROCEEDINGS

     We are not involved in any material pending legal proceedings.

REGULATION

     The provision of television channels in the markets in which we operate, including the United States, is regulated. The scope of regulation varies from country to country, although in many significant respects a similar approach is taken to the regulation of broadcasting across all of the markets in which we operate. For example, throughout most of our Western European markets broadcasting regulation has been formally harmonized to a substantial degree under the regulatory structure of the European Union. Typically, broadcasting regulation in each of the countries in which we operate requires that domestic broadcasters and platform providers secure broadcasting licenses from the domestic broadcasting authority. Additionally, most nations have broadcasting legislation and regulations which set minimum standards regarding program content, prescribe minimum standards for the content and scheduling of television advertisements and provide that a certain portion of programming carried by broadcasters be produced domestically and to some degree be sourced from domestic production companies who are independent of the broadcaster.

     The content regulations concerning programming generally prohibit pornographic, exploitative and gratuitously violent material and usually provide for heightened protection where children may form part of the audience. Many nations also specifically proscribe material which may cause offense or incite racial or religious hatred. The general scheme of regulations governing the content of television advertising focus on prohibiting fraudulent, misleading and subliminal advertising and require that advertising is readily distinguishable from normal programming. The promotion of illegal goods and services is universally prohibited and many nations also prohibit television advertising of tobacco products and restrict alcohol and prescription drug advertising. Generally, the responsibility for enforcing and monitoring compliance with broadcasting and advertising laws and regulations is vested in the domestic broadcasting licensing authorities.

     Within the European Union, broadcasters are required to secure a broadcasting license in those member states in which they are established. Under European Union law, broadcasters validly licensed in one member state may freely broadcast to or retransmit their programming in other member states. Outside of the European Union, broadcasters are generally required to secure a broadcasting license only if they physically broadcast programs from within the country concerned. Foreign licensed broadcasters who transmit their programming unaltered into another country from outside of that country, or whose programs are retransmitted unaltered by a domestic cable or satellite distributor, are generally not subject to local licensing requirements. Accordingly, foreign broadcasters are not directly subject to the broadcasting and advertising laws of foreign countries in which their programs are broadcast or retransmitted. However, in each of the countries in which we operate, local pay television distributors which retransmit foreign broadcasters' programming are required under local broadcasting laws to obtain a broadcasting license and hence are subject to local broadcasting and advertising laws. Consequently, local pay television distributors have a statutory duty to ensure that the programming and advertising they retransmit on behalf of foreign broadcasters conforms to the regulatory scheme under which each local platform provider is licensed. Our contracts with many of our local platform providers require that our programming comply with domestic broadcasting regulations.

     With the exceptions of the United Kingdom and the United States, we are a foreign broadcaster in every market in which we operate. We use our Englewood, Colorado facility in the United States to prepare programming tapes for rebroadcast in each of our foreign markets by local satellite and cable platform providers. However, each of these pay television distributors and consequently, in most cases, our programming carried on their systems, must adhere to the broadcasting and advertising regulations of each platform provider's licensing jurisdiction.

     Within the United States, program access rules applicable to channel providers with ownership ties to pay television distributors limit business combinations between these two types of companies that do not comply with these rules.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The individuals who will be our directors and executive officers immediately following this offering, as well as their ages and positions, are listed below.

                   NAME                     AGE                   POSITION(S)
Robert A. Halmi, Jr.*.....................   42    Chairman of the Board of Directors
David J. Evans*...........................   59    President, Chief Executive Officer and
                                                   Director
William J. Aliber*........................   38    Executive Vice President and Chief
                                                   Financial Officer
Russel H. Givens, Jr......................   53    Executive Vice President and Chief
                                                   Operating Officer
Andrew P. Brilliant.......................   53    Executive Vice President, Sales and
                                                   Marketing
Wilford V. Bane, Jr.......................   61    Director
Arnold L. Chavkin.........................   48    Director
Robert J. Druten*.........................   52    Director
William M. Haber..........................   57    Director
Donald J. Hall, Jr........................   44    Director
Irvine O. Hockaday, Jr.*..................   63    Director
David B. Koff.............................   41    Director
Peter A. Lund.............................   59    Director
John P. Mascotte..........................   60    Director

----------

* These individuals have been serving as our directors since December 1999 and will be our only directors prior to this offering.

     Each of our directors and executive officers can be reached c/o Crown Media Holdings, Inc., Suite 500, 6430 S. Fiddlers Green Circle, Englewood, Colorado 80111.

     Mr. Halmi has been the Chairman of the Board of Directors of Crown Media since April 1996. He has also been the President and Chief Executive Officer of Hallmark Entertainment, Inc. since April 1994. Mr. Halmi has been an executive producer of award-winning television programming, such as Lonesome Dove, which won several Emmy Awards, a Golden Globe Award and a Peabody Award. Prior to joining Hallmark Entertainment, Inc., he was with RHI Entertainment since its inception in 1989.

     Mr. Evans has been the President and Chief Executive Officer of Crown Media and the Non-Executive Chairman of the Governance Committee of Odyssey Holdings since March 1999, and a Director of Crown Media since July 1999. Prior to that, he was the President and Chief Executive Officer of Telecommunications International, Inc. from September 1997 until February 1999. From July 1996 until August 1997, Mr. Evans was the Executive Vice President of News Corp. and also the President and Chief Executive Officer of Sky Latin America. Prior to that, he was the President and Chief Operating Officer for Fox Television from August 1994 until June 1996.

     Mr. Aliber has been the Vice President and Chief Financial Officer of Crown Media since March 1997 and a Director of Crown Media since May 1998. He has also been the Vice President and Chief Financial Officer of Hallmark Entertainment, Inc. since June 1996. Prior to that, he was the Director of Corporate Finance for Hallmark Cards from January 1995 until June 1996. It is currently contemplated that, upon completion of this offering, Mr. Aliber will resign as Chief Financial Officer of Hallmark Entertainment, Inc. and resign as a director of us.

     Mr. Givens has been the Executive Vice President and Chief Operating Officer of Crown Media since July 1998. Prior to that, Mr. Givens served as the Vice President, European Cable/Telephony, for Media One, Intl. from October 1994 until July 1998.

     Mr. Brilliant has been the Executive Vice President, Sales and Marketing, of Crown Media since June 1998. Prior to that, he was the Senior Vice President, International, of Cable Network Services, Inc. from September 1996 until June 1998. From January 1980 until July 1996, Mr. Brilliant was the General Counsel and Executive Vice President, International, of ESPN, Inc.

     Mr. Bane has been a Representative on the Governance Committee of Odyssey Holdings since November 1998. He has also been the Associate General Secretary of United Methodist Communications, the communications agency for the United Methodist Church, since October 1990. Mr. Bane also serves as chair of VISN Management. He helped found and launch the Vision Interfaith Satellite Network, the predecessor of Odyssey Network, and served as the interim Chief Executive Officer for its first two years.

     Mr. Chavkin has been a Director of Crown Media since 1998 and a Representative on the Governance Committee of Odyssey Holdings since March 1999. He has also been a General Partner of Chase Capital Partners, a general partnership which invests in private equity opportunities with a significant concentration on the media and telecommunications industries, since April 1991. Prior to that, Mr. Chavkin was a member of Chemical Bank's merchant banking group and a generalist in its corporate finance group. He is a member of the board of directors of American Tower Corporation, Encore Acquisition Partners, Inc., R&B Falcon Corporation, SMG, Inc., TeleCorp PCS, Inc., Triton Cellular Partners, L.P., Triton PCS, Inc., U.S. Silica Company, Carrizo Oil & Gas, Inc. and Wireless One, Inc.

     Mr. Druten has been a Director of Crown Media since April 1996. He has also been the Vice President and Chief Financial Officer of Hallmark Cards since November 1994. Mr. Druten is the Trustee of Entertainment Properties Trust. He is also a member of the board of directors of Hallmark Entertainment, Inc. and Hallmark Cards Holdings Limited.

     Mr. Haber has been the President of OSTAR Enterprises, Inc., a theatrical holding company, since 1995. Mr. Haber co-founded the Creative Artist Agency in 1975. He is a member of the board of directors of Jim Henson Productions, Inc.

     Mr. Hall has been the Vice President, Strategy and Development, of Hallmark Cards since September 1999. He has also been the Vice Chairman of the board of directors of Hallmark Cards since 1996. Mr. Hall has served in a variety of positions for Hallmark Cards since 1971. Mr. Hall was the Vice President, Product Development, of Hallmark Cards from September 1997 until September 1999. Prior to that, he was the Vice President, Creative, from March 1995 until September 1997. Mr. Hall is a member of the board of directors of Hallmark Entertainment, Inc. and Business Men's Assurance Company of America.

     Mr. Hockaday has been a Director of Crown Media since April 1996. He has also been the President and Chief Executive Officer of Hallmark Cards since January 1986. Prior to joining Hallmark Cards in 1983, Mr. Hockaday served as President and Chief Executive Officer of Kansas City Southern Industries, Inc. from 1971 until 1983. He is a member of the board of directors of Hallmark Cards, Ford Motor Company, Dow Jones & Company, Inc., Sprint Corporation and UtiliCorp United, Inc. Mr. Hockaday is a trustee of the Hall Family Foundations, the Aspen Institute and Princeton University.

     Mr. Koff has been a Representative on the Governance Committee of Odyssey Holdings since November 1998. He has also been a Senior Vice President of Liberty Media since February 1998. Prior to that, Mr. Koff was the Vice President, Corporate Development, of Liberty Media from August 1994 until February 1998. He also served as the interim President and Chief Executive Officer of Liberty Digital, Inc. from May 1997 until January 1998. Mr. Koff has served as a member of the board of directors of Liberty Digital since May 1997.

     Mr. Lund has been a private investor and a media consultant since June 1997. He was the President and Chief Executive Officer of CBS, Inc. from October 1995 until June 1997. Prior to that, Mr. Lund served in a variety of positions with CBS since 1977. He is a member of the board of directors of dreamlife, inc. and Lycos, Inc.

     Mr. Mascotte has been the President and Chief Executive Officer of Blue Cross and Blue Shield of Kansas City, Inc. since July 1997. Prior to that, he was the Chairman of Johnson & Higgins of Missouri, Inc., a privately held insurance services and employee benefits consulting firm, from January 1996 until June 1997. Mr. Mascotte also served as a consultant to CNA Insurance from May 1995 until December 1995. From 1983 until May 1995, he was the Chairman and Chief Executive Officer of Continental Corporation, an insurance holding company. Mr. Mascotte is a member of the board of directors of American Home Products Corporation, Hallmark Cards, Hallmark Entertainment, Inc., Blue Cross and Blue Shield of Kansas City, Inc., Blue Cross and Blue Shield Association and Business Men's Assurance Company of America.

ODYSSEY HOLDINGS KEY PERSONNEL

     The key personnel of Odyssey Holdings, including their ages and positions, are listed below:

                   NAME                     AGE                  POSITION(S)
Margaret A. Loesch........................  53    President and Chief Executive Officer
Lana E. Corbi.............................  44    Chief Operating Officer
Susan A. G. Frank.........................  50    General Manager and Executive Vice
                                                  President

     Ms. Loesch has been the President and Chief Executive Officer of Odyssey Holdings since November 1998. She was the President of Jim Henson Television from February 1998 until November 1998. Ms. Loesch was not employed from December 1997 through January 1998. Prior to that, she was the Vice Chairman of Fox Kids Worldwide from May 1997 until November 1997. Ms. Loesch was the President and Chief Executive Officer of Fox Kids Networks Worldwide from March 1990 until May 1997.

     Ms. Corbi has been the Chief Operating Officer of Odyssey Holdings since April 1999. She was the President, Network Distribution, of Fox Broadcasting Company from May 1997 until April 1999. Prior to that, Ms. Corbi was the Executive Vice President, Network Distribution, of Fox Broadcasting Company from May 1996 until May 1997. She was the President and Chief Operating Officer of Blackstar, L.L.C. from September 1995 until May 1996. Prior to that, Ms. Corbi was Senior Vice President, Network Distribution, for Fox Broadcasting Company from October 1994 until September 1995.

     Ms. Frank has been the General Manager and Executive Vice President of Odyssey Holdings since February 1999. She was the Executive Vice President, Corporate Marketing Worldwide, for The Jim Henson Company from May 1998 until February 1999. Ms. Frank was a Consultant at The Jim Henson Company from February 1998 until May 1998. She was not employed from December 1997 through January 1998. Prior to that, Ms. Frank was Executive Vice President, Marketing and Promotions Worldwide, for Fox Kids Worldwide from October 1996 until November 1997. From April 1995 until October 1996, she was Senior Vice President at Hanna Barbera. Prior to that, Ms. Frank served in a variety of positions for McDonald's Corp. from March 1979 until April 1995.

BOARD OF DIRECTORS

     Our Board of Directors is currently comprised of five individuals, four of whom are directors or officers of Hallmark Entertainment, Inc. or its affiliates and one of whom is an employee of ours. Pursuant to a stockholders agreement, upon completion of the offering, we will have a Board of Directors comprised of 11 individuals, nominated as follows: six nominated by Hallmark Entertainment, Inc., one nominated by each of Liberty Media, the National Interfaith Cable Coalition and Chase Equity Associates and two independent directors nominated by the Board of Directors who will not be officers or employees of

Hallmark Entertainment, Inc., Liberty Media, the National Interfaith Cable Coalition or Chase Equity Associates.

     Under our by-laws, our directors are elected at the annual stockholders meeting upon the vote of a plurality of the voting power of shares of our outstanding common stock cast in the election. Our directors may be removed with or without cause upon the vote of holders of a majority of the voting power of shares of our outstanding common stock.

     Directors who are our employees will receive no compensation for their service as members of our Board of Directors or its committees. Directors who are not our employees will receive compensation and stock options under plans we describe below. We reimburse all directors for expenses incurred in connection with attendance at meetings. See "Management -- Compensation of Outside Directors."

COMMITTEES OF THE BOARD OF DIRECTORS

     Upon completion of this offering, our Board of Directors will establish an Audit Committee and a Compensation Committee. The functions of the Audit Committee will be to:

     - recommend annually to our Board of Directors the appointment of our independent auditors;

     - discuss and review in advance the scope and the fees of our annual audit and review the results thereof with our independent auditors;

     - review and approve non-audit services of our independent auditors;

     - review compliance with our existing major accounting and financial reporting policies;

     - review the adequacy of major accounting and financial reporting policies;

     - review our management's procedures and policies relating to the adequacy of our internal accounting controls and compliance with applicable laws relating to accounting practices;

     - review compliance with applicable Securities and Exchange Commission and Nasdaq rules regarding audit committees;

     - prepare a report for our annual proxy statement; and

     - comply with any additional requirements set forth in the Audit Committee's charter.

We anticipate the Audit Committee will consist solely of directors who are independent directors as defined under the rules of the National Association of Securities Dealers, Inc.

     The functions of the Compensation Committee will be to review and approve annual salaries, bonuses, and grants of stock options, if any, for all executive officers and key members of our management staff, and to review and approve the terms and conditions of all employee benefit plans or changes to these plans. We anticipate the Compensation Committee will consist of directors who are not our employees.

     In addition, our Board of Directors will form an Executive Committee, which will have the authority to exercise the powers of our Board of Directors, other than those reserved to the Audit Committee and the Compensation Committee or to our full Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As noted above, our Board of Directors does not currently have a Compensation Committee, but our Board of Directors anticipates establishing one as described above. Prior to this offering, our principals and senior management were directly involved in setting compensation for our executives.

EXECUTIVE COMPENSATION

     The following table sets forth the cash compensation paid to the Chief Executive Officer and the other four most highly compensated executive officers of Crown Media for the fiscal year ended December 31, 1999. Following the closing of the offering, we anticipate that the executive officers named below will be our executive officers, except as otherwise noted.

                           SUMMARY COMPENSATION TABLE

                                                           1999        1999      OTHER ANNUAL
NAME AND PRINCIPAL POSITION                             SALARY ($)   BONUS ($)   COMPENSATION
David J. Evans........................................   604,791          --            --
  President and Chief Executive Officer

Russel H. Givens, Jr. ................................   354,571      34,631            --
  Executive Vice President and Chief Operating Officer

Andrew P. Brilliant...................................   316,859      47,120            --
  Executive Vice President - Sales and Marketing

Jeffrey J. Johnson(1).................................   287,081(2)       --       130,476(3)
  Vice President, Marketing Director - Asia Pacific

Mark N. Grenside......................................   237,954      24,460            --
  Senior Vice President, Managing Director, Sales -
     Europe/ Middle East/Africa

------------------------------

(1) Mr. Johnson voluntarily terminated his employment with Crown Media effective February 24, 2000.

(2) 1999 salary includes 1998 compensation paid in 1999.

(3) Represents auto allowance, relocation expense, tax equalization and expatriate cost of living adjustment.

STOCK APPRECIATION RIGHT EXERCISES AND HOLDINGS

     The following tables provide information regarding grants and holdings of stock appreciation rights by Crown Media's Chief Executive Officer and its other four most highly compensated executive officers for the fiscal year ended December 31, 1999. We did not grant any options to, and no options were exercised by, any of the named executive officers in 1999. Upon completion of the offering, the SARs will be converted into stock options. See "-- Executive Employment Arrangements -- Share Appreciation Rights Plan."

                         SAR GRANTS IN LAST FISCAL YEAR

                                     PERCENT OF                                 POTENTIAL REALIZABLE
                                       TOTAL                                          VALUE AT
                                        SARS                                   ASSUMED ANNUAL RATES OF
                        NUMBER OF     GRANTED                                           STOCK
                        SECURITIES       TO                                    PRICE APPRECIATION FOR
                        UNDERLYING   EMPLOYEES     BASE                               SAR TERM
                           SARS      IN FISCAL    PRICE       EXPIRATION       -----------------------
NAME                    GRANTED(#)      YEAR      ($/SH)         DATE            5% ($)      10% ($)
David J. Evans........  2,000,000      66.67%      4.50    December 31, 2002   1,852,734    3,977,254
Russel H. Givens,
  Jr. ................    300,000      10.00%      4.50    December 31, 2002     277,910      596,588
Andrew P. Brilliant...    300,000      10.00%      4.50    December 31, 2002     277,910      596,588
Jeffrey J. Johnson....         --         --         --                   --          --           --
Mark N. Grenside......    100,000       3.33%      4.50    December 31, 2002      92,637      198,863

     No stock appreciation rights were exercised by any of the named executive officers in 1999.

     The following summary descriptions of employment agreements and compensation plans are qualified in their entirety by reference to those plans, copies of which we have filed as exhibits to the registration statement of which this prospectus is a part.

EXECUTIVE EMPLOYMENT ARRANGEMENTS

  EMPLOYMENT AGREEMENT WITH DAVID J. EVANS

     On March 1, 1999, Crown Media entered into an employment agreement with Mr. Evans that provides for his employment as its President and Chief Executive Officer. The term of this agreement is three years, but it may be extended by mutual consent. The agreement provides for an annual base salary of $675,000. Additionally, Mr. Evans will receive a performance bonus based on the growth in its net revenues from its fully or partially owned channels, for each twelve-month period beginning on March 1, 1999. If this net revenue growth during a twelve-month period is 20% or more, the performance bonus will be 50% of Mr. Evans' annual base salary. Crown Media will prorate the bonus if this net revenue growth is under 20%, and Mr. Evans will not receive a performance bonus if there is no net revenue growth. Crown Media guaranteed a performance bonus of $337,500 for the period ending on February 28, 2000, and it paid Mr. Evans that amount on March 1, 2000. Under the agreement, Crown Media may also pay an additional bonus as it determines in its discretion.

     The agreement provides that if Crown Media terminates Mr. Evans' employment other than for cause or disability, or if Mr. Evans resigns for good reason, then he will be entitled to a discounted lump sum cash payment equal to the amount of the base salary due through the end of the term of the agreement and, except for any annual bonus that is due to Mr. Evans under the agreement, Crown Media will have no further obligations under the agreement. However, if Crown Media terminates Mr. Evans' employment other than for cause within the 180-day period before the end of the term of the agreement, the discounted lump sum payment will be equal to the amount of the base salary for 180 days following the date of the termination.

     Under the employment agreement, Mr. Evans cannot compete with Crown Media, or solicit its employees, during the term of his employment. Additionally, for the one-year period following his termination of employment for any reason, Mr. Evans may not solicit any person who is working for Crown Media as an officer, policymaker or who is involved in high-level creative development or distribution.

  EMPLOYMENT AGREEMENT WITH RUSSEL H. GIVENS, JR.

     Crown Media entered into an employment agreement on July 27, 1998 with Mr. Givens that provides for his employment as its Executive Vice President, Chief Operating Officer, and Crown Media amended the agreement on July 1, 1999. The agreement expires on June 30, 2002, but it may be extended by mutual consent. The agreement provides for an annual base salary of $387,500 and for minimum annual increases of the base salary that are the greater of: (1) 7% and (2) the annual increase in the Consumer Price Index. Additionally, the agreement provides for annual bonuses that Crown Media determines. The minimum guaranteed bonus for the 1999 year is 30% of the base salary and the minimum guaranteed bonus for each year during the remainder of the term of the agreement is 20% of the base salary.

     The agreement provides that if Crown Media terminates Mr. Givens' employment other than for cause or disability, then he will be entitled to a discounted lump sum cash payment equal to the sum of the base salary due through the later of 180 days from the date of termination and the end of the term of the agreement and, except for any pro-rated annual bonus that is due to Mr. Givens under the agreement, Crown Media will have no further obligations under the agreement.

     Under the employment agreement, Mr. Givens cannot compete with Crown Media, or solicit its employees, during the term of his employment. Additionally, for the one-year period following his termination of employment for any reason, Mr. Givens may not solicit any person who is working for Crown Media as an officer, policymaker or who is involved in high-level creative development or distribution.

  EMPLOYMENT AGREEMENT WITH ANDREW P. BRILLIANT

     Crown Media entered into an employment agreement on June 23, 1998 with Mr. Brilliant that provides for his employment as its Executive Vice President, Sales and Marketing, and Crown Media amended the agreement on July 1, 1999. The agreement expires on June 30, 2002, but it may be extended by mutual consent. During the term of the employment agreement, Mr. Brilliant's annual base salary is $350,000, and he will be entitled to minimum annual increases of the base salary that are the greater of: (1) 7% and (2) the annual increase in the Consumer Price Index. Additionally, the agreement provides for annual bonuses that Crown Media determines. The minimum guaranteed bonus for the 1999 year is 30% of the base salary and the minimum guaranteed annual bonus for each year during the remainder of the term of the agreement is 20% of the annual base salary.

     The agreement provides that if Crown Media terminates Mr. Brilliant's employment other than for cause, then he will be entitled to a discounted lump sum cash payment equal to the sum of the base salary due through the later of 180 days from the date of termination and the end of the term of the agreement and reasonable relocation expenses to move back to New York and, except for any pro-rated annual bonus that is due to Mr. Brilliant under the agreement, Crown Media will have no further obligations under the agreement.

     Under the employment agreement, Mr. Brilliant cannot compete with Crown Media, or solicit its employees, during the term of his employment. Additionally, for the one-year period following his termination of employment for any reason, Mr. Brilliant may not solicit any person who is working for Crown Media as an officer, policymaker or who is involved in high-level creative development or distribution.

  EMPLOYMENT AGREEMENT WITH JEFFREY J. JOHNSON

     Crown Media entered into an employment agreement on November 28, 1998 with Mr. Johnson that provides for his employment as its Vice President and Managing Director -- HEN Asia Pacific. The agreement was scheduled to expire on November 30, 2002. Mr. Johnson voluntarily terminated his employment with Crown Media effective February 24, 2000. The agreement provides for an annual base salary of $200,000 and for annual increases of the base salary and annual bonuses at Crown Media's discretion. During the employment period, Mr. Johnson was entitled to receive tax assistance, tax equalization and cost of living adjustments not to exceed $110,000 per year.

     Under the employment agreement, Mr. Johnson cannot compete with Crown Media, or solicit its employees, during the term of his employment. For the one-year period following his termination of employment for any reason, Mr. Johnson may not solicit any person who is working for Crown Media as an officer, policymaker or who is involved in high-level creative development or distribution.

  EMPLOYMENT AGREEMENT WITH MARK N. GRENSIDE

     Hallmark Entertainment Networks (UK) Limited, a subsidiary of Crown Media, signed an employment agreement on January 1, 1999 with Mr. Grenside that provides for his employment as its Senior Vice President, Managing Director Sales-Europe/Middle East/Africa. The agreement expires on December 31, 2000, but it may be extended by mutual consent. The agreement provides for an annual base salary of $250,000 which may be increased at its discretion. Additionally, the agreement also provides for annual bonuses of up to 30% of Mr. Grenside's base salary. Under the agreement, 17.5% of the bonus is

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based on the performance of Crown Media, 7.5% of the bonus is based on Mr.
Grenside's achievement of personal objectives and 5% of the bonus is based on Mr. Grenside's achievement of specified tasks.

     The agreement provides that if Hallmark Entertainment Networks (UK) terminates Mr. Grenside's employment other than for cause, then he will be entitled to a lump sum cash payment equal to the sum of the base salary payments due through the end of the term of the agreement and, except for any pro-rated annual bonus that is due to Mr. Grenside under the agreement, Hallmark Entertainment Networks (UK) will have no further obligations under the agreement.

     Under the employment agreement, Mr. Grenside cannot compete with Crown Media, or solicit its employees, during the term of his employment. For the one-year period following his termination of employment for any reason, Mr. Grenside may not solicit any person who is working for Crown Media as an officer, policymaker or who is involved in high-level creative development or distribution.

  SEPARATION AGREEMENT WITH GEORGE STEIN

     Crown Media entered into a separation agreement with George Stein, its former Chief Executive Officer, on January 28, 1999. Under this agreement, it is obligated to pay Mr. Stein the following amounts:

     - $2.0 million within 15 business days after January 31, 2000 (which it paid to Mr. Stein on January 18, 2000), and $1.0 million within 15 business days after each of January 31, 2001 and January 31, 2002, and

     - an additional payment of (1) $2.0 million if Crown Media completes an initial public offering before January 31, 2001, (2) $1.0 million if an initial public offering is completed between January 31, 2001 and January 31, 2002 or (3) no additional payment if Crown Media does not complete an initial public offering by January 31, 2002.

     Mr. Stein may not solicit any of its employees before January 31, 2001, and if he solicits any of its employees before this date, he will forfeit $250,000 of the above payments.

  SHARE APPRECIATION RIGHTS PLAN

     Crown Media established a Share Appreciation Rights Plan in 1999, under which ten of its officers were granted the following numbers of phantom share appreciation rights, also referred to as SARs: David J. Evans -- 2.0 million SARs; Russel H. Givens, Jr. -- 300,000 SARs; Andrew P. Brilliant -- 300,000 SARs; Jeffrey J. Johnson -- 0 SARs; Mark N. Grenside -- 100,000 SARs; and other officers -- 300,000 SARs in the aggregate. Each SAR represents the right to a cash payment equal to a percentage of the increase in the value of Crown Media following the grant date of the SAR and is exercisable in 36 equal monthly installments.

     Upon the completion of this offering, each officer's outstanding SARs will be converted into stock options to acquire shares of our Class A common stock under our Amended and Restated 2000 Long Term Incentive Plan, which is described below. Each holder of an SAR will receive stock options with respect to that number of shares of our Class A common stock equal to the product of (1) the percentage of total SARs held by the holder, times (2) the product of (A) 3%, times (B) the number of shares of our common stock owned by Hallmark Entertainment, Inc. and Chase Equity Associates, in each case immediately after this offering. The shares of our Class A common stock subject to the stock options to be granted to Crown Media's Chief Executive Officer, its other four most highly compensated executive officers and the other officers as a group upon cancellation of all their SARs, are as follows: Mr. Evans, 690,141; Mr. Givens, 103,521; Mr. Brilliant, 103,521; Mr. Johnson, 0; Mr. Grenside, 34,507; and the other officers as a group, 103,521.

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     The exercise price per share of Class A common stock subject to the stock options will be $8.00. Each officer's stock option will retain the original vesting provisions of the SARs. Following completion of this offering, the other terms of these stock options will be generally the same as the terms of stock options granted under any Amended and Restated 2000 Long Term Incentive Plan. The stock options will generally expire on January 1, 2009. No awards will be granted under this plan following this offering.

  THE AMENDED AND RESTATED 2000 LONG TERM INCENTIVE PLAN

     We have adopted and approved our Amended and Restated 2000 Long Term Incentive Plan. This plan is designed to promote our success and enhance our value by linking the interests of our officers, employees and directors to those of our stockholders and by providing participants with an incentive for outstanding performance. This plan is further intended to provide flexibility in its ability to motivate, attract and retain employees upon whose judgement, interest and special efforts our business is largely dependent. Our officers, employees and directors, including non-employee directors, and officers, employees and directors of our subsidiaries and affiliates, are eligible to participate in this plan. This plan is intended to remain in effect until 2010. The description below summarizes the material terms of this plan.

  General

     The 2000 plan will be administered by our Compensation Committee of our Board of Directors, or another committee designated by our Board of Directors, and will provide for the grant to officers and employees of non-qualified and incentive stock options and other types of equity-based and cash-based awards. The only awards that we will grant to non-employee directors will be stock options and deferred stock units with respect to the number of shares of Class A common stock determined by the Board of Directors.

     The 2000 plan provides that the maximum number of shares of Class A common stock available for issuance under the 2000 plan is 10 million. No more than one million of these shares may be used for grants of restricted stock. The maximum number of shares that may be issued under incentive stock options will not exceed five million.

     The term of options granted under the 2000 plan may not exceed 10 years. Unless otherwise determined by our Compensation Committee, any options granted to an employee or consultant after the date of this offering will vest ratably on each of the first five anniversaries after the grant date and options granted to a non-employee director will vest on the first anniversary of the grant date.

     The option exercise price per share will be determined by our Compensation Committee in accordance with the 2000 plan. A participant exercising an option may pay the exercise price in cash. If approved by our Compensation Committee, a participant may pay the exercise price with previously acquired shares of Class A common stock that the participant has either purchased on the open market or held for six months or longer, or in a combination of cash and stock. Our Compensation Committee, in its discretion, may allow the broker-assisted cashless exercise of options.

     Options are generally nontransferable other than by will or the laws of descent and distribution. At the discretion of our Compensation Committee, options may be transferable by a written beneficiary designation or, in the case of a non-qualified option, by a gift to members of the holder's immediate family. The gift may be made directly or indirectly or by means of a trust or partnership or limited liability company and, during the participant's lifetime, may be exercised only by the participant, any such permitted transferee or a guardian, legal representative or beneficiary.


     At the time of this offering, we expect to grant stock options to acquire 1,399,500 shares of Class A common stock under the 2000 plan at an exercise price equal to the initial public offering price.


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  Other Awards

     A stock appreciation right, or SAR, permits a participant to receive cash or shares of Class A common stock, or a combination thereof, as determined by our Board of Directors or our Compensation Committee. We may grant freestanding SARs or SARs in connection with options. The amount of cash or the value of the shares is equal to the excess of the fair market value of a share of Class A common stock on the date of exercise over the SAR exercise price, multiplied by the number of shares with respect to which the SAR is exercised. Restricted stock may be granted subject to performance or service-based goals upon which restrictions will lapse. Performance units may be granted subject to performance goals and/or service-based restrictions, and will be payable in cash or shares of Class A common stock or a combination as determined by our Board of Directors or our Compensation Committee. We may also grant other awards of Class A common stock and other stock-based awards, including dividend equivalents. Additionally, a non-employee director may defer all or a portion of his or her fees into a deferred share account which will also accrue additional shares to reflect dividends that would have been paid on the shares credited to the share account.

     Additionally, any non-employee directors will receive a number of shares of Class A Common Stock equal to the number of shares in the non-employee director's share account, plus cash for fractional shares.

  Change in Control

     In the event of a change in control, any option or SAR that is not then exercisable or vested shall become exercisable and vested and restrictions on restricted stock will lapse and performance units will be deemed earned at targeted performance levels and will be paid on a pro rata basis for the portion of the related performance period that has elapsed as of the date of the change in control. Change in control generally means:

     - the acquisition of at least 20% of the outstanding common stock or voting power unless, after the acquisition, Hallmark Entertainment, Inc. owns, directly or indirectly, at least 50% of our outstanding voting power;

     - a change in the majority of the members of the Board of Directors, unless approved by the incumbent directors;

     - the completion of a merger, reorganization, consolidation or sale of assets involving Crown Media Holdings in which our stockholders do not retain more than 50% of the voting power of the resulting entity, or pursuant to which certain other events constituting a change in control occur; and

     - approval by our stockholders or a liquidation or dissolution.

  Amendments

     Our Board of Directors may at any time amend or terminate the 2000 plan and may amend the terms of any outstanding option or other award, except that no termination or amendment may impair the rights of the participants as they relate to outstanding options or awards. However, no such amendment to the 2000 plan will be made without the approval of our stockholders to the extent such approval is required by law or stock exchange rule.

  U.S. Federal Income Tax Consequences of Stock Options

     The grant of an option will create no tax consequences for the participant or us. Upon exercising an option, other than an incentive stock option, the participant will generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise, and we generally will be entitled to a tax deduction in the same amount. A participant generally will not recognize taxable income upon exercising an incentive stock option, and we will not be entitled to
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any tax deduction with respect to an incentive stock option if the participant holds the shares for the applicable periods specified in the Internal Revenue Code.

COMPENSATION OF OUTSIDE DIRECTORS

     Each of our non-employee directors who are not employees of Hallmark Cards or its subsidiaries will receive a single annual retainer fee of $28,000 for serving on our Board of Directors and an additional meeting fee of $1,000 per meeting for each extraordinary meeting or meeting in excess of the number of regularly-scheduled meetings. All directors will receive reimbursement of expenses incurred in connection with participation in Board of Directors meetings.

     On the day of the pricing of this offering, each non-employee director who is not an employee of Hallmark Cards or its subsidiaries will be granted options for 7,800 shares of Class A common stock under our 2000 Long Term Incentive Plan exercisable at the initial public offering price. Following the offering, each new non-employee director will receive an initial grant of an option, at an exercise price equal to the fair market value of such shares at the date of grant, for a number of shares of Class A common stock with an aggregate fair market value of $120,000, upon being elected or appointed to our Board of Directors and, after each annual meeting of stockholders, each continuing non-employee director will be granted options, at an exercise price equal to the fair market value of the Class A common stock on the date of grant, for a number of shares of Class A common stock with a fair market value of $40,000.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     As permitted by applicable Delaware law, we have included in our certificate of incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, our by-laws provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of ours in which indemnification would be required or permitted. We believe that these indemnification provisions are necessary to attract and retain qualified persons as directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be granted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

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                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following summary descriptions of agreements to which we are a party are qualified in their entirety by reference to the agreement to which each summary description relates, each of which we have filed as an exhibit to the registration statement of which this prospectus is a part.

PROGRAM AGREEMENTS

  HALLMARK PROGRAM AGREEMENTS

     Crown Media. Crown Media licenses programming from Hallmark Entertainment Distribution, a subsidiary of Hallmark Entertainment, Inc. for distribution on a country-by-country basis outside the United States and Canada. Under a program agreement dated as of July 1, 1999, we are required to license from Hallmark Entertainment Distribution and it is required to license to us substantially all of the television motion pictures and miniseries it owns or controls during the term of the agreement, which ends on December 31, 2004. The program agreement is renewable at Hallmark Entertainment Distribution's option for an additional period beginning on January 1, 2005 and ending on December 31, 2009. Hallmark Entertainment Distribution has agreed to renew the program agreement unless we are in default under the program agreement or any other agreement we have with Hallmark Entertainment Distribution.

     Hallmark Entertainment Distribution has existing contractual relationships with distributors that preclude us from obtaining programming under the program agreement in several territories in which we do not currently operate, the most significant of which is Germany. Hallmark Entertainment Distribution is expressly permitted to renew indefinitely its contracts with distributors in Germany, Italy and Spain and may renew contracts with other distributors to the extent the existing contracts afford the distributor renewal rights.

     We have the right to distribute the programming we license under the program agreement through cable and DTH systems. However, we do not license programming for distribution on a pay-per-view basis. In addition, we and Hallmark Entertainment Distribution have agreed to negotiate in good faith on a product-by-product basis for pay television license rights to programming not covered under the program agreement, including documentaries, series and specials.

     Under the program agreement we generally license each movie or miniseries for a minimum of three time periods of 18 months or 12 months, with each 18- or 12-month period separated by a period of one to three years depending on whether Hallmark Entertainment Distribution licenses the programming to a third party during the interim periods. The first 18- or 12-month time period begins on the later of the date specified in the program agreement or the date we launch in a country. The number of times we can telecast a movie or miniseries is determined by viewer preferences and industry practices on a country-by-country basis.

     We pay license fees to Hallmark Entertainment Distribution on a country-by-country, program-by-program basis for each of the three time periods for which we license programming. The fees generally increase 5% per year and are payable in four equal installments for the first time period and in six equal installments for subsequent time periods. During the year ended December 31, 1999, we paid Hallmark Entertainment Distribution $6.8 million in fees under the program agreement. As of December 31, 1999, we had $34.6 in accrued and unpaid fees, $30.0 million of which we expect to pay with a portion of the proceeds we receive from this offering.

     Odyssey Holdings. Odyssey Holdings licenses programming from Hallmark Entertainment Distribution under a program agreement, dated as of November 13, 1998, for distribution within the United States. Under the program agreement, Odyssey Holdings generally licenses made-for-television movies and miniseries owned or controlled by Hallmark Entertainment Distribution, as well as all programming produced by or on behalf of Hallmark Entertainment Distribution for Odyssey Holdings. The agreement

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has a term of five years, and is automatically renewable for additional three-year periods subject to rate adjustments, so long as Hallmark Entertainment, Inc. or its affiliates own 10% or more of Odyssey Holdings. In the event that Hallmark Entertainment, Inc. owns less than 10% of Odyssey Holdings, the remaining term of the program agreement will be two years from the date of that event.

     Odyssey Holdings has the right to telecast the programming it licenses under the program agreement through all forms of television, except on a pay-per-view basis. Under the program agreement, we generally license each movie or miniseries for a period of five years and have the right to telecast the movie or miniseries 30 times during that period. Odyssey Holdings and Hallmark Entertainment Distribution have agreed to negotiate in good faith on a product-by-product basis for pay television license rights to programming not covered under the program agreement, including documentaries and specials. In addition, under the program agreement, Odyssey Holdings has the right to order, and Hallmark Entertainment Distribution is required to produce, four two-hour movies and one series during the term of the program agreement.

     Odyssey Holdings pays license fees to Hallmark Entertainment Distribution in equal annual installments over the five-year period that it telecasts the movie or miniseries. The fees generally increase 5% per year. During the year ended December 31, 1999, Odyssey Holdings paid Hallmark Entertainment Distribution $4.4 million in fees under the program agreement. As of December 31, 1999, Odyssey Holdings had $47.2 million in accrued and unpaid program license fees under the program agreement.

     H&H Programming - Asia. H&H Programming - Asia, which owns the Kermit Channel, licenses programming from Hallmark Entertainment Distribution under a program agreement dated as of May 12, 1998. Under the program agreement, H&H Programming - Asia licenses specified made-for-television movies, miniseries and series owned or controlled by Hallmark Entertainment Distribution for distribution within certain countries in Asia, including India, during three time periods of 18 months. Each 18-month period is generally separated by a period of one to two years depending on whether Hallmark Entertainment Distribution licenses the programming to a third party during the interim periods. The first 18-month time period begins on the date specified in the program agreement. The program agreement ends when the last of 18-month time period ends. H&H Programming - Asia also has a right of first negotiation in connection with programming not covered by the program agreement in the countries covered by the agreement, except for to prior agreements.

     H&H Programming - Asia pays license fees to Hallmark Entertainment Distribution on a program-by-program basis for each of the three time periods for which it licenses programming. The fees generally increase 5% per year and are payable in six equal installments. During the year ended December 31, 1999, H&H Programming - Asia paid Hallmark Entertainment Distribution $800,000 in fees under the program agreement. As of December 31, 1999, H&H Programming - Asia had $1.2 million in accrued and unpaid fees under the program agreement.

  NATIONAL INTERFAITH CABLE COALITION PROGRAM AGREEMENT

     Odyssey Holdings licenses programming owned or controlled by the National Interfaith Cable Coalition, under a program agreement dated as of November 13, 1998, for distribution within the United States. The National Interfaith Cable Coalition is obligated to furnish a minimum of 200 hours of programming each year under the programming agreement. The agreement terminates upon termination of the Odyssey Holdings amended and restated company agreement discussed below.

     Under the program agreement, Odyssey Holdings has agreed to pay any required residual or step-up payments if it telecasts any over-the-air programming. In addition, Odyssey Holdings pays the National Interfaith Cable Coalition fees under the Odyssey Holdings amended and restated company agreement to be used solely for programming related purposes. See "-- Odyssey Holdings Amended and Restated Company Agreement."
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ODYSSEY HOLDINGS AMENDED AND RESTATED COMPANY AGREEMENT

     In connection with our investment in Odyssey Holdings on November 13, 1998, our wholly owned subsidiary, HEN Domestic Holdings, Inc., and Vision Group, VISN Management and Henson Cable Networks, Inc. signed an amended and restated company agreement governing the operation of Odyssey Holdings.

     VISN Management, a subsidiary of the National Interfaith Cable Coalition, owns a $25.0 million preferred interest in Odyssey Holdings. Under the amended and restated company agreement, the members agreed that if during any year ending after January 1, 2005 and prior to December 31, 2009, Odyssey Holdings has net profits in excess of $10.0 million, and the preferred interest has not been redeemed, Odyssey Holdings will redeem the preferred interest in an amount equal to the lesser of:

     - such excess;

     - $5.0 million; or

     - the amount equal to the preferred liquidation preference on the date of redemption.

The members also agreed that Odyssey Holdings will redeem the preferred interest at the preferred interest liquidation preference on the date of redemption of December 31, 2010.

     Under the amended and restated company agreement, Odyssey Holdings will pay to the National Interfaith Cable Coalition annually in equal quarterly installments an amount equal to $3.5 million and, so long as VISN Management owns the preferred interest, $1.5 million multiplied by the quotient of the preferred liquidation preference divided by $25.0 million. The $3.5 million portion of the fees described above is increased annually based on the Consumer Price Index. The National Interfaith Cable Coalition is required to use these payments solely for programming related activities.

     In addition, Odyssey Holdings must broadcast a minimum of 30 hours of programming from the National Interfaith Cable Coalition and an additional 10 hours of values-based programming.

     Under the amended and restated company agreement, we may not transfer our interests in Odyssey Holdings until the fifth anniversary of the agreement, except to one of our affiliates or to another member or one of its affiliates. In addition, any transaction between us or any of our affiliates and Odyssey Holdings must be approved by the Odyssey Holdings governance committee.

     Following the completion of the reorganization, we will own 77.5% of Odyssey Holdings and The Jim Henson Company will own the remaining 22.5%.

HALLMARK ADVERTISING

     Hallmark Cards made a $2.5 million advertising commitment to Odyssey Holdings covering a one-year period from the fourth quarter of 1999 through the third quarter of 2000. As of December 31, 1999, Hallmark Cards had purchased $375,000 of advertising time on the Odyssey Network.

HALLMARK DEMAND NOTES

     On November 19, 1999, Crown Media entered into an agreement with HC Crown Corporation, an affiliate of Hallmark Cards, under which HC Crown agreed to lend Crown Media up to $20.0 million. Amounts borrowed under this agreement bear interest at 130% of the applicable federal rate, as set forth in the Internal Revenue Code, and are payable on demand. The aggregate balance outstanding as of December 31, 1999 was $12.7 million, including accrued interest. This agreement can be terminated by either party at any time.

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     On February 23, 2000, Crown Media entered into another agreement with HC
Crown under which HC Crown agreed to lend Crown Media up to an additional $10.0 million, on terms similar to the November 19, 1999 agreement.

REAL PROPERTY LEASES

     In connection with our lease of office facilities at 6430 S. Fiddlers Green Circle, Englewood, Colorado, Hallmark Entertainment, Inc. signed a guaranty of lease obligations on June 1, 1998. Under the guaranty, Hallmark Entertainment, Inc. agreed to guarantee full and timely performance of all of our obligations during our lease term. The lease is for 50,310 square feet and has a term of 10 years that ends in August 2008. The lease provides for a rate of $22.64 per square foot during the first year of the lease and increases annually to $26.06 per square foot in 2008.


     We sublease office space and our post production and editing facilities at 5670 Greenwood Plaza, Englewood, Colorado from Hallmark Entertainment, Inc. Under three separate leases, we paid a total of approximately $210,000 for the year ended December 31, 1999, on the same terms as the underlying lease. We do not intend to renew the leases which expire on July 31, 2000. We expect to relocate our operations from these facilities to our facilities at 6430 S. Fiddlers Green Circle prior to the end of the leases.


CONTRIBUTION AGREEMENT

     In connection with the reorganization referred to below, we entered into a contribution agreement with Hallmark Entertainment, Inc., Crown Media, Liberty Media, Vision Group, VISN Management, the National Interfaith Cable Coalition and Chase Equity Associates, under which some of the parties will contribute equity interests in various legal entities to us in exchange for our equity interests. Specifically, the following exchanges, which we refer to as the reorganization, will occur if the conditions to the contribution agreement are satisfied:

     - Hallmark Entertainment, Inc. will transfer to us its interests in Crown Media in exchange for shares of our Class B common stock representing approximately 61% of our common stock outstanding before the completion of this offering;

     - Chase Equity Associates will transfer to us its interests in Crown Media in exchange for shares of our Class A common stock representing approximately 8% of our common stock outstanding before the completion of this offering;

     - Liberty Media will transfer to us its interests in Vision Group in exchange for shares of our Class A common stock representing approximately 18% of our common stock outstanding before the completion of this offering; and

     - National Interfaith Cable Coalition will transfer to us its common interests in Odyssey Holdings in exchange for shares of our Class A common stock representing approximately 13% of our common stock outstanding before the completion of this offering.

     Under the contribution agreement, the parties agree that, during the period from the date of the contribution agreement until the completion of the reorganization, they will comply with certain covenants, including those in connection with the conduct of our business, and the signing of a stockholders agreement and a tax sharing agreement prior to the completion of the reorganization.

     The respective obligations of the parties to complete the reorganization are subject to the satisfaction of several conditions, including that this offering must be completed simultaneously with the completion of the reorganization and that each of the parties to the stockholders agreement must have executed and delivered that agreement.

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     Under the contribution agreement, we have agreed to indemnify the other parties and certain of their affiliates, other than Hallmark Entertainment, Inc., against any liabilities resulting from any untrue statement of a material fact made in this prospectus, or any omission of a material fact from this prospectus, required to make the statements made in this prospectus, in light of the circumstances under which they were made, not misleading, during the period of the applicable statute of limitations. In addition, the parties to the contribution agreement have agreed to indemnify other parties and certain of their affiliates against liabilities resulting from the breach or inaccuracy of representations made by them regarding corporate existence, power and authority to sign the contribution agreement, capitalization and the retention of brokers. Hallmark Entertainment, Inc. has agreed to indemnify us against consolidated, combined or unitary income taxes of Crown Media for the period prior to the completion of the reorganization, and Liberty Media has agreed to indemnify us against all taxes of Vision Group for the period prior to the completion of the reorganization. If we or Crown Media actually realize a tax benefit as the result of an adjustment of a tax for which Hallmark Entertainment, Inc. or Liberty Media is required to indemnify us, we are required under the contribution agreement to pay Hallmark Entertainment, Inc. or Liberty Media, as applicable, the amount of such tax benefit.

     We have agreed to reimburse each of the other parties to the contribution agreement for reasonable costs and expenses related to the contribution agreement, up to $150,000 for parties other than Hallmark Entertainment, Inc., and up to $2.0 million for Hallmark Entertainment, Inc.

STOCKHOLDERS AGREEMENT AND REGISTRATION RIGHTS

  GENERAL

     In connection with the reorganization, we will enter into a stockholders agreement with Hallmark Entertainment, Inc., Liberty Media, VISN Management and Chase Equity Associates. The stockholders agreement will provide that our Board of Directors will consist of not less than 11 directors, with six nominated by Hallmark Entertainment, Inc., one nominated by each of Liberty Media, VISN Management and Chase Equity Associates and two independent directors who will not be officers or employees of any of the parties or their affiliates nominated by the Board of Directors. The rights of the parties to nominate a director will terminate on the later of (1) such party owning less than 5% of our common stock then outstanding or (2) such party ceasing to own at least 75% of our common stock such party owns immediately following the completion of the reorganization.

     The stockholders agreement will also provide that we will not enter into any material transactions, except for specified transactions, with any of the other parties or their affiliates involving an aggregate value of (1) $35.0 million or less, unless such transactions are approved by a majority of our independent directors and (2) more than $35.0 million, unless such transactions are approved by a majority of the members of our Board of Directors not nominated by the interested party.

     The other parties to the stockholders agreement will agree not to transfer any shares of our common stock until after 180 days from the completion of this offering. They will also agree not to transfer more than 25% of our common stock owned by them immediately following the reorganization until after the second anniversary of the stockholders agreement, except to their affiliates, another party to the stockholder agreement or their affiliates, to their executives under a stock-based compensation package, or in a transaction involving a merger, consolidation or business combination with, or sale of all of our common stock to, a third party that is not affiliated with us.

     In addition, the stockholders agreement will provide that, in the event Hallmark Entertainment, Inc. proposes to transfer 20% or more of our outstanding common stock to an unaffiliated third party, each other party to the stockholders agreement will have the right to participate on the same terms in that transaction with respect to a proportionate number of such other party's shares. The stockholders agreement will also provide that if we issue for cash an amount of our common stock, in either a public offering or private transaction, that causes Liberty Media and its affiliates to own, in the aggregate, less than 10% of our outstanding common stock, Liberty Media will have the right to purchase, at such public offering price or the average closing price of the Class A common stock over a five-day period prior to the closing of such private transaction, as applicable, an amount of our Class A common stock so as to restore its 10% ownership interest. Liberty Media must exercise such right not less than seven days prior to the closing of such issuance.

  REGISTRATION RIGHTS

     Under the stockholders agreement, Hallmark Entertainment, Inc. will have the right to require us on four occasions, and the other parties, as a group, will have the right to require us on two occasions, to register for sale the shares of our common stock they hold, so long as the number of shares they require us to register in each case is at least 7% of our common stock then outstanding. The other parties will also have an unlimited number of "piggy back" registration rights. This means that any time we register our common stock for sale, they will have the right to include their common stock in that offering and sale.

     We will be obligated to pay all expenses that result from the registration of the other parties' common stock under the stockholders agreement, other than registration and filing fees, attorneys fees, underwriter fees or expenses and underwriting discounts and commissions. We will also agree to indemnify the other parties against any liabilities that may result from their sale of common stock they hold, including Securities Act liabilities.

  RIGHTS RELATING TO ODYSSEY HOLDINGS AMENDED AND RESTATED COMPANY AGREEMENT

     Under the stockholders agreement, we will also agree that, for so long as we or any of our affiliates are entitled to have a representative on the Odyssey Holdings governance committee, and VISN Management and its affiliates either:

     - are entitled to nominate to, or designate a member of, our Board of Directors or

     - beneficially own any preferred interests in Odyssey Holdings,

neither we nor any of our affiliates will, without the consent of the member of our Board of Directors nominated by VISN Management or a representative of the National Interfaith Cable Coalition, vote in favor of:

     - any specified change in, or action described in, the Odyssey Holdings amended and restated company agreement that relates to VISN Management's preferred interest in Odyssey Holdings or that relates to VISN Management's rights to programming on the Odyssey Network or its programming budget;

     - any repayment or redemption of specified equity interests in Odyssey Holdings;

     - any transfer of all of Odyssey Holdings' assets or any business combination involving Odyssey Holdings where Odyssey Holdings is not the surviving entity, unless the transferee assumes specified obligations under the Odyssey Holdings amended and restated company agreement until the later of the fifth anniversary of this offering or the second anniversary of the transfer or business combination;

     - the dissolution of Odyssey Holdings, except in connection with a complete liquidation;

     - any transfer of all of Odyssey Holdings' assets to, or any business combination involving Odyssey Holdings' with, us or any of our affiliates, or any other material transaction with us or any of our affiliates, unless we comply with specified restrictions relating to any financial benefit we receive from the transaction that is more than what we would have received had the transaction been on an arm's-length basis or on commercially reasonable terms;

     - any transfer of all of Odyssey Holdings' assets or any business combination involving Odyssey Holdings where Odyssey Holdings is not the surviving entity, prior to the second anniversary of this offering; or

     - any amendment to the Odyssey Holdings' amended and restated company agreement that would result in none of us or our affiliates having the right to consent to take any of the actions listed in the above bullet points.

     We will agree under the stockholders agreement not to transfer any of our interests in Odyssey Holdings prior to the second anniversary of this offering without the consent of VISN Management or the National Interfaith Cable Coalition. In addition, we will agree not to transfer any of our interests in Odyssey Holdings after the second anniversary of this offering unless the transfer is conditioned on the requirement that the transferee assume our obligations described above. Under the terms of the stockholders agreement, the transferee's obligations will generally expire on the later of (1) the fifth anniversary of this offering, (2) the second anniversary of the transfer or (3) the repayment of VISN Management's preferred interest in Odyssey Holdings, except that the obligations of the transferee will expire upon dissolution of Odyssey Holdings.

  CORPORATE OPPORTUNITIES POLICY

     The following is a description of a general policy adopted by the Hallmark Entertainment, Inc. board of directors in connection with the stockholders agreement and this offering. The policy provides that we will be the primary (but not exclusive) vehicle for the pursuit of corporate opportunities relating to the ownership and operation of pay television channels dedicated to family programming, "Pay Television Opportunities," that are provided or otherwise made available to Hallmark Entertainment, Inc. and its subsidiaries. However, Pay Television Opportunities do not include opportunities: (1) developed by or made available to any public company that is a subsidiary of Hallmark Entertainment, Inc. or any of Hallmark Entertainment, Inc.'s subsidiaries (other than us and our subsidiaries), (2) relating to the production or distribution of programming that are developed by, or provided or made available to, a subsidiary of Hallmark Entertainment, Inc. that does not own or operate pay television channels dedicated to family programming and whose primary business is the production or distribution of programming, (3) arising out of or relating to Pay Television Opportunities that have been provided or made available to us but which we have determined not to pursue or have failed to pursue within the applicable time period reasonably specified by Hallmark Entertainment, Inc. or
(4) that Hallmark Entertainment, Inc. or any of its subsidiaries is legally or contractually obligated to provide or make available to a person other than us.

     Under the policy, we are not obligated to pursue any Pay Television Opportunity presented to us by Hallmark Entertainment, Inc. If we determine not to pursue or fail to pursue an opportunity, in each case within such time as Hallmark Entertainment, Inc. may reasonably specify (taking into account the type and nature of the Pay Television Opportunity provided or made available) in its communication to us relating to such Pay Television Opportunity, then Hallmark Entertainment, Inc. and its subsidiaries may pursue such Pay Television Opportunity.

     The policy is effective from the closing of this offering. The policy automatically terminates upon the first to occur of: (1) Hallmark Entertainment, Inc. and its subsidiaries ceasing to beneficially own, in the aggregate, at least a majority in voting power of our outstanding voting securities entitled to vote generally upon all matters submitted to common stockholders and (2) the third anniversary of the completion of this offering.

     The policy provides that the Hallmark Entertainment, Inc. board of directors is required to act in accordance with its fiduciary duties owed to Hallmark Entertainment, Inc. and Hallmark Entertainment, Inc.'s fiduciary duties, if any, to its subsidiaries in making all determinations in connection with the policy. With respect to any Pay Television Opportunity that may be subject to the policy and any obligation (fiduciary or otherwise) to one or more other subsidiaries, the Hallmark Entertainment, Inc. board of directors will have discretion to determine, without reference to the policy, to which of us or such other subsidiary of Hallmark Entertainment, Inc. such Pay Television Opportunity will be provided or made available. Notwithstanding anything set forth in the policy, Hallmark Entertainment, Inc. will have no obligation to exercise any rights it may have as a shareholder, partner or member of any entity that is not a wholly owned subsidiary or to exercise any rights available to it under agreements with other shareholders, partners or members, in order to implement determinations under the policy. All determinations of the Hallmark Entertainment, Inc. board of directors with respect to the Hallmark Entertainment, Inc. policy and the interpretation of the Hallmark Entertainment, Inc. policy are conclusive and binding.

     The policy further provides that Hallmark Entertainment, Inc.'s board of directors from time to time may amend, modify or rescind the policy or adopt additional or other policies or make exceptions with respect to the application of the policy in connection with particular facts and circumstances, all as the Hallmark Entertainment, Inc. board of directors may determine, consistent with its fiduciary duties and in accordance with the stockholders agreement.

     The policy provides that the transactions contemplated by the contribution agreement shall not create any inference or course of dealing as to the opportunities to which the policy applies.

INTERCOMPANY SERVICES AGREEMENT

     We signed an intercompany services agreement dated as of January 1, 2000 with Hallmark Cards under which Hallmark Cards has agreed for a term of three years to provide us with the following services:

     - tax services;

     - risk management, health, safety and environmental services and insurance;

     - legal services;

     - treasury and cash management services; and

     - real estate consulting services.

     We have agreed to pay Hallmark Cards $500,000 per year for these services, plus out-of-pocket expenses and third party fees, payable in arrears on the last business day of each quarter.

     In addition to the services described above, we have incurred costs that have been paid by Hallmark Entertainment, Inc. on our behalf related to payroll and benefits, insurance, and operating, financial and capital expenditures. These costs are reflected on our financial statements, and to the extent that we have not reimbursed Hallmark Entertainment, Inc., the costs are reflected as a payable to Hallmark Entertainment, Inc. We reimbursed Hallmark Entertainment, Inc. $8.2 million for the year ended December 31, 1999. The balance of the payable as of December 31, 1999 was approximately $9.2 million.

HALLMARK TRADEMARK LICENSE AGREEMENTS

     We are permitted to use the Hallmark Entertainment trademark in accordance with the terms of a royalty-free three-year trademark license agreement dated as of August 1, 1999 between Hallmark Cards and Crown Media. Under that agreement, we may use the Hallmark Entertainment trademark outside the United States and Canada only for so long as Hallmark Cards and its wholly owned subsidiaries collectively own at least 51% of the voting interest and at least 35% of the equity interest of Crown Media and there is no event of default under the agreement.

     We have the non-exclusive right to use the Hallmark Entertainment trademark to promote, market, advertise, distribute and sell television motion pictures and miniseries produced by or at the direction of Hallmark Entertainment Productions, LLC or its subsidiaries. We also have the non-exclusive right to use the Hallmark Entertainment trademark to promote, market, advertise, distribute and sell our networks and channels so long as these television motion pictures and miniseries along with other television motion pictures and miniseries acquired under our program agreement with Hallmark Entertainment Distribution represent at least 50% of the monthly programming of that network or channel or 20% of the monthly programming during the first six months that we launch the Hallmark Entertainment Network in a territory. Our program license agreement with Hallmark Entertainment Distribution does not require it to make available to us a minimum amount of programming. If Hallmark Entertainment Distribution fails to provide us with sufficient programming to meet the minimum thresholds required under the trademark license agreement, that failure could cause us to be in default under the trademark license agreement. Except for the Hallmark Entertainment trademark, we are not permitted to use the Hallmark name alone or with any other names.

     Under the agreement, if Hallmark Cards notifies us in writing that it has determined that we have failed to comply with the usage standards set forth in the agreement or have otherwise breached our obligations under the agreement, we must stop any non-complying activity within 10 days of that notice or we will be in default of the agreement. We will also be in default if Hallmark Cards delivers such a written notice to us with respect to its standards three or more times in any 12-month period. In addition, we will be in default of the agreement if we fail to cure any breach of our program agreement with Hallmark Entertainment Distribution, if we fail to make any payments due under loan agreements within five days of the due date, or if our auditors determine that Crown Media is no longer a going concern.

     The license agreement can be terminated immediately and without notice if we transfer in any way our rights under the license agreement, as a result of an event of default under the agreement or in events of bankruptcy, insolvency or similar proceedings. With respect to a particular country in which we use the Hallmark Entertainment trademark, the license agreement will terminate if the network or channel using the mark fails to program at least 50% of its scheduled programming.

     There is a similar trademark license agreement between Hallmark Cards and a subsidiary of Crown Media that permits the use of the Hallmark Entertainment, Inc. trademark in the United Kingdom for five years from the date of the launch of the Hallmark Entertainment Network in the United Kingdom.

TAX SHARING AGREEMENT

     Hallmark Entertainment, Inc. will enter into a tax sharing agreement with us and certain of our subsidiaries (collectively, Crown Group) that will provide for tax sharing payments between Hallmark Entertainment, Inc. and the Crown Group with respect to any consolidated, combined or unitary tax return in which the Crown Group, or any member of the Crown Group, joins Hallmark Cards or certain of its subsidiaries (collectively, Hallmark Group) that is filed after the closing of this offering. Such tax sharing payments will not be made in respect of United States federal income taxes of the Crown Group because the Crown Group will not be part of the Hallmark Cards affiliated group of corporations filing consolidated returns for United States federal income tax purposes.

     Under the tax sharing agreement, where the Hallmark Group and the Crown Group do file consolidated, combined or unitary tax returns, Crown Group will make tax sharing payments to Hallmark Entertainment, Inc. (or receive from Hallmark Entertainment, Inc.) equal to the taxes (or tax refunds) that Crown Group would have paid (or received) if it filed on a stand-alone basis. Such payments will be computed based upon Crown Group's income, loss and other tax items after the day following the closing of this offering.

     The Crown Group will appoint Hallmark Entertainment, Inc. as its agent in connection with any tax return or proceeding involving both one or more members of the Hallmark Group and one or more members of the Crown Group for any pre-closing or post-closing period.

SECURITIES PURCHASE AGREEMENTS

     Crown Media signed a securities purchase agreement dated as of February 18, 1999, with Hallmark Entertainment, Inc. and Chase Equity Associates, a stockholder of Crown Media, under which Chase Equity Associates paid Crown Media approximately $2.2 million in exchange for approximately 5.6 shares of Crown Media Class B common stock. Crown Media signed similar agreements dated as of June 17, 1999 and February 15, 2000, with Hallmark Entertainment, Inc. and Chase Equity Associates, under which Chase Equity Associates paid Crown Media approximately $2.2 million and $1.1 million, respectively, in exchange for approximately 5.6 shares and 2.8 shares, respectively, of Crown Media Class B common stock.

     In connection with the securities purchase agreements, Hallmark Entertainment, Inc. paid Crown Media on February 18, 1999, June 17, 1999 and February 15, 2000, approximately $17.8 million, $17.8 million and $8.9 million, respectively, in exchange for approximately 44.4 shares, 44.4 shares and 22.2 shares, respectively, of Crown Media Class A common stock.

CERTAIN BUSINESS RELATIONSHIPS

     Our directors who are also directors or officers of Hallmark Entertainment, Inc. will have fiduciary duties, including duties of loyalty, to both companies and may have conflicts of interest with respect to matters potentially involving or affecting us. See "Risk Factors -- Risk relating to our business -- Hallmark Entertainment, Inc. will control us and this control could create conflicts of interests or inhibit potential changes of control." Other than as disclosed under -- "Stockholders Agreement and Registration Rights -- Corporate Opportunities Policy" and "Description of Capital Stock -- Corporate Opportunities," there are no specific policies in place with respect to any conflicts that may arise. We expect conflicts to be resolved on a case-by-case basis, and in a manner consistent with applicable law.

                             PRINCIPAL STOCKHOLDERS

     The following tables sets forth certain information with respect to beneficial ownership of our Class A common stock and Class B common stock, including the percent of total voting power, as of March 22, 2000, as adjusted giving effect to the transactions contemplated by the reorganization, and as adjusted to reflect completion of this offering, by:

     - each of our five most highly compensated officers;

     - each director;

     - each holder of more than 5% of either class of common stock; and

     - all current directors and executive officers as a group.

     Except as indicated in the footnotes to this table, the individuals named in this table have sole voting and investment power with respect to all shares of Class A common stock and Class B common stock shown as beneficially owned by them, subject to community property laws where applicable.


                                                   SHARES BENEFICIALLY OWNED
                                                       PRIOR TO OFFERING
                                           ------------------------------------------
                                                 CLASS A                CLASS B          % TOTAL
                                                 COMMON                 COMMON           VOTING
                                                  STOCK                  STOCK            POWER
                                           -------------------    -------------------
    5% STOCKHOLDERS:                         SHARES        %         SHARES        %
      Hallmark Entertainment, Inc. ......           --      --      30,670,422    100     94.1
         1325 Avenue of the Americas
         New York, NY 10019
      Liberty Media Corporation..........    9,154,930    47.3              --     --      2.8
         9197 South Peoria Street
         Englewood, CO 80112
      National Interfaith Cable
         Coalition, Inc. ................    6,338,028    32.8              --     --      1.9
         810 12th Avenue South
         Nashville, TN 37203
      Chase Equity Associates, L.P. .....    3,836,620    19.8              --     --      1.2
         380 Madison Avenue
         New York, NY 10017
    DIRECTORS AND OFFICERS:
      Robert A. Halmi, Jr. ..............           --      --              --     --       --
      Arnold L. Chavkin(1)...............    3,836,620    19.8              --     --      1.2
      Wilford V. Bane, Jr. ..............           --      --              --     --       --
      Robert J. Druten...................           --      --              --     --       --
      William M. Haber...................           --      --              --     --       --
      Donald J. Hall, Jr. ...............           --      --              --     --       --
      Irvine O. Hockaday, Jr. ...........           --      --              --     --       --
      David B. Koff......................           --      --              --     --       --
      Peter A. Lund......................           --      --              --     --       --
      John P. Mascotte...................           --      --              --     --       --
      David J. Evans.....................           --      --              --     --       --
      Russel H. Givens, Jr. .............           --      --              --     --       --
      Andrew P. Brilliant................           --      --              --     --       --
      William J. Aliber..................           --      --              --     --       --
      Mark N. Grenside...................           --      --              --     --       --
      All directors and executive
         officers as a group (15
         persons)........................    3,836,620    19.8              --     --      1.2

                                                       SHARES BENEFICIALLY OWNED
                                                          AFTER THE OFFERING
                                                  -----------------------------------
                                                      CLASS A            CLASS B        % TOTAL
                                                       COMMON             COMMON        VOTING
                                                       STOCK              STOCK          POWER
                                                  ----------------   ----------------   -------
    5% STOCKHOLDERS:                               SHARES      %       SHARES      %
      Hallmark Entertainment, Inc. .............         --     --   30,670,422   100    90.6
         1325 Avenue of the Americas
         New York, NY 10019
      Liberty Media Corporation.................  9,154,930   28.8           --    --     2.7
         9197 South Peoria Street
         Englewood, CO 80112
      National Interfaith Cable Coalition,
         Inc. ..................................  6,338,028   19.9           --    --     1.9
         810 12th Avenue South
         Nashville, TN 37203
      Chase Equity Associates, L.P. ............  3,836,620   12.1           --    --     1.1
         380 Madison Avenue
         New York, NY 10017
    DIRECTORS AND OFFICERS:
      Robert A. Halmi, Jr. .....................         --     --           --    --      --
      Arnold L. Chavkin(1)......................  3,836,620   12.1           --    --     1.1
      Wilford V. Bane, Jr. .....................         --     --           --    --      --
      Robert J. Druten..........................         --     --           --    --      --
      William M. Haber..........................         --     --           --    --      --
      Donald J. Hall, Jr. ......................         --     --           --    --      --
      Irvine O. Hockaday, Jr. ..................         --     --           --    --      --
      David B. Koff.............................         --     --           --    --      --
      Peter A. Lund.............................         --     --           --    --      --
      John P. Mascotte..........................         --     --           --    --      --
      David J. Evans(2).........................    325,899      *           --    --       *
      Russel H. Givens, Jr.(3)..................     48,884      *           --    --       *
      Andrew P. Brilliant(4)....................     48,884      *           --    --       *
      William J. Aliber(5)......................         --     --           --    --      --
      Mark N. Grenside(6).......................     16,294      *           --    --       *
      All directors and executive officers as a
         group (15 persons).....................  4,276,581   13.4           --    --     1.3


------------------------------

 * The percentage of shares or voting power beneficially owned does not exceed 1% of the class.

(1) The amounts shown consist of shares to be received by Chase Equity Associates following the reorganization that will be completed simultaneously with the closing of this offering. Mr. Chavkin is a general partner of Chase Capital Partners, which is an affiliate of Chase Equity Associates. Mr. Chavkin exercises shared investment and voting power with respect to such shares, but disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(2) Consists of stock options to acquire 325,899 shares of Class A common stock that are vested or will vest within 60 days. Does not include unvested stock options to acquire 601,742 shares of Class A common stock.

(3) Consists of stock options to acquire 48,884 shares of Class A common stock that are vested or will vest within 60 days. Does not include unvested stock options to acquire 179,637 shares of Class A common stock.

(4) Consists of stock options to acquire 48,884 shares of Class A common stock that are vested or will vest within 60 days. Does not include unvested stock options to acquire 154,637 shares of Class A common stock.


(5) Does not include unvested stock options to acquire 100,000 shares of Class A common stock.



(6) Consists of stock options to acquire 16,294 shares of Class A common stock that are vested or will vest within 60 days. Does not include unvested stock options to acquire 68,213 shares of Class A common stock.

                          DESCRIPTION OF CAPITAL STOCK

     The following summary description of provisions in our amended and restated certificate of incorporation and by-laws is qualified in its entirety by reference to our certificate of incorporation and by-laws, which we have filed as exhibits to the registration statement of which this prospectus is a part.

GENERAL

     We filed our original certificate of incorporation on December 15, 1999. Our amended and restated certificate of incorporation and bylaws will become effective upon the closing of this offering. Under Article III of our certificate of incorporation, our purpose is to engage in any lawful act or activity for which corporations may be organized and incorporated under the Delaware General Corporation Law. In accordance with Delaware General Corporation Law and except as described below, provisions in our certificate of incorporation regarding capitalization and stockholder rights may be amended only with the approval of our board of directors and of a majority of each class of our stock outstanding entitled to vote on these amendments, except that the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the vote of the majority of voting power of our stock outstanding entitled to vote.

     Our authorized capital stock consists of 150,000,000 shares of Class A common stock, par value $0.01 per share and 120,000,000 shares of Class B common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of March 22, 2000, assuming completion of the reorganization, we will have 19,329,578 shares of Class A common stock and 30,670,422 shares of Class B common stock and no shares of preferred stock outstanding. After this offering, there will be an additional 12,500,000 shares of Class A common stock outstanding.

     Prior to this offering, you could not buy or sell our Class A common stock publicly. The market price of our Class A common stock after this offering may vary from the initial public offering price and be subject to wide fluctuations in response to factors such as the following, some of which are beyond our control:

     - quarterly variations in our operating results;

     - operating results that vary from the expectations of securities analysts and investors;

     - announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

     - announcements by third parties of significant claims or proceedings against us;

     - future sales of our Class A common stock; and

     - overall stock market price and volume fluctuations.

COMMON STOCK

     Subject to the rights of the holders of any preferred stock that may be outstanding, holders of Class A common stock are entitled to receive, share for share with holders of Class B common stock, dividends as may be declared by our Board of Directors out of funds legally available to pay dividends, and, in the event of liquidation, to share pro rata with the holders of Class B common stock in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock. Except as required by Delaware law, Class A common stock and Class B common stock will vote together as a single class on all matters presented to a vote of stockholders, including the election of directors. Each holder of Class A common stock is entitled to one vote for each share held of record on the applicable record date for all of these matters. Holders of Class A common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to Class A common stock. All outstanding shares of Class A common stock are, and the shares of Class A common stock offered hereby will be when issued, fully paid and nonassessable. Additionally, our certificate of incorporation requires that we reserve and keep available out of authorized but unissued Class A common stock, solely for effecting conversion of Class B common stock, sufficient shares to effect conversion of all outstanding shares of Class B common stock.

     Class B common stock is identical in all respects to Class A common stock, except with respect to voting and conversion rights. Class A common stock and Class B common stock will vote together as a single class on all matters presented to a vote of stockholders, including the election of directors. Each holder of Class B common stock is entitled to ten votes for each share held of record on the applicable record date for all of these matters. After this offering, Hallmark Entertainment, Inc. will own all of our outstanding shares of Class B common stock.

     Each share of Class B common stock will be automatically converted into one share of Class A common stock upon transfer of such share of Class B common stock, whether or not for value, by any registered holder of that share, except transfers by that holder to a nominee of that holder (without any change in beneficial ownership, within the meaning of Section 13(d) of the Securities Exchange Act of 1934). Further, any transfer by any registered holder to any affiliate of that holder who remains an affiliate of Hallmark Cards will not result in conversion.

     Lastly, any bona fide pledge by a registered holder to a financial institution in connection with a borrowing will not result in any conversion. Any subsequent transfer by the pledgor to a person other than an affiliate of such registered holder which remains such will be subject to automatic conversion upon these terms and conditions. In addition, each share of Class B common stock may be converted at any time into one share of Class A common stock at the option of the holder.

PREFERRED STOCK

     Our certificate of incorporation authorizes 10,000,000 shares of preferred stock. Our Board of Directors has the authority to issue shares of preferred stock in one or more class or series and to fix, by resolution, the powers, designations, preferences, rights and qualifications, limitations and restrictions thereof, if any, including the number of shares in each series (which our Board of Directors may increase or decrease as permitted by Delaware law), liquidation preferences, dividend rates, conversion rights and redemption provisions of the shares constituting any class or series, without any further vote or action by the stockholders. Any shares of preferred stock so issued would have priority over the common stock with respect to dividend or liquidation rights or both. As of the time of this offering, we will have no shares of preferred stock outstanding.

STOCKHOLDERS MEETINGS

     Subject to the rights of holders of preferred stock, of whom there are currently none, only a majority of our Board of Directors may call a special meeting of stockholders.

REQUIREMENTS FOR ADVANCE NOTIFICATION OF STOCKHOLDER NOMINATION AND PROPOSALS

     Our by-laws establish advance notice procedures with regard to stockholder proposals and the nomination, other than by or at the direction of our Board of Directors or a committee thereof, of candidates for election as directors.

CORPORATE OPPORTUNITIES

     Our certificate of incorporation provides that Hallmark Cards will have no duty to refrain from engaging in activities or lines of business that are the same as or similar to the activities or lines of business in which we engage, and neither Hallmark Cards nor any officer or director of Hallmark Cards, except as provided below, will be liable to us or to our stockholders for breach of any fiduciary duty by

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

reason of any such activities of Hallmark Cards. In the event that Hallmark Cards acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both Hallmark Cards and us, Hallmark Cards will have no duty to communicate or offer that corporate opportunity to us and will not be liable to us or our stockholders for breach of any fiduciary duty as a stockholder by reason of the fact that Hallmark Cards pursues or acquires that corporate opportunity for itself, directs that corporate opportunity to another person, or does not communicate information regarding that corporate opportunity to us.

     In the event that one of our directors or officers who is also a director or officer of Hallmark Cards acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both us and Hallmark Cards, that director or officer will have fully satisfied his or her fiduciary duty to us and our stockholders with respect to that corporate opportunity if that director or officer acts in a manner consistent with the following policy:

     - a corporate opportunity offered to any person who is one of our officers, and who is also a director but not an officer of Hallmark Cards, will belong to us;

     - a corporate opportunity offered to any person who is one of our directors but not one of our officers, and who is also a director or officer of Hallmark Cards, will belong to us if that opportunity is expressly offered to that person in his or her capacity as one of our directors, and otherwise will belong to Hallmark Cards; and

     - a corporate opportunity offered to any person who is one of our officers and an officer of Hallmark Cards will belong to us if that opportunity is expressly offered to that person in his or her capacity as one of our officers, and otherwise will belong to Hallmark Cards.

     For purposes of the policy:

     - a director who is our Chairman of the Board of Directors or Chairman of a committee of the Board of Directors will not be deemed to be one of our officers by reason of holding that position, unless that person is one of our full-time employees;

     - references to us shall mean us and all corporations, partnerships, joint ventures, associations and other entities in which we beneficially own, directly or indirectly, 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests; and

     - the term "Hallmark Cards" shall mean Hallmark Cards and all corporations, partnerships, joint ventures, associations and other entities, other than us, as we are defined in this paragraph, in which Hallmark Cards beneficially owns, directly or indirectly, 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests.

     The foregoing provisions of our certificate of incorporation will expire on the date that Hallmark Cards ceases to own beneficially common stock representing at least 20% of the total voting power of all of our classes of outstanding capital stock and no person who is one of our directors or officers is also a director or officer of Hallmark Cards or any of its subsidiaries.

     Any person purchasing or otherwise acquiring Class A common stock will be deemed to have notice of, and to have consented to, the foregoing provisions of our certificate of incorporation.

EFFECT OF DELAWARE ANTI-TAKEOVER STATUTE

     We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. Section 203 prevents certain Delaware corporations, including those with securities quoted on the Nasdaq National Market, from engaging under certain circumstances in a business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder. For purposes of Section 203, a "business combination" includes, among other things, a merger or consolidation involving us and the interested stockholder and a sale of more than 10% of our assets. In general, the anti-takeover law defines an "interested stockholder" as any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by that entity or person. A Delaware corporation may "opt out" of
Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from amendments approved by holders of at least a majority of a corporation's outstanding voting shares. We have not "opted out" of the provisions of Section 203. Hallmark Entertainment, Inc. is not an interested stockholder for purposes of Section 203.

ACTION BY WRITTEN CONSENT

     Under the Delaware General Corporation Law, unless the certificate of incorporation expressly prohibits action by the written consent of stockholders, any action required or permitted to be taken by our stockholders at a duly called annual or special meeting of stockholders may be taken by a consent in writing executed by stockholders possessing the requisite votes for the action to be taken. Our certificate of incorporation does not expressly prohibit action by the written consent of stockholders. As a result, Hallmark Entertainment, Inc., as holder of more than 90% of our total voting power after this offering, will be able to take any action to be taken by stockholders without the necessity of holding a stockholder meeting. We intend, however, to hold annual meetings of stockholders.

TRANSFER AGENT AND REGISTRAR

     The transfer agent for Class A common stock is ChaseMellon Shareholder Services, Inc.

LISTING

     We expect our Class A common stock to be quoted on the Nasdaq National Market under the symbol "CRWN" and listed on the Official Segment of the Amsterdam Exchange N.V.'s stock market under the symbol "CRWN."

TRADING THROUGH THE AMSTERDAM SECURITY ACCOUNT SYSTEM

     Trading of shares of our Class A common stock on the Stock Market of the Amsterdam Exchanges will take place through the Amsterdam Security Account System, or New ASAS, in the form of ASAS rights.

     Under New ASAS, the legal owner of the Class A common stock traded on the Stock Market of the Amsterdam Exchanges will be the Nominee Amsterdam Stock Exchange N.V., or the ASAS Nominee, a wholly owned subsidiary of the Stock Market of the Amsterdam Exchanges. The shares of Class A common stock held by the ASAS Nominee will be deposited to its account with the Bank of New York. For each share of Class A common stock so deposited, the ASAS Nominee will issue an ASAS right representing the share of Class A common stock. This ASAS right will be deposited with the Netherlands securities settlement system, Nederlands Centraal Instituut voor Giraal Effectenverkeer B.V., or NEGICEF. The ASAS rights representing shares of our Class A common stock will trade on the Stock Market of the Amsterdam Exchanges and can be cleared by its securities clearing division, AEX-Effectenclearing, and settled through NEGICEF.

     Investors holding ASAS rights will have a claim for delivery of our shares of Class A common stock owned by the ASAS Nominee in respect of which the ASAS rights have been created.

     Prices of the ASAS rights representing our shares of Class A common stock on the Stock Market of the Amsterdam Exchanges will be quoted in the Euro.

     Payments, if any, we make in respect of our shares of Class A common stock traded through New ASAS will be made through that system. Any payments we make in respect of our shares of Class A common stock will be made in U.S. dollars.

     Pursuant to New ASAS procedures, stockholder notices will not be sent directly to investors holding ASAS rights, but will instead be published in the Daily Official List (Officiele Prijscourant) of the Stock

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

Market of the Amsterdam Exchanges and in at least one Netherlands newspaper indicating, when applicable, where stockholders can obtain copies of any documents referred to in the notice.

     The above description is only a summary of New ASAS. Investors should consult with their professional advisors if they require more information or if they have any questions about New ASAS or the Stock Market of the Amsterdam Exchanges.

     MeesPierson N.V. is our sponsor and listing agent for purposes of the listing of our Class A common stock on the Stock Market of Amsterdam Exchanges. MeesPierson N.V. is also our paying agent in The Netherlands. The address of MeesPierson is Rokin 55, 1012 KK, Amsterdam, The Netherlands, and its telephone number is 31 (0) 527 2467.

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

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for any of our Class A common stock or Class B common stock. Future sales of substantial amounts of our Class A common stock in the public market could adversely affect prevailing market prices. Upon the closing of this offering, we will have 31,829,578 shares of Class A common stock outstanding, of which the 12,500,000 shares offered hereby will be freely tradable, unless purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act of 1933. All other shares, including all 30,670,422 shares of Class B common stock outstanding, will be "restricted shares" for purposes of the Securities Act of 1933 and subject to the volume and other limitations set forth in Rule 144.

     In general, under Rule 144, as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned shares for at least one year, including the holding period of any prior owner, except an affiliate from whom these shares were purchased, is entitled to sell in "brokers' transactions" or to market makers, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of

     - 1% of the then outstanding shares of Class A common stock, 318,295 shares immediately after this offering, without giving effect to the over-allotment option; or

     - the average weekly trading volume of our common stock during the four calendar weeks preceding the required filing of a Form 144 with respect to this sale.

Sales under Rule 144 are generally subject to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate from whom these shares were purchased, is entitled to sell these shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     Immediately after the offering, Hallmark Entertainment, Inc. will own 30,670,422 shares of Class B common stock, Liberty Media will own 9,154,930 shares of Class A common stock, the National Interfaith Cable Coalition will own 6,338,028 shares of Class A common stock and Chase Equity Associates will own 3,836,620 shares of Class A common stock. We have granted to these entities the right to demand registration under the Securities Act of 1933 of all or a portion of the shares of Class A common stock they own prior to this offering, or into which Hallmark Entertainment, Inc.'s shares of Class B common stock are convertible, subject to a two-year transfer restriction with respect to most of such shares, without the consent of the other stockholders who are parties to the stockholders agreement. See "Certain Relationships and Related
Transactions -- Stockholders Agreement and Registration Rights" for more information on these registration rights.

     Our executive officers and directors and all of our existing stockholders have signed lock-up agreements with the Representatives of the underwriters wherein they have agreed not to sell any of their shares within 180 days after the date of this prospectus without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation on behalf of the underwriters. These agreements have certain exceptions. For more information, see "Underwriters."

     In addition, in accordance with the rules for admission to listing on the Stock Market of the Amsterdam Exchanges, Hallmark Entertainment, Inc., our initial and sole stockholder prior to the reorganization and this offering, and all of our directors who directly hold shares of our Class A common stock as of the date of this prospectus have agreed with us that, without our prior written consent, which we will grant only in compliance with the requirements of the Stock Market of the Amsterdam Exchanges, they will not dispose of any shares of our Class A common stock they held directly as of the date of this prospectus, for a period of 180 days after the date of admission to listing.

                        MATERIAL U.S. FEDERAL INCOME TAX
                      CONSIDERATIONS FOR NON-U.S. HOLDERS

     The following is a general discussion of certain U.S. federal income and estate tax considerations with respect to the ownership and disposition of Class A common stock applicable to Non-U.S. Holders. In general, a "Non-U.S. Holder" is any holder other than:

     - a citizen or resident of the United States;

     - a corporation created or organized in the United States or under the laws of the United States or of any state;

     - an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; and

     - a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

     This discussion is based on current provisions of the Internal Revenue Code, Treasury Regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service, and all other applicable authorities, all of which are subject to change (possibly with retroactive effect). This discussion does not address all aspects of income and estate taxation or any aspects of state, local or non-U.S. taxes, nor does it consider any specific facts or circumstances that may apply to a particular Non-U.S. Holder that may be subject to special treatment under the U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, financial institutions, brokers, dealers in securities and certain U.S. expatriates). Accordingly, prospective investors are urged to consult their tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of common stock.

DIVIDENDS

     In general, dividends paid to a Non-U.S. Holder will be subject to U.S. withholding tax at a 30% rate of the gross amount (or a lower rate prescribed by an applicable income tax treaty) unless the dividends are effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States. Dividends effectively connected with such a U.S. trade or business generally will not be subject to U.S. withholding tax if the Non-U.S. Holder files certain forms, including Internal Revenue Service Form 4224 (or any successor form, including a Form W-8ECI), with the payor of the dividend, and generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a corporation may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the repatriation from the United States of its "effectively connected earnings and profits," subject to certain adjustments. To determine the applicability of a tax treaty providing for a lower rate of withholding under the currently effective Treasury Regulations (Current Regulations) and published Internal Revenue Service positions, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country absent knowledge to the contrary. Under Treasury Regulations issued in October 1997 (Final Regulations), and generally effective for payments made after December 31, 2000, however, a Non-U.S. Holder (including, in certain cases of Non-U.S. Holders that are entities, the owner or owners of such entities) will be required to satisfy certain certification requirements in order to claim a reduced rate of withholding under an applicable income tax treaty.

GAIN OR SALE OR OTHER DISPOSITION OF COMMON STOCK

     In general, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the holder's shares of Class A common stock unless:

     - the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States (in which case the branch profits tax discussed above may also apply if the Non-U.S. Holder is a corporation);

     - the Non-U.S. Holder is an individual who holds shares of Class A common stock as a capital asset and is present in the United States for 183 days or more in the taxable year of disposition and certain other tests are met;

     - the Non-U.S. Holder is subject to tax under the provisions of the Internal Revenue Code regarding the taxation of U.S. expatriates; or

     - We are or have been a U.S. real property holding corporation (USRPHC) for U.S. federal income tax purposes (which we do not believe that we currently are, or will become) at any time within the shorter of the five-year period preceding such disposition and such Non-U.S. Holder's holding period. If we were or were to become a USRPHC at any time during this period, gains realized upon a disposition of Class A common stock by a Non-U.S. Holder that did not directly or indirectly own more than 5% of the Class A common stock during this period generally would not be subject to U.S. federal income tax, provided that Class A common stock is "regularly traded on an established securities market" (within the meaning of Section 897(c)(3) of the Code).

ESTATE TAX

     Class A common stock owned or treated as owned by an individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the United States at the time of death will be includible in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provided otherwise, and therefore may be subject to U.S. federal estate tax.

BACKUP WITHHOLDING, INFORMATION REPORTING AND OTHER REPORTING REQUIREMENTS

     We must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides or is established.

     Under the Current Regulations, U.S. backup withholding tax (which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements) and information reporting requirements (other than those discussed in the previous paragraph) generally will not apply to dividends paid on Class A common stock to a Non-U.S. Holder at an address outside the United States. Backup withholding and information reporting generally will apply, however, to dividends paid on shares of Class A common stock to a Non-U.S. Holder at an address in the United States if the holder fails to establish an exemption or to provide certain other information to the payor.

     Under the Current Regulations, the payment of proceeds from the disposition of Class A common stock to or through a U.S. office of a broker will be subject to information reporting and backup withholding, unless the beneficial owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder or otherwise establishes an exemption. The payment of proceeds from the disposition of Class A common stock to or through a Non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except as noted below. In the case of proceeds from a disposition of Class A common stock paid to or though a non-U.S. office of a broker that is:

     - a U.S. person;

     - a "controlled foreign corporation" for U.S. federal income tax purposes;
       or

     - a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business;

information reporting (but not backup withholding) will apply unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no actual knowledge to the contrary).

     Under the Final Regulations, generally effective for payments made after December 31, 2000, the payment of dividends or the payment of proceeds from the disposition of Class A common stock to a Non-U.S. Holder may be subject to information reporting and backup withholding unless the recipient satisfies the certification requirements of the Final Regulations or otherwise establishes an exemption.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder can be refunded or credited against the Non-U.S. Holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

     THE FOREGOING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE NON-U.S. HOLDER OF CLASS A COMMON STOCK SHOULD CONSULT THAT HOLDER'S OWN TAX ADVISER WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF COMMON STOCK.

                     MATERIAL NETHERLANDS TAX CONSEQUENCES

GENERAL

     The following describes the principal Dutch tax consequences of the acquisition, holding and disposal of Class A common stock. This summary does not purport to be a comprehensive description of all the Dutch tax considerations that may be relevant to a decision to acquire, to hold and to dispose of Class A common stock. The discussion of certain Dutch taxes set forth below is included for general information only. Prospective investors should therefore consult their own tax advisors as to the Dutch tax consequences of an investment in Class A common stock. No conclusions may be drawn from the summary with regard to aspects, which it does not discuss.

     The following summary is based on the tax legislation, published case law and other regulations in force as at the date hereof, without prejudice to any amendments introduced at a later date and implemented with or without retroactive effect.

INCOME TAX AND CORPORATE INCOME TAX

     A holder of Class A common stock that is resident or deemed to be resident in the Netherlands or a non-resident holder of Class A common stock as mentioned under (i), (ii), (iii) or (iv) below, may be subject to Dutch tax on dividends and other revenue from Class A common stock, unless such holder is subject to Dutch corporate income tax and such income is exempt under the participation exemption.

     A holder of Class A common stock that is resident, or deemed to be resident, in the Netherlands, or that has a permanent establishment or permanent representative in the Netherlands to which the Class A common stock is attributable, will not be subject to any Dutch tax on capital gains arising on the disposal of Class A common stock, unless such holder is:

          (i) subject to Dutch corporate income tax and such capital gain is not exempt under the participation exemption;

          (ii) an individual, who has an enterprise or an interest in an enterprise, to which enterprise or part of an enterprise the Class A common stock is attributable;

          (iii) an individual, who has a substantial interest or deemed substantial interest in us as defined in article 20a of the Dutch Income Tax Act 1964 ('Wet op de inkomstenbelasting 1964'); or

          (iv) an individual in whose hands income or capital gains arising on the disposal of Class A common stock is to be treated as (taxable) income from labour activities performed outside employment or enterprise.

NET WEALTH TAX

     Dutch net wealth tax applies to individuals only. Individuals who are resident, or deemed to be resident, in the Netherlands are in principle subject to Dutch net wealth tax with respect to Class A common stock. If the individual who is resident, or deemed to be resident, in the Netherlands has a substantial interest in us or if the Class A common stock forms part of the business assets of an enterprise carried on by the individual, a (partial) exemption of net wealth tax may apply.

GIFT, ESTATE AND INHERITANCE TAXES

     Dutch residents may be subject to gift, estate and inheritance taxes. Gift, estate or inheritance taxes will arise in the Netherlands in respect of the acquisition of Class A common stock by way of gift by, or on the death of, a holder of Class A common stock who is resident, or deemed to be resident, in the Netherlands.

     An individual of Dutch nationality is deemed to be resident in the Netherlands for the purpose of Dutch gift and inheritance tax, if he or she has been resident in the Netherlands at any time during the ten years preceding the gift or death. An individual of any other nationality is deemed to be resident in the Netherlands for the purpose of the Dutch gift tax only if he or she has been residing in the Netherlands at any time during the twelve months preceding the time of the gift.

VALUE ADDED TAX ("VAT")

     In general, no Dutch VAT should arise in respect of the issue or offering of Class A common stock and with regard to dividend distributions, (partial) repayment of paid-in capital or other payments and distributions on the Class A common stock.

OTHER TAXES AND DUTIES

     No Dutch registration tax, customs duty, transfer tax, stamp duty or any other similar documentary tax or duty, other than court fees, will be levied by or on behalf of the Netherlands in respect of or in connection with the subscription, issue, placement, allotment or delivery of Class A common stock.

PROPOSED DUTCH TAX LEGISLATION

     Proposed Dutch tax legislation will substantially change the Dutch income tax system as of January 1, 2001. It will, among other things change the taxation in relation to Class A common stock held by individuals resident, or deemed resident, in the Netherlands. Under the proposed legislation, Dutch resident individuals, other than those referred to under 'Income tax and corporate income tax', sections (ii), (iii) and (iv), will be taxed annually at a flat rate of 30% on a deemed income of 4% of the average of the individual's yield basis ('rendementsgrondslag') at the beginning of the year and the individual's yield basis at the end of the year, to the extent that this average value exceeds the applicable personal allowance. Under this proposed legislation, the Dutch net wealth tax is to be abolished.

     The Second Chamber of the Dutch Parliament accepted the proposed legislation on February 3, 2000. Each prospective investor should consult his or her tax adviser as to the specific consequences of the proposed legislation with respect to acquiring Class A common stock.

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

                                  UNDERWRITERS

     Subject to the terms and conditions in the underwriting agreement, dated
                , 2000, the U.S. underwriters named below, who are represented by Donaldson, Lufkin & Jenrette Securities Corporation, Lehman Brothers Inc., Salomon Smith Barney Inc. and DLJdirect Inc., and the international managers named below (together with the U.S. underwriters, the "underwriters") who are represented by DLJ International Securities, Lehman Brothers International (Europe), Salomon Brothers International Limited and MeesPierson N.V. (together with the U.S. representatives, the "representatives") have severally agreed to purchase from us the number of shares of our Class A common stock indicated opposite each of their names below.

                                                               NUMBER OF
U.S. UNDERWRITERS:                                              SHARES
Donaldson, Lufkin & Jenrette Securities Corporation.........
Lehman Brothers Inc. .......................................
Salomon Smith Barney Inc. ..................................
DLJdirect Inc. .............................................
MeesPierson N.V. ...........................................
                                                              -----------
  Subtotal..................................................    7,500,000
                                                              -----------
INTERNATIONAL MANAGERS:
DLJ International Securities................................
Lehman Brothers International (Europe)......................
Salomon Brothers International Limited......................
MeesPierson N.V. ...........................................
                                                              -----------
  Subtotal..................................................    5,000,000
                                                              -----------
           Total............................................   12,500,000
                                                              ===========

     The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares of Class A common stock offered by this prospectus are subject to approval by their counsel of legal matters and to other specified conditions. The underwriters are obligated to purchase and accept delivery of all the shares of Class A common stock offered by this prospectus, other than those shares covered by the over-allotment option described below, if any are purchased.

     The underwriters initially propose to offer the shares of Class A common stock in part directly to the public at the initial public offering price indicated on the cover page of this prospectus and in part to dealers, including the underwriters, at that price less a concession not in excess of $ per share. The underwriters may allow, and the dealers may re-allow, to other dealers a concession not in excess of $ per share. After the initial offering of the Class A common stock, the public offering price and other selling terms may be changed by the representatives at any time without notice. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     We have granted to the U.S. underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 1,875,000 additional shares of Class A common stock at the initial public offering price less underwriting discounts and commissions. The U.S. underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the U.S. underwriters exercise this option, each U.S. underwriter will become obligated, subject to specified conditions, to purchase its pro rata portion of the additional shares based on the U.S. underwriter's percentage underwriting commitment as indicated in the preceding table.

     The following table shows the underwriting fees to be paid to the underwriters by us in this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our Class A common stock to cover over-allotments.

                                                                NO            FULL
                                                             EXERCISE       EXERCISE
Per Share.................................................  $              $
Total.....................................................  $              $

     We will pay the offering expenses, estimated to be $3.3 million.

     An electronic prospectus is available on the Internet site maintained by DLJdirect Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation. Other than the prospectus in electronic format, the information on the Internet site relating to our offering is not a part of this prospectus, has not been approved or endorsed by us or any underwriter and should not be relied on by prospective purchasers.

     We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in connection with these liabilities.

     Our executive officers and directors and all of our existing stockholders have agreed, for a period of 180 days after the date of this prospectus, with some exceptions, that without our prior written consent and the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, they will not:

     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

     - enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock.

     In addition, during this 180-day period, we have also agreed not to file any registration statement for the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation except for a registration statement on Form S-8. Likewise, each of our executive officers, directors and stockholders has agreed not to make any demand for, or exercise any right for, registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, without Donaldson, Lufkin & Jenrette Securities Corporation's written consent.

     Before this offering, there has been no established trading market for our Class A common stock. The initial public offering price for the shares of Class A common stock offered by this prospectus will be determined by negotiation among us and the representatives. The factors to be considered in determining the initial public offering price include the history of and the prospects for the industry in which we compete, our past and present operations, our historical results of operations, our prospects for future earnings, the recent market prices of securities of generally comparable companies and the general condition of the securities markets at the time of this offering.

     We have applied to have our Class A common stock approved for quotation on the Nasdaq National Market, and for trading on the Stock Market of the Amsterdam Exchanges, under the symbol, "CRWN."

     Under an intersyndicate agreement between the U.S. underwriters and international managers, each U.S. underwriter has represented and agreed that, with some exceptions:

     - it is not purchasing any shares of Class A common stock included in this offering for the account of anyone other than a United States or Canadian person; and

     - it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Class A common stock included in this offering or distribute any prospectus relating to the shares of Class A common stock outside the United States or Canada or to anyone other than a United States or Canadian person.

     Under the intersyndicate agreement, each international manager has represented and agreed that, with some exceptions:

     - it is not purchasing any shares of Class A common stock included in this offering for the account of any United States or Canadian person; and

     - it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Class A common stock included in this offering or distribute any prospectus relating to the shares of Class A common stock in the United States or Canada or to any United States or Canadian person.

     With respect to any underwriter that is both a U.S. underwriter and an international manager, those representations and agreements made by it in its capacity as a U.S. underwriter apply only to it in its capacity as a U.S. underwriter, and those representations and agreements made by it in its capacity as an international manager apply only to it in its capacity as an international manager. These limitations do not apply to stabilization transactions and to other transactions specified in the intersyndicate agreement. As used in this section, "United States or Canadian person" means any individual who is resident in the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under or governed by the laws of the United States or Canada or of any political subdivision thereof, other than the foreign branch of any United States or Canadian person, and includes any United States or Canadian branch of a person other than a United States or Canadian person.

     Under the intersyndicate agreement, sales may be made between the syndicates of U.S. underwriters and international managers of a number of the shares of Class A common stock included in this offering as may be mutually agreed. Unless otherwise determined by the representatives of the U.S. underwriters and international managers, the per share price of any shares of Class A common stock so sold shall be the initial public offering price set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers described above.

     Under the intersyndicate agreement, each U.S. underwriter has represented and agreed that:

     - it has not offered or sold and will not offer or sell, directly or indirectly, any shares of Class A common stock included in this offering in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the applicable securities laws; and

     - without limiting the generality of the foregoing, any offer or sale of shares of Class A common stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which the offer or sale is made.

     Each U.S. underwriter has further agreed to send to any dealer who purchases from it any shares of Class A common stock included in this offering a notice stating in substance that by purchasing those shares of Class A common stock the dealer represents and agrees that:

     - it has not offered or sold and will not offer or sell, directly or indirectly, any of those shares of Class A common stock in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of applicable securities laws;

     - any offer or sale of those shares of Class A common stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which the offer or sale is made; and

     - it will send to any other dealer to whom it sells any of those shares of Class A common stock a notice containing substantially the same statement as is contained in this sentence.

     Under the intersyndicate agreement, each international manager has represented and agreed that:

     - it has not offered or sold and, prior to the date six months after the closing date for the sale of shares of Class A common stock to the international managers under the underwriting agreement, will not offer or sell any shares of Class A common stock included in this offering to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments, as principal or agent, for the purposes of their businesses or otherwise, in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

     - it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the shares of Class A common stock included in this offering in, from or otherwise involving the United Kingdom; and

     - it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with this offering to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom the document may otherwise lawfully be issued or passed on.

     Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of Class A common stock offered by this prospectus in any jurisdiction where action for that purpose is required. The shares of Class A common stock offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any of the shares of Class A common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of the jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of Class A common stock offered by this prospectus in any jurisdiction in which an offer or a solicitation is unlawful.


     In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or affect the price of our Class A common stock. Specifically, the underwriters may over-allot this offering, meaning syndicate sales may be in excess of the offering size which creates a syndicate short position. The underwriters may bid for and purchase shares of Class A common stock in the open market to cover the syndicate short position or to stabilize the price of our Class A common stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members if the syndicate repurchases previously distributed shares of our Class A common stock in syndicate covering transactions, in stabilization transactions or in other transactions. Any of these activities may stabilize or maintain the market price of our Class A common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time, and in any event will discontinue these activities no later than 30 days after the closing of this offering.

     The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of Class A common stock offered by them.

     The underwriters, at our request, have reserved for sale at the initial public offering price up to 8% of the shares of Class A common stock to be sold in this offering for sale to our employees, directors and other persons we designate, including Hallmark Cards. The number of shares available for sale to the general public will be reduced to the extent that any reserved shares are purchased. Any reserved shares not purchased will be offered by the underwriters on the same basis as the other shares offered by this prospectus.

     In June 1999, we retained Donaldson, Lufkin & Jenrette Securities Corporation to provide us certain financial advisory services and paid them a $100,000 fee for these services.

                                 LEGAL MATTERS

     Certain legal matters will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York, Judith C. Whittaker, Esq., Vice President and General Counsel of Hallmark Cards, Charles Stanford, Esq., Senior Vice
President -- Legal and Business Affairs of Crown Media and Harriet Beck, Esq., Los Angeles, California, and for the underwriters by Weil, Gotshal & Manges LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements of Crown Media and Odyssey Holdings included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission, a registration statement on Form S-1 under the Securities Act with respect to the Class A common stock offered in this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to that registration statement. For further information with respect to us and the Class A common stock, we refer you to this registration statement and its exhibits and schedules. The description of each contract or document contained in this prospectus is qualified in its entirety by reference to the copy of such contract or document filed as an exhibit to the registration statement. The registration statement, including exhibits thereto, may be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's Regional Offices located at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of these materials may be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC also maintains a world wide web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants such as us which file electronically with the SEC. The registration statement, including all exhibits thereto and amendments thereof, is available on that website.

     Upon completion of this offering, we will be subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, will file reports, proxy and information statements with the SEC. You may inspect and copy these reports, proxy and information statements and other information at the addresses set forth above.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
CROWN MEDIA, INC. AND ITS SUBSIDIARIES
  Report of Independent Public Accountants..................  F-3
  Consolidated Balance Sheets as of December 31, 1998 and
     1999...................................................  F-4
  Consolidated Statements of Operations for the years ended
     December 31, 1997, 1998 and 1999.......................  F-6
  Consolidated Statements of Stockholders' Equity (Deficit)
     for the years ended December 31, 1997, 1998 and 1999...  F-7
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1997, 1998 and 1999.......................  F-8
  Notes to Consolidated Financial Statements................  F-10

ODYSSEY HOLDINGS, L.L.C. AND ITS SUBSIDIARIES
  Report of Independent Public Accountants..................  F-23
  Consolidated Balance Sheets as of December 31, 1998 and
     1999...................................................  F-24
  Consolidated Statements of Operations for the years ended
     December 31, 1997, 1998 and 1999.......................  F-26
  Consolidated Statements of Members' Equity (Deficit) for
     the years ended December 31, 1997, 1998 and 1999.......  F-27
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1997, 1998 and 1999.......................  F-28
  Notes to Consolidated Financial Statements................  F-29

     NOTE -- Upon completion of a reorganization pursuant to which shares of Crown Media Holdings will be issued in exchange for shares of Crown Media and Odyssey Holdings stock and a public offering of shares of Class A common stock of Crown Media Holdings:
               -  Crown Media Holdings will directly own
               100% of Crown Media, and
               -  Crown Media Holdings will directly and
                  indirectly, through Crown Media, own 77.5% of Odyssey Holdings.

               Prior to the completion of the contemplated reorganization and offering, Crown Media Holdings will have no material assets, liabilities, contingent liabilities or operations.

                      (This page intentionally left blank)

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
  Crown Media, Inc.:

     We have audited the accompanying consolidated balance sheets of Crown Media, Inc. (a Delaware corporation) and its subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of Crown Media, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Crown Media, Inc. and its subsidiaries as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                             ARTHUR ANDERSEN LLP

Denver, Colorado
January 18, 2000

                     CROWN MEDIA, INC. AND ITS SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                  AS OF DECEMBER 31,
                                                              --------------------------
                                                                  1998          1999
                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  2,876,779   $ 3,865,455
  Receivables:
     Accounts receivable, less allowance for doubtful
       accounts of $70,877 and $695,409, respectively.......     4,643,395     7,184,999
     Receivables from unconsolidated subsidiaries...........       563,332     1,628,642
     Demand note and interest receivable from affiliate.....    25,450,222        33,625
                                                              ------------   -----------
           Total receivables................................    30,656,949     8,847,266
                                                              ------------   -----------
  Program license fees, net of accumulated amortization.....    15,721,307    10,845,675
  Subtitling and dubbing, net of accumulated amortization...     1,252,086       976,431
  Prepaids and other assets:
     Prepaid satellite services.............................       968,004       590,992
     Other..................................................       155,450       261,404
                                                              ------------   -----------
           Total prepaids and other assets..................     1,123,454       852,396
                                                              ------------   -----------
           Total current assets.............................    51,630,575    25,387,223
Program license fees, net of current portion................     4,459,611     7,735,657
Subtitling and dubbing, net of current portion..............     3,250,950     3,594,659
Property and equipment, net.................................     7,795,164     7,984,587
Investment in Odyssey Holdings..............................    49,400,604    35,362,626
Prepaids and other assets, net of current portion:
  Prepaid satellite services................................       838,492       423,968
  Other.....................................................       298,683       557,494
                                                              ------------   -----------
           Total prepaids and other assets..................     1,137,175       981,462
                                                              ------------   -----------
           Total assets.....................................  $117,674,079   $81,046,214
                                                              ============   ===========

        The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                     CROWN MEDIA, INC. AND ITS SUBSIDIARIES
                   CONSOLIDATED BALANCE SHEETS -- (CONTINUED)

                                                                   AS OF DECEMBER 31,
                                                              ----------------------------
       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)             1998           1999
CURRENT LIABILITIES:
  Accounts payable and accrued liabilities..................  $  9,285,345   $   5,493,053
  License fees payable to Hallmark Entertainment
     Distribution...........................................    30,245,282      34,605,831
  Payable to Hallmark Entertainment.........................     9,171,567       9,242,744
  Notes and interest payable to affiliates..................    20,000,000      22,710,670
  Deferred compensation.....................................            --       3,250,000
  Deferred programming revenue..............................     2,634,667       2,153,786
                                                              ------------   -------------
           Total current liabilities........................    71,336,861      77,456,084

LONG-TERM LIABILITIES:
  Accrued liabilities.......................................            --          18,491
  Deferred programming revenue, net of current portion......     2,150,666              --
  Note payable to affiliate, net of current portion.........    10,000,000              --
  Investment in the Kermit Channel..........................       118,633       1,043,322
  Deferred compensation.....................................            --       3,556,988
  Deferred income taxes.....................................            --       1,600,000

Commitments and contingencies...............................

Class B common stock subject to put and call, $.01 par
  value; 1,000 shares authorized; issued and outstanding
  shares of 130.6 and 136.1 as of December 31, 1998 and
  1999, respectively........................................    54,264,795      60,338,173

STOCKHOLDERS' EQUITY (DEFICIT):
  Class A common stock, $.01 par value; 2,000 shares
     authorized; issued and outstanding shares of 1,044.4
     and 1,088.9 as of December 31, 1998 and 1999,
     respectively...........................................            10              11
  Paid-in capital...........................................    52,123,727      69,901,504
  Accumulated deficit.......................................   (72,320,613)   (132,868,359)
                                                              ------------   -------------
           Total stockholders' equity (deficit).............   (20,196,876)    (62,966,844)
                                                              ------------   -------------
           Total liabilities and stockholders' equity
             (deficit)......................................  $117,674,079   $  81,046,214
                                                              ============   =============

        The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                     CROWN MEDIA, INC. AND ITS SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                             YEARS ENDED DECEMBER 31,
                                                   --------------------------------------------
                                                       1997            1998            1999
REVENUES:
  Subscriber fees................................  $  9,100,305    $ 20,648,242    $ 27,669,571
  Advertising....................................       176,310          84,358       1,729,454
  Other:
     Management fees from unconsolidated
        subsidiary...............................            --       1,529,200       2,509,891
     Sublicensing fees...........................       525,000       1,425,000              --
                                                   ------------    ------------    ------------
           Total other...........................       525,000       2,954,200       2,509,891
                                                   ------------    ------------    ------------
           Total revenues........................     9,801,615      23,686,800      31,908,916
                                                   ------------    ------------    ------------
COST OF SALES:
  Programming costs:
     Affiliate...................................    10,321,805      12,306,668      12,331,157
     Non-affiliates..............................     7,770,004      14,187,307      10,451,996
  Operating costs................................     6,989,881      16,831,150      18,795,432
                                                   ------------    ------------    ------------
           Total cost of sales...................    25,081,690      43,325,125      41,578,585
General and administrative expenses..............     6,118,117      11,549,537      26,277,462
                                                   ------------    ------------    ------------
           Loss from operations..................   (21,398,192)    (31,187,862)    (35,947,131)
Equity in net losses of unconsolidated
  subsidiaries and investment expenses...........            --       4,918,029      18,991,667
Interest (income) expense, net...................            --      (1,272,867)       (798,390)
                                                   ------------    ------------    ------------
           Net loss before income taxes..........   (21,398,192)    (34,833,024)    (54,140,408)
Income tax provision.............................       179,352         631,690       2,556,182
                                                   ------------    ------------    ------------
           Net loss..............................  $(21,577,544)   $(35,464,714)   $(56,696,590)
                                                   ============    ============    ============
Loss per share...................................  $    (21,578)   $    (32,868)   $    (47,926)
                                                   ============    ============    ============
Weighted average number of Class A and B shares
  outstanding....................................         1,000           1,079           1,183
                                                   ============    ============    ============

          The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                     CROWN MEDIA, INC. AND ITS SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                            CLASS A                                      TOTAL
                                  CLASS A   COMMON      PAID-IN      ACCUMULATED     STOCKHOLDERS'
                                  SHARES     STOCK      CAPITAL        DEFICIT      EQUITY (DEFICIT)
Balance, December 31, 1996......  1,000.0     $10     $        --   $ (13,235,782)    $(13,235,772)
  Net loss......................      --       --              --     (21,577,544)     (21,577,544)
                                  -------     ---     -----------   -------------     ------------
Balance, December 31, 1997......  1,000.0      10              --     (34,813,326)     (34,813,316)
  Conversion of Hallmark
     Entertainment debt into
     equity.....................      --       --      34,345,949              --       34,345,949
  Hallmark Entertainment capital
     contribution related to
     investment in Odyssey
     Holdings...................    44.4       --      17,777,778              --       17,777,778
  Accretion related to Class B
     common stock subject to put
     and call...................      --       --              --      (2,042,573)      (2,042,573)
  Net loss......................      --       --              --     (35,464,714)     (35,464,714)
                                  -------     ---     -----------   -------------     ------------
Balance, December 31, 1998......  1,044.4      10      52,123,727     (72,320,613)     (20,196,876)
  Hallmark Entertainment capital
     contribution related to
     investment in Odyssey
     Holdings...................    44.5        1      17,777,777              --       17,777,778
  Accretion related to Class B
     common stock subject to put
     and call...................      --       --              --      (3,851,156)      (3,851,156)
  Net loss......................      --       --              --     (56,696,590)     (56,696,590)
                                  -------     ---     -----------   -------------     ------------
Balance, December 31, 1999......  1,088.9     $11     $69,901,504   $(132,868,359)    $(62,966,844)
                                  =======     ===     ===========   =============     ============

          The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                     CROWN MEDIA, INC. AND ITS SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               YEARS ENDED DECEMBER 31,
                                                      ------------------------------------------
                                                          1997           1998           1999
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..........................................  $(21,577,544)  $(35,464,714)  $(56,696,590)
  Adjustments to reconcile net loss to net cash used
     in operating activities:
     Amortization of program license fees...........    18,091,809     26,493,975     22,783,153
     Depreciation and amortization of property and
        equipment...................................       737,458      1,504,392      2,379,481
     Amortization of subtitling and dubbing and
        other assets................................     1,296,824      1,372,674      2,528,366
     Provision for losses on accounts receivable....       143,978         38,160        672,306
     Equity in net losses of unconsolidated
        subsidiaries................................            --      3,480,621     17,342,775
     Amortization of equity investment basis
        difference..................................            --        137,408      1,648,892
     Deferred compensation..........................            --             --      6,806,988
     Provisions for deferred taxes..................            --             --      1,600,000
     Changes in operating assets and liabilities:
        Increase in accounts receivable.............    (1,407,382)    (2,415,878)    (3,213,910)
        Increase in receivables from unconsolidated
           subsidiaries.............................            --       (563,332)    (1,065,310)
        (Increase) decrease in interest
           receivable...............................            --       (450,222)       416,597
        Gross additions to program license fees.....   (27,058,914)   (25,668,456)   (21,183,567)
        Increase in subtitling and dubbing..........    (2,619,493)    (3,156,032)    (2,596,420)
        (Increase) decrease in prepaids and other
           assets...................................    (4,665,731)      (820,372)       426,771
        Increase (decrease) in accounts payable and
           accrued liabilities......................     4,209,852      1,991,333     (3,773,801)
        Increase in payable to Hallmark
           Entertainment Distribution...............    11,156,947        720,635      4,360,549
        Increase (decrease) in deferred revenue.....     9,386,666     (4,601,333)    (2,631,547)
                                                      ------------   ------------   ------------
           Net cash used in operating activities....   (12,305,530)   (37,401,141)   (30,195,267)
                                                      ------------   ------------   ------------

          The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                     CROWN MEDIA, INC. AND ITS SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF CASH FLOWS -- (CONTINUED)

                                                             YEARS ENDED DECEMBER 31,
                                                    -------------------------------------------
                                                       1997            1998            1999
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.............  $(1,030,880)   $ (6,664,519)   $ (2,568,904)
  Proceeds from (investment in) note receivable
     from Hallmark Entertainment..................           --     (25,000,000)     25,000,000
  Investment in Odyssey Holdings .................           --     (20,000,000)             --
  Investment in the Kermit Channel................           --      (2,900,000)     (4,029,000)
                                                    -----------    ------------    ------------
           Net cash provided by (used in)
             investing activities.................   (1,030,880)    (54,564,519)     18,402,096
                                                    -----------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payment on Odyssey Holdings note payable........           --              --     (20,000,000)
  Capital contributions...........................           --      70,000,000      20,000,000
  Borrowings from affiliates......................   13,540,239      24,633,610      12,781,847
                                                    -----------    ------------    ------------
           Net cash provided by financing
             activities...........................   13,540,239      94,633,610      12,781,847
                                                    -----------    ------------    ------------
           Net increase in cash and cash
             equivalents..........................      203,829       2,667,950         988,676
Cash and cash equivalents, beginning of year......        5,000         208,829       2,876,779
                                                    -----------    ------------    ------------
Cash and cash equivalents, end of year............  $   208,829    $  2,876,779    $  3,865,455
                                                    ===========    ============    ============
Supplemental disclosure of cash and non-cash
  activities:
  Income taxes paid...............................  $   179,352    $    631,690    $    956,182
                                                    ===========    ============    ============
  Investment in Odyssey Holdings through issuance
     of note payable..............................  $        --    $ 30,000,000    $         --
                                                    ===========    ============    ============
  Accretion related to Class B common stock
     subject to put and call......................  $        --    $  2,042,573    $  3,851,156
                                                    ===========    ============    ============
  Conversion of Hallmark Entertainment
     Distribution program license fee payable into
     contributed capital..........................  $        --    $ 34,345,949    $         --
                                                    ===========    ============    ============

          The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                     CROWN MEDIA, INC. AND ITS SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

1. BUSINESS AND ORGANIZATION

  ORGANIZATION

     Crown Media, Inc., a Delaware corporation ("Crown Media"), owns and operates the Hallmark Entertainment Network, a pay television channel dedicated to high quality family programming that is distributed in more than 70 countries. Crown Media also owns 50% of, and operates, the Kermit Channel, a pay television channel featuring popular family and children's programming that is distributed primarily in India. Crown Media began operations in June 1995 and is a majority-owned subsidiary of Hallmark Entertainment, Inc. ("Hallmark Entertainment").

     The accompanying financial statements also include the assets and liabilities and results of operations of Crown Media's wholly and majority-owned subsidiaries.

  LIQUIDITY

     Crown Media has incurred significant recurring losses since inception as it acquired programming rights and expanded into new international markets. Hallmark Entertainment currently is contemplating an initial public offering of shares of Class A common stock of Crown Media Holdings, Inc. ("Crown Media Holdings") (see Note 14) and believes that the proceeds from that offering, together with cash generated from operations, will be sufficient to meet Crown Media's liquidity requirements through 2001. However, in the event a public offering does not occur or alternative financing is not obtained, Hallmark Entertainment has committed to provide funding, to the extent necessary, until the earlier of the completion of the public offering or March 31, 2001.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the consolidated accounts of Crown Media and those of its majority-owned and controlled subsidiaries. Investments in entities which are not majority-owned and controlled by Crown Media are accounted for under the equity method. All significant intercompany balances and transactions have been eliminated in consolidation.

  CASH AND CASH EQUIVALENTS

     Crown Media considers all highly liquid debt instruments purchased with an initial maturity of three months or less to be cash equivalents. The carrying value of Crown Media's cash equivalents approximates cost at each balance sheet date.

  PROGRAM LICENSE FEES

     Program license fees are the rights to air programs acquired from others. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 63, "Financial Reporting by Broadcasters," program rights are deferred and then amortized over their license periods (the "airing window") or anticipated usage, whichever is shorter. At the inception of these contracts and periodically thereafter, Crown Media evaluates the recoverability of these costs versus the revenues directly associated with the programming and related expense. Where an evaluation indicates that a programming contract ultimately will result in a loss, additional amortization is provided to currently recognize that loss.

     SFAS No. 63 also requires an entity providing programming to report an asset and liability for the rights licensed under a programming agreement only when the license period begins and when certain other

                     CROWN MEDIA, INC. AND ITS SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

defined requirements are met. As such, the accompanying consolidated balance sheets do not reflect assets and liabilities of $12.9 million and $42.8 million as of December 31, 1998 and 1999, respectively, related to program license fees with airing windows to begin subsequent to period-end.

     Program license fees consist of the following:

                                                               AS OF DECEMBER 31,
                                                           ---------------------------
                                                               1998           1999
Program license fees -- affiliates.......................  $ 16,795,395   $ 17,361,575
Program license fees -- non-affiliates...................    17,919,174     11,195,652
Prepaid program license fees.............................     3,250,000      6,750,000
                                                           ------------   ------------
     Program license fees, at cost.......................    37,964,569     35,307,227
Accumulated amortization.................................   (17,783,651)   (16,725,895)
                                                           ------------   ------------
     Program license fees, net...........................  $ 20,180,918   $ 18,581,332
                                                           ============   ============

  SUBTITLING AND DUBBING

     Subtitling and dubbing costs represent costs incurred to prepare programming for airing in international markets. These costs are capitalized as incurred and are amortized over the shorter of the program's airing window (for programming licensed from unaffiliated third-parties), the program's estimated life (for programming licensed from Hallmark Entertainment Distribution LLC ("Hallmark Entertainment Distribution"), a wholly-owned subsidiary of Hallmark Entertainment) or 10 years. Accumulated amortization related to subtitling and dubbing as of December 31, 1998 and 1999 was $3.0 million and $2.4 million, respectively.

  PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation and amortization of property and equipment are provided for by the straight-line method over the estimated useful lives of the respective assets, ranging from five to seven years. When property is sold or otherwise disposed of, the cost and related accumulated depreciation is removed from the accounts and any resulting gain or loss is included in income. The costs of normal maintenance and repairs are charged to expense when incurred.

  REVENUE RECOGNITION

     Subscriber fees are recognized as revenue when programming is provided to pay television distributors and collectibility is reasonably assured. Subscriber fee revenues are recorded net of promotional subscribers.

     Advertising revenues are recognized as earned in the period in which the advertising commercials are telecast. Advertising revenues are recorded net of agency commissions.

     Foreign revenues for each of the years ended December 31, 1997, 1998 and 1999 represented 100% of total subscriber fee revenues. Such revenues, generally denominated in United States dollars, were primarily from sales to customers in Australia, Benelux, Italy, New Zealand, South Africa, Spain and certain countries in Asia, the Middle East and Latin America.

  COST OF SALES

     Cost of sales includes programming distribution expenses and amortization of program license fees, subtitling and dubbing.

                     CROWN MEDIA, INC. AND ITS SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  MINORITY INTEREST

     The minority interest in the net income or loss of Crown Media's non wholly-owned, consolidated subsidiaries is insignificant and therefore not separately reflected in the accompanying financial statements. To the extent the minority interest in the net losses of Crown Media's consolidated subsidiaries exceeds the minority investment in those subsidiaries, such excess losses are charged to Crown Media.

  TRANSLATION OF FOREIGN CURRENCY

     The balance sheets and statements of operations of Crown Media's foreign subsidiaries are measured using local currency as the functional currency. Revenues and expenses of such subsidiaries are translated into U.S. dollars at the average exchange rates prevailing during the period. Assets and liabilities are translated at the rates of exchange at the balance sheet date. Translation gains and losses are deferred as a component of stockholders' equity. Aggregate foreign currency transaction gains and losses are included in determining net income.

  COMPREHENSIVE INCOME

     Crown Media has adopted SFAS No. 130, "Reporting Comprehensive Income," effective the year ended December 31, 1998. This statement establishes standards for the reporting and display of comprehensive income and its components in financial statements and thereby reports a measure of all changes in equity of an enterprise that result from transactions and other economic events other than transactions with owners. Translation adjustments for the years ended December 31, 1997, 1998 and 1999 were $9,489, $37,304 and $(6,846), respectively. There are no other comprehensive income items for the years presented.

  EARNINGS PER SHARE

     In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share." This statement provides computation, presentation and disclosure requirements for earnings per share. There was no dilutive impact to weighted average shares for years ended December 31, 1997, 1998 and 1999.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires Crown Media to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  FAIR VALUE

     The carrying amounts of financial instruments, including amounts payable and receivable, are reasonable estimates of their fair value. The fair values were estimated using the current rates at which loans would be made to Crown Media for similar remaining maturities. Investments in private companies and partnerships are recorded at fair value as of the date of investment. Crown Media periodically reviews the projected undiscounted cash flows related to its investments. If a review indicates that the carrying value of an asset is not recoverable, the carrying value is reduced to its estimated fair value.

                     CROWN MEDIA, INC. AND ITS SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject Crown Media to a concentration of credit risk consist primarily of accounts receivable. At December 31, 1998 and 1999, 100% of Crown Media's accounts receivable were due from entities with foreign operations. Generally, Crown Media does not require collateral to secure receivables.

  RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued. This statement was subsequently amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133," which changed the effective date to fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Crown Media intends to adopt the new accounting standard in the year ended December 31, 2001, but does not expect it to have a material effect on its financial statements.

3. PROPERTY AND EQUIPMENT

     Property and equipment are comprised of the following:

                                                                AS OF DECEMBER 31,
                                                             -------------------------
                                                                1998          1999
Technical equipment and computers..........................  $ 8,874,796   $10,329,767
Furniture and fixtures.....................................      879,306       966,306
Leasehold improvements.....................................      325,459       460,701
Construction-in-progress...................................      246,378     1,065,397
                                                             -----------   -----------
  Property and equipment at cost...........................   10,325,939    12,822,171
Less -- Accumulated depreciation and amortization..........   (2,530,775)   (4,837,584)
                                                             -----------   -----------
  Property and equipment, net..............................  $ 7,795,164   $ 7,984,587
                                                             ===========   ===========

4. INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES

  THE KERMIT CHANNEL

     In May 1998, Crown Media formed two New York limited liability companies, H&H Programming-Latin America, LLC ("HHPLA") and H&H Programming-Asia, LLC (collectively operating as the "Kermit Channel") with The Jim Henson Company, Inc. ("The Jim Henson Company"), a New York corporation, for the purpose of developing, owning and operating pay television programming services in Latin America and Asia. Each of Crown Media and The Jim Henson Company holds a 50% interest in each of the limited liability companies. The Kermit Channel is reflected in Crown Media's financial statements using the equity method of accounting for investments. Crown Media's equity in the net loss of the Kermit Channel of approximately $3.0 million and $5.0 million for the years ended December 31, 1998 and 1999, respectively, is included in the consolidated statements of operations as equity in net losses of unconsolidated subsidiaries and investment expenses.

     Crown Media provides services to the Kermit Channel in exchange for a fee as provided in an agreement between Crown Media and the Kermit Channel. This fee, which was approximately $1.5 million and $2.5 million for the years ended December 31, 1998 and 1999, respectively, includes direct and indirect

                     CROWN MEDIA, INC. AND ITS SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

costs incurred on behalf of the Kermit Channels, as provided by the agreements. Additionally, Hallmark Entertainment Distribution provides programming to the Kermit Channel in exchange for a fee through a license agreement.

     Effective December 1998, HHPLA discontinued all operations and committed to a plan of dissolution. HHPLA was dissolved in December 1999. All dissolution costs have been accrued and included in equity in net losses of unconsolidated subsidiaries and investment expenses in the accompanying 1998 consolidated statement of operations to the extent of Crown Media's economic interest. Crown Media also incurred $1.3 million in costs on behalf of HHPLA in 1998. These costs were not charged to HHPLA and are included in equity in net losses of unconsolidated subsidiaries and investment expenses for the year ended December 31, 1998.

     Crown Media made capital contributions, through cash advances and/or conversion of receivables in the Kermit Channel, of $2.9 million and $4.0 million during 1998 and 1999, respectively.

  INVESTMENT IN ODYSSEY HOLDINGS, L.L.C.

     In November 1998, Crown Media, through its wholly-owned subsidiary Hallmark Domestic Holdings, Inc., entered into an agreement to acquire a 22.5% common equity interest in Odyssey Holdings, L.L.C. ("Odyssey Holdings"), a Delaware limited liability company. Odyssey Holdings was formed to develop, own and operate the Odyssey Network. The purchase price for Crown Media's interest in Odyssey Holdings was $50.0 million. Crown Media paid $20.0 million of this purchase price in November 1998 and an additional $20.0 million in May 1999. The final payment of $10.0 million is due no earlier than January 1, 2000 and no later than March 31, 2000. Consequently, at December 31, 1998 and 1999, Crown Media had an outstanding note payable related to this investment, included in notes and interest payable to affiliates in the accompanying consolidated balance sheets, of $30.0 million and $10.0 million, respectively.

     Crown Media funded its 1998 capital contribution to Odyssey Holdings with the proceeds of additional investments of $17.8 million and $2.2 million in Crown Media by its stockholders, Hallmark Entertainment and Chase Equity Associates, L.P. ("Chase"), respectively. Hallmark Entertainment and Chase were issued 44.444 shares of Class A common stock and 5.555 shares of Class B common stock, respectively, related to the additional funding. In May 1999, Hallmark Entertainment and Chase provided Crown Media with additional funding of $17.8 million and $2.2 million, respectively, to fund Crown Media's additional capital contribution to Odyssey Holdings. In connection with this funding, Crown Media issued 44.444 shares of Class A common stock to Hallmark Entertainment and 5.555 shares of Class B common stock to Chase. Crown Media anticipates funding its remaining obligation through additional contributions from its shareholders. The Class B shares issued in connection with this funding provided by Chase are subject to the put and call arrangement discussed in Note 6.

     Crown Media's investment in Odyssey Holdings is reflected in the financial statements using the equity method of accounting. Crown Media's equity in the net loss of Odyssey Holdings was approximately $462,000 for the period from the date of investment through December 31, 1998, and approximately $12,389,000 as of the year ended December 31, 1999. These amounts are included in the consolidated statements of operations as equity in net losses of unconsolidated subsidiaries and investment expenses. Crown Media's investment in Odyssey Holdings as of December 31, 1998 exceeded the underlying equity in the net assets of Odyssey Holdings by approximately $33.0 million. This amount represents goodwill and is being amortized over a 20 year life. For the year ended December 31, 1998 and 1999, $137,000 and $1.6 million, respectively, was amortized related to this difference and is reflected in equity in net losses of unconsolidated subsidiaries and investment expenses in the accompanying consolidated statements of

                     CROWN MEDIA, INC. AND ITS SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

operations. Additionally, Hallmark Entertainment Distribution provides programming to Odyssey Holdings in exchange for a fee through a license agreement.

5. DEFERRED PROGRAMMING REVENUE

     In December 1997, Crown Media renegotiated a distribution agreement with a pay television distributor which extends through December 2000. As a result of the renegotiation, the pay television distributor paid Crown Media $5.0 million and agreed to provide Crown Media with approximately $4.3 million in future transponder services and playback and uplink services. The entire $9.3 million from the renegotiated agreement was initially included in deferred revenue. At December 31, 1998 and 1999, amounts deferred were approximately $4.8 million and $2.2 million, respectively. Revenue is recognized in subscriber fees as services are provided and over the life of the contract. Revenues recognized under the renegotiated agreement were approximately $4.5 million and $2.6 million for the years ended December 31, 1998 and 1999, respectively.

6. CLASS B COMMON STOCK SUBJECT TO PUT AND CALL

     On May 28, 1998, Crown Media obtained financing through the sale and issuance of 125 shares of Class B Common Stock to Chase. The 125 shares of nonvoting Class B common stock, comprising 100% of the total Class B common stock issued and outstanding and representing an 11.11% equity interest in Crown Media, were sold to Chase for $50.0 million. Prior to the transaction, Hallmark Entertainment was the sole stockholder of Crown Media, and Hallmark Entertainment continues to hold 1,088.9 shares of the total outstanding Class A common stock, representing an 88.89% equity interest in Crown Media.

     Chase has the option to put its Class B common stock to Crown Media within 120 days after December 31, 2001, at the then fair market value of the shares or at a price to provide Chase with a defined rate of return. After December 31, 2003, Chase may only put at a price equal to the fair market value. Chase may also put the shares at any time upon the occurrence of certain triggering events, as defined by the Securities Purchase Agreement. At December 31, 1998 and 1999, $2.0 million and $5.9 million, respectively, had been cumulatively accreted related to this put.

     Pursuant to the terms of the Securities Purchase Agreement, Crown Media has the right, after December 31, 2004, to call the securities held by Chase at the then fair market value.

     Based on the put and call features, these securities have been presented outside the equity section in the consolidated balance sheets. The put and call options expire upon the completion of an initial public offering.

7. CONVERSION OF DEBT INTO EQUITY

     Pursuant to the Securities Purchase Agreement, in May 1998 Hallmark Entertainment Distribution (for the benefit of Hallmark Entertainment) converted $34.3 million of amounts due from Crown Media related to program license fees and operating advances into equity in Crown Media.

8. RELATED PARTY TRANSACTIONS

  COSTS INCURRED ON CROWN MEDIA'S BEHALF

     Since inception, Hallmark Entertainment has paid certain costs related to payroll and benefits, insurance, operational and financing expenditures and capital expenditures on behalf of Crown Media. These transactions are recorded in the books and records of Crown Media. Unreimbursed costs of

                     CROWN MEDIA, INC. AND ITS SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

$9.2 million are included in payable to Hallmark Entertainment in the accompanying consolidated balance sheets as of December 31, 1998 and 1999.

  NOTE RECEIVABLE -- HALLMARK ENTERTAINMENT

     During 1998, Crown Media invested $25 million of the proceeds from the issuance of Class B common stock to Chase, as described in note (6), in a note receivable from Hallmark Entertainment. The interest rate on this note is 7%, and payment of the outstanding principal and interest is due on demand. Included in the demand note and interest receivables from affiliate in the accompanying December 31, 1998 and 1999 consolidated balance sheets is principal of $25.0 million and $0, respectively. For the years ended December 31, 1998 and 1999, approximately $957,000 and $691,000, respectively, of interest income was recorded related to interest earned under this note. Interest receivable of $450,000 and $34,000 is included in demand note and interest receivable from affiliate in the accompanying consolidated balance sheets as of December 31, 1998 and 1999, respectively.

  PROGRAM LICENSE AGREEMENT WITH HALLMARK ENTERTAINMENT DISTRIBUTION

     The primary supplier of programming to Crown Media is Hallmark Entertainment Distribution. Crown Media has a program agreement with Hallmark Entertainment Distribution through December 31, 2004, which is renewable through December 31, 2009 at Hallmark Entertainment Distribution's option. Under the terms of the agreement, Crown Media has the exclusive right to exhibit Hallmark Entertainment Distribution's programming in the territories in which Crown Media operates during three distinct 18-month time periods. Crown Media also has the exclusive right to exhibit programming in markets where it does not currently operate, subject to any third party agreement existing at the time Crown Media launches in those markets. In addition, under the agreement, Hallmark Entertainment Distribution is generally obligated to sell to Crown Media and Crown Media is obligated to purchase all of the programming it produces during the term of the agreement.

     Programming costs related to the program agreement were $10.3 million, $12.3 million and $12.3 million, respectively, for the years ended December 31, 1997, 1998 and 1999, respectively. As of December 31, 1998 and 1999, $30.2 million and $34.6 million, respectively, are included in license fees payable to Hallmark Entertainment Distribution in the accompanying consolidated balance sheets.

  SERVICES AGREEMENT WITH HALLMARK ENTERTAINMENT

     Hallmark Entertainment, its subsidiaries and various affiliates, provide Crown Media with services that include payroll, legal, financial, tax and other general corporate services. For each of the years ended December 31, 1997, 1998 and 1999, Crown Media has accrued $1.0 million, $1.0 million and $500,000, respectively, under the agreement. At December 31, 1998 and 1999, unpaid accrued service fees of $3.0 million and $3.5 million, respectively, are included in payable to Hallmark Entertainment in the accompanying consolidated balance sheets.

  EMPLOYEE HEALTH INSURANCE

     All risk of loss related to employee health insurance of Crown Media is borne by Hallmark Entertainment or its reinsurers. Crown Media paid Hallmark Entertainment $247,000, $443,000 and $1.1 million for the years ended December 31, 1997, 1998 and 1999, respectively, as consideration to Hallmark Entertainment for the transfer of risk related to health insurance provided to employees of Crown Media.

                     CROWN MEDIA, INC. AND ITS SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  DEMAND NOTE

     In November 1999, Crown Media entered into an agreement with HC Crown Corporation, an affiliate of Hallmark Cards, under which HC Crown agreed to lend Crown Media up to $20.0 million. Amounts borrowed under this agreement bear interest at 130% of the Applicable Federal Rate as set forth in the Internal Revenue Code, with the interest compounding on an annual basis. Amounts outstanding are due on demand. As of December 31, 1999, principal borrowings under the note were approximately $12.7 million with accrued interest of $49,000, both of which are included in notes and interest payable to affiliates on the accompanying consolidated balance sheets.

9. INCOME TAXES

     Crown Media accounts for income taxes using the liability method. Under this method, Crown Media recognizes deferred tax assets and liabilities for future tax consequences attributable to the difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

     Since its inception, Crown Media has been included in the consolidated federal income tax return of Hallmark Cards, Inc. ("Hallmark"). Crown Media has also been included in combined state income tax returns of Hallmark or Hallmark Entertainment. Crown Media does not have a tax sharing agreement with Hallmark or Hallmark Entertainment. Hallmark has used all federal tax losses and foreign tax credits relating to Crown Media. Hallmark and Hallmark Entertainment have used state tax losses relating to Crown Media in combined state income tax returns. Hallmark and Hallmark Entertainment will not reimburse Crown Media for the use of such tax benefits. Accordingly, Crown Media has not recorded a tax benefit for federal or state tax losses. Crown Media has recorded a tax provision related to foreign taxes and has established a deferred tax liability as required for certain timing items.

     Total income tax provision consists of the following:

                                                       YEARS ENDED DECEMBER 31,
                                                --------------------------------------
                                                  1997          1998           1999
Current:
  Federal.....................................  $     --      $     --      $       --
  Foreign.....................................   179,352       631,690         956,182
  State and local.............................        --            --              --
                                                --------      --------      ----------
     Total current............................   179,352       631,690         956,182
Deferred:
  Federal.....................................        --            --       1,600,000
  State and local.............................        --            --              --
                                                --------      --------      ----------
     Total deferred...........................        --            --       1,600,000
                                                --------      --------      ----------
     Total....................................  $179,352      $631,690      $2,556,182
                                                ========      ========      ==========

     The following table reconciles the income tax provision at the U.S. statutory rate to that in the financial statements:

                                                       YEARS ENDED DECEMBER 31,
                                               -----------------------------------------
                                                  1997           1998           1999
Taxes computed at 35%........................  $(7,489,367)  $(12,191,558)  $(18,949,143)
Net operating losses not benefiting Crown
  Media......................................    7,489,367     12,191,558     17,349,143
Additional tax on foreign income.............     (179,352)      (631,690)      (956,182)
                                               -----------   ------------   ------------
     Income tax provision....................  $  (179,352)  $   (631,690)  $ (2,556,182)
                                               ===========   ============   ============

                     CROWN MEDIA, INC. AND ITS SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The components of Crown Media's deferred tax assets and liabilities were as follows:

                                                                AS OF DECEMBER 31,
                                                             -------------------------
                                                                1998          1999
Deferred tax assets:
  Deferred revenue.........................................  $ 1,914,133   $   861,514
  Unconsolidated subsidiaries' losses......................      590,129            --
  Bad debt reserve.........................................       28,351       278,164
  Accrued compensation.....................................           --     1,922,795
  Valuation allowance......................................   (2,100,631)           --
                                                             -----------   -----------
     Total deferred tax assets.............................      431,982     3,062,473
Deferred tax liabilities:
  Depreciation.............................................     (431,982)     (555,982)
  Unconsolidated subsidiaries' losses......................           --    (4,014,660)
  Other....................................................           --       (91,831)
                                                             -----------   -----------
     Total deferred tax liabilities........................     (431,982)   (4,662,473)
                                                             -----------   -----------
        Net deferred taxes.................................  $        --   $(1,600,000)
                                                             ===========   ===========

10. COMMITMENTS AND CONTINGENCIES

  LEASE COMMITMENTS

     Crown Media leases transponders, office facilities and various office equipment under operating leases that generally are not cancelable. The leases expire at various dates through August 2008, and some contain escalation clauses and renewal options.

     Rent expense under these agreements was $654,000, $5.6 million and $6.7 million, respectively, for the years ended December 31, 1997, 1998 and 1999, respectively. At December 31, 1999, the minimum annual rental commitments under the leases are as follows:

2000....................................................  $ 6,789,000
2001....................................................    7,149,000
2002....................................................    7,227,000
2003....................................................    6,279,000
2004....................................................    5,127,000
Thereafter..............................................   18,600,000
                                                          -----------
                                                          $51,171,000
                                                          ===========

Certain of the above amounts related to transponder leases are directly allocable, by contract, to the Kermit Channel. Future allocations to the Kermit Channel are expected to be $2.0 million, $2.0 million, $2.0 million, $1.6 million, $1.1 million and $3.9 million for 2000, 2001, 2002, 2003, 2004 and thereafter, respectively.

                     CROWN MEDIA, INC. AND ITS SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  SEVERANCE AGREEMENT

     In January 1999, under the terms of a severance agreement with a former senior executive, Crown Media recorded $4.0 million of expense which is reflected in general and administrative expenses for the year ended December 31, 1999. The $4.0 million remains accrued in deferred compensation at December 31, 1999. The agreement requires a payment of $2.0 million (which was paid on January 18, 2000), $1.0 million and $1.0 million in January 2000, 2001 and 2002, respectively. The agreement requires an additional payment of $2.0 million contingent upon an initial public offering of Crown Media's shares prior to January 31, 2001, or $1.0 million contingent upon an initial public offering after January 31, 2001 but prior to January 31, 2002.

11. SHARE APPRECIATION RIGHTS PLAN

     In March 1999, Crown Media adopted a Share Appreciation Rights Plan (the "SAR Plan") to provide key officers of Crown Media incentives linked to the increase in Crown Media's market value. The SAR Plan allows for the issuance of up to 3 million rights that accrete value over an initial valuation and vest over a period of thirty-six months. The SAR Plan expires on December 31, 2002. The maximum distributions under the SAR Plan are $15.0 million in aggregate and $10.0 million to any individual. As of December 31, 1999, Crown Media had issued 3 million rights and accrued $2.8 million in deferred compensation under the SAR Plan.

12. BENEFIT PLANS

     Crown Media's employees may participate in the Company's 401(k) Plan (the "Plan"). Employees that qualify for participation can contribute up to 15% of their salary, on a before tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service.

     Crown Media may make matching contributions on behalf of all participants who make elective deferrals in an amount equal to a variable percentage of participants' pre-tax contributions. This percentage is decided upon annually by the Plan administration committee. Crown Media contributed $0, $34,000 and $32,000 for the years ended December 31, 1997, 1998 and 1999, respectively. In addition, Crown Media may make profit sharing contributions on behalf of employees, other than highly compensated employees, in an amount determined by Crown Media, to be allocated in proportion to each employee's compensation as a percentage of total employee compensation. For the years ended December 31, 1997, 1998 and 1999, there were no profit sharing contributions.

13. OPERATIONS IN DIFFERENT GEOGRAPHIC AREAS

     Crown Media adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" in 1998. This statement requires companies to report in their financial statements certain information about operating segments, their services, the geographic areas in which they operate and their major customers.

                     CROWN MEDIA, INC. AND ITS SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     All of Crown Media's material operations are part of the international pay television programming service industry and therefore Crown Media reports as a single industry segment. Crown Media does not have operating decision authority through its minority investments in the Kermit Channel (note 4) and Odyssey Holdings (note 5). Consequently, selected operating and asset data of the Kermit Channel and Odyssey Holdings are not included in the following table.

     Foreign operations in 1999 were conducted in 7 countries in the Scandinavia/Benelux region, 16 countries in the Asia Pacific region, 19 countries in the Latin America region, 15 countries in the Europe region and 2 countries in the Africa region. Information relating to Crown Media's continuing operations is set forth in the following table (operating income (loss) is defined as revenue less costs of goods sold and general and administrative expenses; home office costs are reflected in the United States' operating income
(loss) and are not allocated to other geographic regions):

                             REVENUE FROM        REVENUE FROM       OPERATING     IDENTIFIABLE
                          UNRELATED ENTITIES   RELATED ENTITIES   INCOME (LOSS)      ASSETS
                                                     (IN MILLIONS)
YEAR ENDED DECEMBER 31,
  1997:
  United States.........        $ 0.0                $0.0            $ (9.7)         $  5.5
  Scandinavia/Benelux...          3.2                 0.0              (2.5)           10.5
  Asia Pacific..........          2.3                 0.0              (1.6)            3.3
  Latin America.........          2.3                 0.0              (4.1)            3.5
  Europe................          1.0                 0.0              (2.9)            6.3
  Africa................          1.0                 0.0              (0.6)            1.2
                                -----                ----            ------          ------
                                $ 9.8                $0.0            $(21.4)         $ 30.3
                                =====                ====            ======          ======
YEAR ENDED DECEMBER 31,
  1998:
  United States.........        $ 0.0                $1.5            $(18.6)         $ 11.5
  Scandinavia/Benelux...          5.5                 0.0              (3.8)            5.3
  Asia Pacific..........          4.7                 0.0              (2.0)            4.5
  Latin America.........          5.4                 0.0              (3.5)            4.9
  Europe................          5.1                 0.0              (3.6)            7.5
  Africa................          1.5                 0.0               0.3             1.0
                                -----                ----            ------          ------
                                $22.2                $1.5            $(31.2)         $ 34.7
                                =====                ====            ======          ======
YEAR ENDED DECEMBER 31,
  1999:
  United States.........        $ 0.0                $2.5            $(30.1)         $  8.2
  Scandinavia/Benelux...          3.7                 0.0              (1.2)            3.0
  Asia Pacific..........          6.2                 0.0              (2.5)            4.4
  Latin America.........          9.7                 0.0              (0.2)            3.3
  Europe................          7.8                 0.0              (2.5)           13.1
  Africa................          2.0                 0.0               0.6             1.0
                                -----                ----            ------          ------
                                $29.4                $2.5            $(35.9)         $ 33.0
                                =====                ====            ======          ======

                     CROWN MEDIA, INC. AND ITS SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The countries in the Asia Pacific region and Latin America region have experienced illiquidity, volatile currency exchange rates and interest rates, and reduced economic activity. Crown Media will be affected in the foreseeable future by economic conditions in these regions, although it is not possible to predict the extent of such impact.

     No customer accounted for more than 10% of Crown Media's revenue for the year ended December 31, 1999.

14. SUBSEQUENT EVENTS

  PLANNED REORGANIZATION AND INITIAL PUBLIC OFFERING

     Crown Media is currently contemplating a transaction whereby a holding company ("Crown Media Holdings") will be created, and stock in Crown Media Holdings will be exchanged for certain member interests in Odyssey Holdings. Crown Media also currently contemplates that stock of Crown Media Holdings will be sold in an initial public offering. Upon completion of the contemplated reorganization and the initial public offering, Crown Media Holdings will own 100% of Crown Media and 77.5% of Odyssey Holdings.

  DEMAND FOR PAYMENT ON ODYSSEY HOLDINGS NOTE

     On January 18, 2000, Crown Media received notification from Odyssey Holdings of the exercise by Odyssey Holdings of its right to demand payment of the remaining $10.0 million due from Crown Media's 1998 investment in Odyssey Holdings. The $10.0 million payment is due on or before February 14, 2000, and Crown Media anticipates funding this payment through additional contributions from its stockholders.

                      (This page intentionally left blank)

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Members of
  Odyssey Holdings, L.L.C.:

     We have audited the accompanying consolidated balance sheets of Odyssey Holdings, L.L.C. (a Delaware limited liability company) and its subsidiaries, as of December 31, 1998 and 1999, and the related consolidated statements of operations, members' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of Odyssey Holdings, L.L.C.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Odyssey Holdings, L.L.C. and its subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                             ARTHUR ANDERSEN LLP

Los Angeles, California
January 12, 2000

                 ODYSSEY HOLDINGS, L.L.C. AND ITS SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                  AS OF DECEMBER 31,
                                                              ---------------------------
                                                                  1998           1999
                           ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 38,979,682   $ 19,485,074
  Accounts receivable, less allowance for doubtful accounts
     of $183,379 and $736,600, respectively.................     2,730,137      5,063,473
  Due from affiliates.......................................         1,800             --
  Program license fees, net of accumulated amortization.....    13,570,430     21,561,515
  Other current assets......................................        46,395        176,707
                                                              ------------   ------------
           Total current assets.............................    55,328,444     46,286,769
                                                              ------------   ------------

Restricted cash.............................................            --        339,535
Program license fees, net of current portion................    44,893,377     59,991,936
Property and equipment, net.................................       352,600      4,662,692
Subscriber acquisition fees, net............................            --     25,610,000
Other assets, net of current portion........................            --        220,833
                                                              ------------   ------------
           Total assets.....................................  $100,574,421   $137,111,765
                                                              ============   ============

        The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                 ODYSSEY HOLDINGS, L.L.C. AND ITS SUBSIDIARIES
                   CONSOLIDATED BALANCE SHEETS -- (CONTINUED)

                                                                  AS OF DECEMBER 31,
                                                              ---------------------------
                                                                  1998           1999
         LIABILITIES AND MEMBERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Accounts payable..........................................  $  1,265,471   $    176,664
  Accrued liabilities.......................................     1,683,229      5,495,314
  Deferred compensation.....................................            --      3,290,000
  License fees payable to affiliates:
     The Jim Henson Company.................................    10,000,000      7,500,000
     Hallmark Entertainment Distribution....................     3,286,000     27,126,921
  License fees payable to third parties.....................     1,761,440      3,834,281
  Notes payable.............................................       797,413             --
  Due to VISN Management Corp. .............................        77,037             --
                                                              ------------   ------------
           Total current liabilities........................    18,870,590     47,423,180
                                                              ------------   ------------
LONG-TERM LIABILITIES:
  Deferred compensation.....................................            --      3,421,000
  License fees payable to affiliates:
     The Jim Henson Company.................................     8,226,060      8,214,286
     Hallmark Entertainment Distribution....................    34,481,202     20,530,040
  License fees payable to third parties.....................       395,840      6,466,312
  Subscriber acquisition fees payable.......................            --     27,210,000
Commitments and contingencies...............................
Redeemable preferred interest...............................    25,000,000     25,000,000
Members' equity (deficit)...................................    13,600,729     (1,153,053)
                                                              ------------   ------------
           Total liabilities and members' equity
             (deficit)......................................  $100,574,421   $137,111,765
                                                              ============   ============

        The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                 ODYSSEY HOLDINGS, L.L.C. AND ITS SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               YEARS ENDED DECEMBER 31,
                                                       ----------------------------------------
                                                          1997          1998           1999
REVENUES:
  Subscriber fees:
     Affiliate.......................................  $ 3,000,000   $ 3,000,000   $  3,687,606
     Non-affiliates..................................    3,188,486     3,473,302      4,156,397
                                                       -----------   -----------   ------------
           Total subscriber fees.....................    6,188,486     6,473,302      7,844,003
  Advertising........................................    8,834,412    11,541,501      9,333,089
  Other..............................................      230,755       126,147        706,318
                                                       -----------   -----------   ------------
           Total revenues............................   15,253,653    18,140,950     17,883,410
                                                       -----------   -----------   ------------
COST OF SALES:
  Programming costs:
     Affiliates......................................           --            --     15,929,537
     Non-affiliates..................................    2,815,282     3,753,511      5,882,096
  Production costs...................................    6,017,301     8,021,404     13,955,801
  Marketing and promotion costs......................    3,656,622     3,298,863     14,759,491
  Amortization of subscriber acquisition fees........           --            --      1,600,000
                                                       -----------   -----------   ------------
           Total cost of sales.......................   12,489,205    15,073,778     52,126,925
General and administrative expenses..................    3,034,380     6,189,272     22,000,685
                                                       -----------   -----------   ------------
           Loss from operations......................     (269,932)   (3,122,100)   (56,244,200)
Interest (income) expense, net.......................      150,569        47,882     (1,181,610)
                                                       -----------   -----------   ------------
           Net loss..................................  $  (420,501)  $(3,169,982)  $(55,062,590)
                                                       ===========   ===========   ============

          The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                 ODYSSEY HOLDINGS, L.L.C. AND ITS SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY (DEFICIT)

                                                      MEMBERS'          NOTES
                                                  EQUITY (DEFICIT)   RECEIVABLES       TOTAL
Balance, December 31, 1996......................    $    157,380     $         --   $    157,380
  Net loss......................................        (420,501)              --       (420,501)
                                                    ------------     ------------   ------------
Balance, December 31, 1997......................        (263,121)              --       (263,121)
  Capital contribution..........................     102,033,832      (60,000,000)    42,033,832
  Preferred interest............................     (25,000,000)              --    (25,000,000)
  Net loss......................................      (3,169,982)              --     (3,169,982)
                                                    ------------     ------------   ------------
Balance, December 31, 1998......................      73,600,729      (60,000,000)    13,600,729
  Payments of notes receivables.................              --       40,000,000     40,000,000
  Capital contribution..........................         308,808               --        308,808
  Net loss......................................     (55,062,590)              --    (55,062,590)
                                                    ------------     ------------   ------------
Balance, December 31, 1999......................    $ 18,846,947     $(20,000,000)  $ (1,153,053)
                                                    ============     ============   ============

          The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                 ODYSSEY HOLDINGS, L.L.C. AND ITS SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED DECEMBER 31,
                                                      -----------------------------------------
                                                         1997           1998           1999
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..........................................  $  (420,501)  $ (3,169,982)  $(55,062,590)
  Adjustments to reconcile net loss to net cash used
     in operating activities:
     Amortization of program license fees...........    2,815,282      3,753,511     21,811,633
     Amortization of subscriber acquisition fees....           --             --      1,600,000
     Amortization of debt issuance costs............           --             --         29,167
     Depreciation and amortization of property
        and equipment...............................      210,761        415,249        765,407
     Changes in operating assets and liabilities:
        Increase in accounts receivable.............     (559,843)      (368,168)    (2,333,336)
        Increase (decrease) in due to/from
           affiliates...............................       49,298          4,955        (75,237)
        Gross additions to program license fees.....   (3,231,413)   (60,505,540)   (44,901,277)
        (Increase) decrease in other current
           assets...................................      (17,911)        45,516       (130,312)
        Increase in subscriber acquisition fees.....           --             --    (27,210,000)
        Increase in accounts payable and
           accrued liabilities......................    1,230,529      1,299,070      2,734,673
        Increase in deferred compensation...........           --             --      6,711,000
        (Decrease) increase in license fees
           payable..................................     (150,966)    57,267,900     15,521,298
        Increase in subscriber acquisition fees
           payable..................................           --             --     27,210,000
                                                      -----------   ------------   ------------
     Net cash used in operating activities..........      (74,764)    (1,257,489)   (53,329,574)
                                                      -----------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment...............     (122,720)      (259,733)    (5,075,499)
                                                      -----------   ------------   ------------
     Net cash used in investing activities..........     (122,720)      (259,733)    (5,075,499)
                                                      -----------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Capital contributions.............................           --     40,000,000     40,000,000
  Payments on term loans............................     (864,460)      (142,857)      (500,000)
  Proceeds from term loans..........................    1,000,000        500,000             --
  Increase in restricted funds......................           --             --       (339,535)
  Deferred debt issuance costs......................           --             --       (250,000)
                                                      -----------   ------------   ------------
     Net cash provided by financing activities......      135,540     40,357,143     38,910,465
                                                      -----------   ------------   ------------
     Net increase (decrease) in cash and cash
        equivalents.................................      (61,944)    38,839,921    (19,494,608)
Cash and cash equivalents, beginning of year........      201,705        139,761     38,979,682
                                                      -----------   ------------   ------------
Cash and cash equivalents, end of year..............  $   139,761   $ 38,979,682   $ 19,485,074
                                                      ===========   ============   ============
Supplemental disclosure of cash and non-cash
  activities:
  Interest paid.....................................  $    92,747   $     55,153   $      9,022
                                                      ===========   ============   ============
  Non-cash capital contribution.....................  $        --   $  2,033,832   $    308,808
                                                      ===========   ============   ============
  Redeemable preferred interest.....................  $        --   $ 25,000,000   $         --
                                                      ===========   ============   ============

          The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                 ODYSSEY HOLDINGS, L.L.C. AND ITS SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

1. BUSINESS AND ORGANIZATION

  ORGANIZATION

     National Interfaith Cable Coalition, Inc. ("National Interfaith Cable Coalition"), VISN Management Corp. ("VISN Management Corp."), a wholly-owned subsidiary of National Interfaith Cable Coalition, Liberty Media Corporation ("Liberty Media") and Vision Group Inc. ("VGI"), a wholly-owned subsidiary of Liberty Media, entered into an agreement, effective July 1, 1995, to form The F&V Channel, L.L.C. ("F&V") as a Delaware limited liability company. At that time, VISN Management Corp. and VGI transferred their assets and liabilities to F&V in exchange for 51% and 49%, respectively, of the membership interests in F&V. In November 1996, F&V formed a wholly-owned subsidiary, Odyssey Productions, Ltd., to produce a number of its television programs. During 1997, F&V changed its name to Odyssey Holdings, L.L.C. ("Odyssey Holdings").

     On November 13, 1998, Odyssey Holdings entered into an amended and restated operating agreement (the "Company Agreement") with its members. The Company Agreement provided for the admittance of Henson Cable Networks, Inc. ("HCN"), a wholly owned subsidiary of The Jim Henson Company, Inc. ("The Jim Henson Company"), and Crown Media, Inc. ("Crown Media"), through a wholly owned subsidiary. Under the terms of the Company Agreement, HCN and Crown Media each agreed to pay $50.0 million, payable in installments, for a 22.5% common equity interest in Odyssey Holdings. As a result of these transactions, the common equity interest for VISN Management Corp., VGI, The Jim Henson Company and Crown Media (collectively the "Members") are 22.5%, 32.5%, 22.5% and 22.5%, respectively.

     Odyssey Holdings initially operated the Odyssey Network as a pay television channel in the United States dedicated primarily to religious programming. In April 1999, Odyssey Holdings relaunched the Odyssey Network as a channel dedicated to high quality family programming.

  LIQUIDITY

     Odyssey Holdings incurred substantial net losses during 1998 and 1999 as it acquired programming rights and expanded its distribution. Odyssey Holdings expects to incur losses in the future. Historically, Odyssey Holdings' losses have been financed from capital contributions from the Members. These contributions were $42.0 million in 1998 and $40.3 million in 1999. Odyssey Holdings believes it will need to raise additional capital through equity financing or borrowings to finance its operations. As indicated in Note 10, Odyssey Holdings is contemplating a reorganization pursuant to which it will become a subsidiary of a new holding company that will provide it with financing in the future. If the reorganization is not completed and additional financing is not provided, Odyssey Holdings believes it will be able to significantly reduce its planned expenditures in order to meet its financial obligations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Odyssey Holdings consolidated with the accounts of its wholly-owned and controlled subsidiaries. All significant intercompany balances and transactions have been eliminated.

                 ODYSSEY HOLDINGS, L.L.C. AND ITS SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  CASH AND CASH EQUIVALENTS

     Odyssey Holdings considers all highly liquid debt instruments, purchased with an initial maturity of three months or less, to be cash equivalents. The carrying value of Odyssey Holdings' cash equivalents approximated cost at each balance sheet date.

  RESTRICTED CASH

     Restricted cash includes amounts deposited to secure a letter of credit in accordance with certain lease agreements.

  PROGRAM LICENSE FEES

     Program license fees are the rights to air programs acquired from others. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 63, "Financial Reporting by Broadcasters," program rights are deferred and then amortized on a straight-line basis over their license periods (the "airing windows") or anticipated usage, whichever is shorter. At the inception of these contracts and periodically thereafter, Odyssey Holdings evaluates the recoverability of these costs versus the revenues associated with the program and related expense. Where an evaluation indicates that a programming contract will result in an ultimate loss, additional amortization is provided to currently recognize that loss.

     SFAS No. 63 also requires an entity providing programming to report an asset and liability for the rights licensed under a programming agreement only when the license period begins and when certain other defined requirements are met. As such, the accompanying consolidated balance sheets do not reflect assets and liabilities of $49.5 million and $41.8 million as of December 31, 1998 and 1999, respectively, related to program license fees with airing windows to begin subsequent to period-end.

     Program license fees consist of the following:

                                                                AS OF DECEMBER 31,
                                                            --------------------------
                                                               1998           1999
Program license fees -- affiliates........................  $59,654,829   $ 90,479,710
Program license fees -- non-affiliates....................    5,323,143     19,399,539
                                                            -----------   ------------
  Program license fees, at cost...........................   64,977,972    109,879,249
Accumulated amortization..................................   (6,514,165)   (28,325,798)
                                                            -----------   ------------
  Program license fees, net...............................  $58,463,807   $ 81,553,451
                                                            ===========   ============

  SUBSCRIBER ACQUISITION FEES

     In July 1999, Odyssey Holdings entered into a distribution agreement with a pay television distributor which will carry the Odyssey Network on some of its cable systems. The initial term of the agreement is from August 15, 1999 through December 31, 2005. Odyssey Holdings is obligated to pay subscriber acquisition fees if certain subscriber levels are met, as defined. The total cost to Odyssey Holdings is estimated to be $27.2 million, which is payable on January 1, 2001. Odyssey Holdings believes that the subscriber levels will be met. Subscriber acquisition fees are capitalized and amortized on a straight-line basis over the term of the distribution agreement. At the time Odyssey Holdings enters into a distribution agreement, and periodically thereafter, Odyssey Holdings evaluates the recoverability of the subscriber acquisition fees against the revenues directly associated with each agreement.

                 ODYSSEY HOLDINGS, L.L.C. AND ITS SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  OTHER ASSETS

     Other assets include $250,000 of debt issuance costs related to the Senior Credit Facility discussed in Note 4, net of amortization. These costs are amortized using the effective interest method over the term of the Senior Credit Facility.

  PROPERTY AND EQUIPMENT

     Furniture, fixtures and equipment, including exhibit booths, are stated at cost and depreciated on a straight-line basis over the estimated useful lives of the assets, which are usually five years. Leasehold improvements are amortized on a straight-line basis over the estimated useful life of the improvement or the length of the lease, whichever is shorter. When property is sold or otherwise disposed of, the cost and related accumulated depreciation is removed from the accounts, and any resulting gain or loss is included in income. The costs of normal maintenance and repairs are charged to expense when incurred.

  REVENUE RECOGNITION

     Subscriber fees are recognized as revenue when services are provided and collectibility is reasonably assured. Subscriber fees are based upon the reported level of subscribers and are recorded net of promotional subscribers.

     Advertising revenues are recognized as earned in the period in which the advertising commercials or infomercials are telecast and are net of estimated advertising deficiency reserves.

  INCOME TAXES

     No provision has been made in the accompanying consolidated financial statements for federal or state income taxes as the liability for such income taxes is the responsibility of the Members.

  COMPREHENSIVE INCOME

     Odyssey Holdings has adopted SFAS No. 130, "Reporting Comprehensive Income," effective for the year ended December 31, 1998. This statement establishes standards for the reporting and presentation of comprehensive income and its components in financial statements and thereby reports a measure of all changes in equity of an enterprise that result from transactions and other economic events other than transactions with owners. Aside from net loss, there are no other comprehensive income items for the years ended December 31, 1997, 1998 and 1999.

  SEGMENT REPORTING

     Odyssey Holdings adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" in 1998. This statement requires companies to report certain information about operating segments in a financial statement and information about their services, the geographic areas in which they operate, and their major customers. Odyssey Holdings has only one reportable operating segment of its business and it operates only in the United States. As a result, there is no segment information to report for the years ended December 31, 1997, 1998 and 1999.

                 ODYSSEY HOLDINGS, L.L.C. AND ITS SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  USE OF ESTIMATES

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  FAIR VALUE

     The carrying amounts of financial instruments, including amounts payable and receivable, are reasonable estimates of their fair value. The fair values were estimated using the current rates at which loans would be made to Odyssey Holdings for similar remaining maturities.

  CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject Odyssey Holdings to a concentration of credit risk consist primarily of accounts receivable. Odyssey Holdings generally does not require collateral to secure receivables.

  RECLASSIFICATIONS

     Certain reclassifications have been made to prior year amounts to conform to current year presentation.

  RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued. This statement was subsequently amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging
Activities -- Deferral of the Effective Date of FASB Statement No. 133," which changed the effective date to fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Odyssey Holdings intends to adopt the new accounting standard in the year ended December 31, 2001, but does not expect it to have a material effect on its financial statements.

3. PROPERTY AND EQUIPMENT

     Property and equipment are comprised of the following:

                                                                AS OF DECEMBER 31,
                                                             -------------------------
                                                                1998          1999
Furniture, fixtures and equipment..........................  $  637,562    $ 2,865,970
Production equipment.......................................          --      2,294,003
Exhibit booth..............................................     462,184        667,038
Leasehold improvements.....................................      29,226        377,460
                                                             ----------    -----------
  Property and equipment, at cost..........................   1,128,972      6,204,471
Less -- Accumulated depreciation and amortization..........    (776,372)    (1,541,779)
                                                             ----------    -----------
  Property and equipment, net..............................  $  352,600    $ 4,662,692
                                                             ==========    ===========

                 ODYSSEY HOLDINGS, L.L.C. AND ITS SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4. NOTES PAYABLE

     Notes payable are comprised of the following:

                                                               AS OF DECEMBER 31,
                                                              ---------------------
                                                                1998         1999
Note payable to VGI.........................................  $297,413     $     --
Term loans..................................................   500,000           --
                                                              --------     --------
                                                              $797,413     $     --
                                                              ========     ========

  NOTE PAYABLE TO VGI

     A note payable to VGI in the amount of $297,413 was originally due October 31, 1996. The interest rate was adjusted to 12% beginning November 1, 1996. As of December 31, 1998, the note remained outstanding. In September 1999, VGI forgave the loan and accrued interest of $11,395, and this has been accounted for as a capital contribution.

  TERM LOANS

     In June 1997, Odyssey Holdings borrowed $1.0 million from First Union National Bank. This loan bore interest at a rate of 9.5% per annum and was payable on December 15, 1997. Proceeds from this loan were to be used to fund programming costs and expenses. Odyssey Holdings repaid this loan in January 1998. On March 16, 1998, Odyssey Holdings established a $500,000 unsecured line of credit with the Bank of New York for short-term working capital requirements. The line of credit was available until March 31, 1999. Odyssey Holdings repaid its borrowings under the line of credit in February 1999. Borrowings under the line of credit bore interest at the prime rate.

  SENIOR CREDIT FACILITY

     In May 1999, Odyssey Holdings obtained from The Bank of New York Company, Inc. ("BNY"), a $30.0 million Senior Credit Facility (as amended, the "Senior Credit Facility"), including a $10.0 million sublimit for letters of credit, for a term of five years. Borrowings under the Senior Credit Facility bear interest at a rate per annum equal to the greater of: (a) the prime rate or (b) the Federal Funds rate plus 1/2%, plus the applicable margin as defined in the Senior Credit Facility. There were no borrowings outstanding under the Senior Credit Facility during the year ended December 31, 1999.

     The Senior Credit Facility will be unsecured unless: (a) usage under the Senior Credit Facility exceeds $10.0 million, and $100.0 million of aggregate equity has not been contributed by the Members, or (b) subsequent equity contributions are not contributed as scheduled. If either event occurs, the Senior Credit Facility will be secured by the assets of Odyssey Holdings, all member interests of Odyssey Holdings, all intercompany notes and all proceeds from the foregoing. BNY will have second priority interest in HCN's equity interests. The Senior Credit Facility contains various covenants relating to: minimum capital contributions to Odyssey Holdings by certain members, consolidated EBITDA levels and the maintenance of certain financial ratios. Odyssey Holdings was in compliance with the covenants as of December 31, 1999.

                 ODYSSEY HOLDINGS, L.L.C. AND ITS SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5. SHARE APPRECIATION RIGHTS PLAN

     In November 1998, Odyssey Holdings adopted the Odyssey Holdings, L.L.C. Share Appreciation Rights Plan (the "SAR Plan") to provide key officers and employees with incentives linked to the increase in Odyssey Holdings' market value. The SAR Plan allows for the issuance of up to 5.0 million rights that vest over a three to five year period. The SAR Plan expires on December 31, 2005. On November 11, 1998 and January 1, 1999, Odyssey Holdings granted 2,500,000 and 1,750,000 SARs, respectively, at $2.22 per SAR. Compensation expense of $6.7 million has been recorded through December 31, 1999 with respect to vested SARs.

6. 401(k) PLAN

     Odyssey Holdings implemented a defined contribution plan under section 401(k) of the Internal Revenue Code (the "401(k) Plan") covering most of the employees of Odyssey Holdings. Odyssey Holdings makes contributions to the 401(k) Plan based on a percentage of employee contributions. Maximum employee and company contributions are limited by Internal Revenue Code regulations and by the terms of the 401(k) Plan. For the years ended December 31, 1997, 1998 and 1999, Odyssey Holdings contributed $202,613, $314,903 and $534,987, respectively, to the 401(k) Plan.

7. REDEEMABLE PREFERRED INTEREST AND MEMBERS' EQUITY

  PREFERRED INTEREST

     In connection with the November 1998 investments by Crown Media and The Jim Henson Company discussed in Note 1, VISN Management Corp. received a redeemable preferred interest of $25.0 million, which ranks senior to the common equity interests of Odyssey Holdings. Odyssey Holdings has the right to redeem the preferred interest in whole (but not in part) for cash at 100% of the Preferred Liquidation Preference, as defined by the agreement. If during any fiscal year subsequent to January 1, 2005 or prior to December 31, 2009, Odyssey Holdings has net profits in excess of $10.0 million and the preferred interest has not been redeemed, Odyssey Holdings will redeem the preferred interest in an amount equal to the lesser of such excess, or $5.0 million. Odyssey Holdings shall redeem the entire preferred interest at the Preferred Liquidation Preference on the redemption date of December 31, 2010.

  CAPITAL CONTRIBUTIONS

     On November 13, 1998, each of Crown Media and HCN agreed to pay $50.0 million, in three installments, for 22.5% equity interests in Odyssey Holdings. As of December 31, 1998 and 1999, each of Crown Media's and HCN's unfunded capital commitments to Odyssey Holdings was $30.0 million and $10.0 million, respectively. Under the terms of the Company Agreement, Crown Media and HCN are each required to contribute $10.0 million no earlier than January 1, 2000 and no later than March 31, 2000.

     Under the terms of the Company Agreement, VGI has made an additional capital contribution of $2.0 million, by paying all amounts due and payable to National Digital Television Center ("NDTC") as of October 31, 1998 pursuant to the C-3 Satellite Transponder Service Agreement("C-3 Agreement") previously entered into (see Note 8).

     In September 1999, VGI forgave a note payable and accrued interest of $308,808 as discussed in Note 4.

                 ODYSSEY HOLDINGS, L.L.C. AND ITS SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  ALLOCATION OF NET INCOME AND LOSSES

     Net income earned prior to November 13, 1998 was allocated 51% to VMC and 49% to VGI, and net losses were allocated 99% to VGI and 1% to VISN Management Corp.

     Following the admittance of Crown Media and HCN as members of Odyssey Holdings on November 13, 1998, the net income and losses of Odyssey Holdings are allocated based on the economic interest of the Members.

8. RELATED PARTY TRANSACTIONS

     Odyssey Holdings has entered into the following transactions with its affiliates that Odyssey Holdings believes to be on an arms-length basis.

  SUBSCRIBER FEES -- AFFILIATE

     Subscriber fees -- affiliate represents revenue earned in connection with a distribution agreement with a subsidiary of AT&T, which purchased Liberty Media in 1999.

  PROGRAM LICENSE AGREEMENTS

     On November 13, 1998, Odyssey Holdings entered into a program license agreement with the National Interfaith Cable Coalition ("NICC Program License Agreement") under which Odyssey Holdings licenses programming from the National Interfaith Cable Coalition for distribution within the United States. The agreement terminates upon termination of the Company Agreement. The National Interfaith Cable Coalition is obligated to furnish a minimum of 200 hours of programming each year under the program license agreement.

     Under the NICC Program License Agreement, Odyssey Holdings has agreed to advance an annual program license fee of $5.0 million, payable in quarterly installments and subject to adjustment in accordance with the terms of the Company Agreement as discussed below. The advance is treated as an advance payment against programs undertaken to be produced or acquired by the National Interfaith Cable Coalition.

     Under the Company Agreement, the advance will be an amount equal to the sum of $3.5 million and, so long as VISN Management Corp. owns the preferred interest in the Company, $1.5 million multiplied by the quotient of the preferred liquidation preference (as adjusted under certain circumstances) divided by $25.0 million. The $3.5 million portion of this fee is increased annually based on the Consumer Price Index. The National Interfaith Cable Coalition is required to use these payments solely for programming related activities. Odyssey Holdings paid the National Interfaith Cable Coalition $5.0 million in 1999 in accordance with the Company Agreement. No amounts were paid in 1998.

     Odyssey Holdings also licenses programming for distribution in the United States from Hallmark Entertainment Distribution and The Jim Henson Company under separate program license agreements, each dated as of November 13, 1998. Under each program agreement, Odyssey Holdings generally licenses made-for-television movies and miniseries owned or controlled by Hallmark Entertainment Distribution and The Jim Henson Company, as well as all programming produced by or on behalf of Hallmark Entertainment Distribution or The Jim Henson Company for Odyssey Holdings. Each program agreement has a term of five years and is automatically renewable for additional three-year periods, subject to rate adjustments, so long as Hallmark Entertainment Distribution or The Jim Henson Company, as applicable, or their affiliates, own 10% or more of Odyssey Holdings. In the event that either Hallmark Entertainment

                 ODYSSEY HOLDINGS, L.L.C. AND ITS SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Distribution or The Jim Henson Company own less than 10% of Odyssey Holdings, the remaining term of the applicable program agreement will be two years from the date its ownership reaches that level.

  SERVICE AGREEMENTS

     Odyssey Holdings paid VISN Management Corp. $3.8 million, $5.0 million and $1.4 million for management services for the years ended December 31, 1997, 1998 and 1999, respectively.

     On December 20, 1990, VGI entered into a Service Agreement with NDTC, which was assigned to the National Interfaith Cable Coalition and subsequently assigned to Odyssey Holdings. Under the terms of the Service Agreement, NDTC provides production, transmission and reception services as defined in the Service Agreement. The Service Agreement had an initial term of five years. The Service Agreement was subsequently amended on July 19, 1995 to extend the term for six years beginning September 1, 1995. The amended Service Agreement requires Odyssey Holdings to pay a minimum of $59,600 per month in service fees to NDTC. This agreement was superseded by a master service agreement with NDTC on November 9, 1999. The agreement has an initial term of six years and automatically renews for successive one-year periods and requires Odyssey Holdings to pay a minimum of $68,609 per month in service fees to NTDC.

  OTHER

     Odyssey Holdings leased space from The Parish of Trinity Church whose Rector is the Chairman of the Board of National Interfaith Cable Coalition. This lease terminated in November 1999. The aggregate lease payments for the years ended December 31, 1997, 1998 and 1999 were $238,390, $355,115 and $186,756, respectively.

     On June 30, 1995, VGI assigned its rights with respect to the C-3 Transponder Agreement with NDTC to the National Interfaith Cable Coalition, and subsequently to Odyssey Holdings. Under the terms of the C-3 Transponder Agreement, which Odyssey Holdings accounts for as an operating lease, minimum lease payments of $192,500 per month are required. A four year option period of the lease has been exercised by Odyssey Holdings, and the required monthly payments will increase to $202,500 through the lease expiration in 2004.

     As discussed in Note 7, VGI made an additional capital contribution on November 13, 1998 which settled all outstanding commitments under the C-3 Agreement and Service Agreement through October 31, 1998. Fees paid to NDTC were $504,200 and $2.6 million for the two months ended December 31, 1998 and the year ended December 31, 1999, respectively. VGI also forgave a note from Odyssey Holdings, which is discussed further in Note 4.

     Hallmark Cards, Incorporated made an advertising commitment to Odyssey Holdings totaling $2.5 million covering a one-year period from the fourth quarter of 1999 through the third quarter of 2000. As of December 31, 1999, Hallmark Cards, Incorporated purchased $365,000 of advertising time on the Odyssey Network. No amounts were paid as of December 31, 1999.

                 ODYSSEY HOLDINGS, L.L.C. AND ITS SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9. COMMITMENTS AND CONTINGENCIES

  LEASE COMMITMENTS

     Odyssey Holdings leases office space and equipment under operating leases. Total lease expense was $295,873, $394,779 and $1.1 million for the years ended December 31, 1997, 1998 and 1999, respectively. At December 31, 1999, the minimum annual rental commitments under the leases are as follows:

2000........................................................  $1,484,585
2001........................................................   1,414,041
2002........................................................   1,364,662
2003........................................................   1,066,761
2004........................................................     268,007
                                                              ----------
                                                              $5,598,056
                                                              ==========

  ASCAP

     The American Society of Composers, Authors and Publishers ("ASCAP"), the organization that collects performance royalties on behalf of its writer and publisher members, is involved in proceedings with the cable industry to determine the royalty rate applicable for the cable industry. Odyssey Holdings is paying fees on an interim basis subject to a retroactive adjustment when final fees are arrived at by agreement or court decision. In management's opinion, disposition of this matter is not expected to have a material effect on the Odyssey Holdings' financial position or results of operations.

10. SUBSEQUENT EVENTS

  PLANNED REORGANIZATION AND INITIAL PUBLIC OFFERING

     Crown Media is currently contemplating a transaction whereby a holding company ("Crown Media Holdings") will be created, and stock in Crown Media Holdings will be exchanged for certain member interests in Odyssey Holdings. It is also currently contemplated that stock of Crown Media Holdings will be sold in an initial public offering. Upon completion of the contemplated reorganization and the initial public offering, Crown Media Holdings will own 100% of Crown Media and 77.5% of Odyssey Holdings. Under the contemplated reorganization and initial public offering, Odyssey Holdings anticipates that the Senior Credit Facility (see Note 4) will be terminated.

  DEMAND OF PAYMENT OF NOTES RECEIVABLE FROM MEMBERS

     Odyssey Holdings anticipates demanding, in January 2000, payment of the $10 million receivables from each of Crown Media and HCN, representing their respective final installment on their investments in Odyssey Holdings (see Note
7). In the event the demand is made, receipt of these funds, totaling $20.0 million, would be expected in February 2000.

     The map on the adjacent page shows the locations of the satellites and up-link and down-link facilities that we use to transmit our channels. The artwork on the adjacent page depicts frames from motion pictures and mini-series that we have licensed and aired on our channels, as well as a satellite and up-link facility representative of those we use to transmit our channels. We do not produce or own these motion pictures or mini-series, nor are the actors shown our employees. We also do not own any satellites or up-link or down-link facilities other than the Denver NOC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     , 2000

                               [CROWN MEDIA LOGO]

                   12,500,000 SHARES OF CLASS A COMMON STOCK

                            ------------------------

                                   PROSPECTUS
                            ------------------------

                          DONALDSON, LUFKIN & JENRETTE

                                LEHMAN BROTHERS

                              SALOMON SMITH BARNEY

                                 DLJDIRECT INC.

--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of Crown Media Holdings, Inc. have not changed since the date hereof.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Until           , 2000 (25 days after the date of this prospectus), all dealers that effect transactions in these shares of Class A common stock may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.
--------------------------------------------------------------------------------

  WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. ALTHOUGH WE ARE PERMITTED BY U.S. FEDERAL SECURITIES LAWS TO OFFER THESE SECURITIES USING THIS PROSPECTUS, WE MAY NOT SELL THEM OR ACCEPT YOUR OFFER TO BUY THEM UNTIL THE DOCUMENTATION FILED WITH THE SEC RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SEC. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL.

                                [Alternate Page]


                     SUBJECT TO COMPLETION - APRIL 12, 2000


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS
            , 2000

                               [CROWN MEDIA LOGO]

                   12,500,000 SHARES OF CLASS A COMMON STOCK

--------------------------------------------------------------------------------

CROWN MEDIA HOLDINGS, INC.:

- We own and operate pay television channels dedicated to high quality family programming with more than 50 million subscribers worldwide.

- Crown Media Holdings, Inc.
  Suite 500
  6430 S. Fiddlers Green Circle
  Englewood, Colorado 80111
  (303) 220-7990

PROPOSED SYMBOL AND MARKETS:

- CRWN

- Nasdaq National Market

- Stock Market of Amsterdam Exchanges

THE OFFERING:

- We are offering shares of our Class A common stock. This prospectus relates to an underwriters offering of 5,000,000 shares outside the United States and Canada. In addition, we are offering 7,500,000 shares in the United States and Canada in an underwritten offering.

- The U.S. underwriters have an option to purchase up to an additional 1,875,000 shares from us to cover over-allotments.

- We anticipate that the initial public offering price will be between $19.00 and $21.00 per share, or approximately E19.58 to E21.64 per share or approximately E19.58 to E21.64 per share.

- This is our initial public offering, and no public market currently exists for our shares of Class A common stock.

- We plan to use the proceeds from this offering to pay accrued and unpaid program license fees to an affiliate, to license additional programming, to enhance our technical facilities, to expand our distribution, to expand our advertising sales staff and to fund general corporate expenditures. We plan to use any proceeds from the exercise of the underwriters' over-allotment option to repay indebtedness owed to an affiliate.

- Closing:             , 2000.

---------------------------------------------------------------------------------------
                                               E Per Share   $ Per Share      Total
---------------------------------------------------------------------------------------
Public offering price:                           E             $           $
Underwriting fees:
Proceeds to Crown Media Holdings, Inc.:
---------------------------------------------------------------------------------------

     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

--------------------------------------------------------------------------------

Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

DONALDSON, LUFKIN & JENRETTE
             LEHMAN BROTHERS
                           MEESPIERSON N.V.
                                       SALOMON SMITH BARNEY INTERNATIONAL

                                [Alternate Page]

                               TABLE OF CONTENTS

                                         PAGE
Prospectus Summary......................   1
Risk Factors............................   8
Special Note with Respect to Forward-
  Looking Information...................  14
Reorganization Transactions Occurring
  Simultaneously with the Closing of
  This Offering.........................  15
Use of Proceeds.........................  17
Dividend Policy.........................  17
Capitalization..........................  18
Dilution................................  20
Selected Historical Consolidated
  Financial Data........................  21
Selected Unaudited Pro Forma
  Consolidated Financial Data...........  23
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................  28

                                         PAGE
Business................................  38
Management..............................  58
Certain Relationships and Related
  Transactions..........................  69
Principal Stockholders..................  79
Description of Capital Stock............  81
Shares Eligible for Future Sale.........  86
Material U.S. Federal Income Tax
  Considerations for Non-U.S. Holders...  87
Material Netherlands Tax Consequences...  90
Underwriters............................  92
Legal Matters...........................  96
Experts.................................  96
Where You Can Find More Information.....  96
Stock Market of Amsterdam Exchanges
  Listing Information...................  97
Index to Consolidated Financial
  Statements............................ F-1

                         ------------------------------

     We are offering shares of Class A common stock of Crown Media Holdings, Inc. Hallmark Entertainment Network and the Odyssey Network are channels that we own and operate through our subsidiaries, Crown Media, Inc. and Odyssey Holdings, L.L.C. The artwork on the adjacent pages depicts frames from motion pictures and mini-series that we have licensed and aired on our channels. We do not produce or own these motion pictures or mini-series, nor are the actors shown our employees. Information contained on the website, www.odysseychannel.com, is not intended to be a prospectus and is not incorporated into this prospectus.

                                [Alternate Page]

            STOCK MARKET OF AMSTERDAM EXCHANGES LISTING INFORMATION

     The following supplemental information is required in connection with the listing of our common stock on the Stock Market of Amsterdam Exchanges.

     A copy of this prospectus, including Crown Media's and Odyssey Holdings' financial statements, our certificate of incorporation to be filed and effective upon the closing of this offering, and our by-laws to be in effect upon the closing of this offering, are available at and can be obtained from the offices of MeesPierson N.V., Rokin 55, 1012 KK, Amsterdam, The Netherlands. For purpose of the Stock Market of Amsterdam Exchanges, our certificate of incorporation, bylaws and consolidated balance sheet as of December 31, 1997 for Crown Media and Odyssey Holdings are incorporated by reference. MeesPierson N.V. is our sponsor and listing agent for the purposes of the listing of our Class A common stock on the Stock Market of Amsterdam Exchanges. MeesPierson N.V. is also our paying agent in The Netherlands. The telephone number of MeesPierson N.V. is 31
(0) 527 2467, and the facsimile number is 31 (0) 527 1928.

     Under applicable law, if we pay dividends on shares of our Class A common stock, dividends on shares of our Class A common stock that are not claimed or presented for payment for a period of five years or more would generally be turned over to the state in which the record holder of the shares resides, in accordance with the escheat laws of that state. If we do not have an address for the holder of record of the shares, then unclaimed dividends would be turned over to our state of incorporation, the state of Delaware, in accordance with its escheat laws.

     The issuance of the shares of Class A common stock being offered by us in this offering was authorized by resolution of our board of directors on January 24, 2000.

     Crown Media had 144, 134 and 55 employees as of December 31, 1999, 1998 and 1997, respectively. Odyssey Holdings had 166, 66 and 56 employees as of December 31, 1999, 1998 and 1997, respectively. Crown Media was incorporated in April 1996 and Odyssey Holdings was formed in July 1995.

     Other than as may be disclosed in this prospectus, there has been no material adverse change in our financial condition or results of operations since December 31, 1999.

     The following table shows the estimated costs and expenses, other than underwriting discounts and commissions, payable in connection with our sale of the Class A common stock offered by this prospectus.

SEC Registration Fee........................................  $   75,900
NASD filing fee.............................................      29,250
Nasdaq National Market listing fee..........................      95,000
Stock Market of Amsterdam Exchanges listing fee.............       5,000
Printing and engraving expenses.............................     500,000
Legal fees and expenses.....................................   1,500,000
Accounting fees and expenses................................   1,000,000
Blue sky fees and expenses (including legal fees)...........       3,500
Transfer agent and registrar fees and expenses..............      25,000
Miscellaneous...............................................      66,350
                                                              ----------
          Total.............................................  $3,300,000
                                                              ==========

     We confirm that, to the best of our knowledge and belief as of the date of this prospectus, the information contained in this prospectus relating to us does not contain any untrue statement of a material fact and this prospectus does not omit to state any material fact necessary in order to make the statements made about us, in light of the circumstances under which they were made, not misleading. We are responsible for the accuracy and completeness of the information contained in this prospectus.

                                [Alternate Page]

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     , 2000

                               [CROWN MEDIA LOGO]

                   12,500,000 SHARES OF CLASS A COMMON STOCK

                            ------------------------

                                   PROSPECTUS
                            ------------------------

                          DONALDSON, LUFKIN & JENRETTE

                                LEHMAN BROTHERS

                                MEESPIERSON N.V.

                       SALOMON SMITH BARNEY INTERNATIONAL

--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of Crown Media Holdings, Inc. have not changed since the date hereof.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Until           , 2000 (25 days after the date of this prospectus), all dealers that effect transactions in these shares of Class A common stock in the United States may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of common stock being registered, all of which will be paid by the Registrant:

                                                                AMOUNT
SEC registration fee........................................  $   75,900
NASD filing fee.............................................      29,250
Nasdaq National Market listing fee..........................      95,000
Stock Market of Amsterdam Exchanges listing fee.............       5,000
Printing and engraving expenses.............................     500,000
Legal fees and expenses.....................................   1,500,000
Accounting fees and expenses................................   1,000,000
Blue sky fees and expenses (including legal fees)...........       3,500
Transfer agent and registrar fees and expenses..............      25,000
Miscellaneous...............................................      66,350
                                                              ----------
           Total............................................  $3,300,000
                                                              ==========

------------------------------

* To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware provides as follows:

          A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     As permitted by the DGCL, the Registrant has included in its certificate of incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the Registrant's certificate of incorporation and by-laws provide that the Registrant is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Registrant is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

     Under the Contribution Agreement, dated as of January 27, 2000, by and among Hallmark Entertainment, Inc., Crown Media, Inc., Liberty Media Corporation, Vision Group Incorporated, VISN Management Corp., National Interfaith Cable Coalition, Inc., Chase Equity Associates, L.P. and the Registrant, the Registrant has agreed to indemnify the other parties and certain of their affiliates, other than Hallmark Entertainment, Inc., against any liabilities resulting from any untrue statement of material fact from the prospectus contained herein, or any omission of a material fact from the prospectus contained herein, required to make the statements made therein, not misleading, during the period of the applicable statute of limitations.

     Under the Stockholders Agreement, which will be dated as of the closing
date of the offering,            , 2000, the Registrant will indemnify any
stockholder that demands or participates and any underwriter that participates in a registration pursuant to the terms of the Stockholders Agreement, as well as each of their respective officers, directors and control persons, from and against any losses, claims, damages or liabilities, joint or several, to which such indemnified persons may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon any untrue statement of material fact contained in any registration statement relating to such registration, or any prospectus contained therein, or arise out of or are based on the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading.

     The Underwriting Agreement is expected to provide that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933. Reference is made to the form of Underwriting Agreement to be filed as Exhibit 1.1 hereto.

     The Registrant maintains directors and officers liability insurance for the benefit of its directors and officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The following is a summary of the transactions by the Registrant during the past three years involving sales of the Registrant's securities that were not registered under the Securities Act of 1933:

     In connection with a reorganization to be completed simultaneously with the closing of the offering, Crown Media Holdings, Inc. will issue: (1) 30,670,422 shares of its Class B Common Stock to Hallmark Entertainment, Inc. in exchange for all the shares of common stock of Crown Media, Inc. held by Hallmark Entertainment, Inc.; (2) 3,836,620 shares of its Class A Common Stock to Chase Equity

Associates, L.P. in exchange for all the shares of common stock of Crown Media, Inc. held by Chase Equity Associates, L.P., which, together with the Crown Media, Inc. common stock being exchanged by Hallmark Entertainment, Inc., represent all of the issued and outstanding shares of Crown Media, Inc. common stock; (3) 9,154,930 shares of its Class A Common Stock to Liberty Media Corporation in exchange for the 32.5% membership interest in Odyssey Holdings, L.L.C. held by Vision Group Incorporated, a wholly owned subsidiary of Liberty Media Corporation; and (4) 6,338,028 shares of its Class A Common Stock to VISN Management Corp. in exchange for the 22.5% interest in Odyssey Holdings, L.L.C. held by VISN Management Corp. There were no underwriters, brokers or finders employed in connection with these transactions. The sales of the above securities were deemed to be exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of the Securities Act of 1933, as transactions by an issuer not involving a public offering. The Contribution Agreement is filed as an exhibit to this Registration Statement.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) Exhibits


EXHIBIT
NUMBER                                          EXHIBIT TITLE
           1.1           -- Form of Underwriting Agreement.++++
           2.1           -- Contribution Agreement, dated as of January 27, 2000, by and among Hallmark Entertainment, Inc., Crown Media,
                            Inc., Liberty Media Corporation, Vision Group
                            Incorporated, VISN Management Corp., National Interfaith
                            Cable Coalition, Inc., Chase Equity Associates, L.P. and
                            Crown Media Holdings, Inc.++
           3.1           -- Form of Registrant's Amended and Restated Certificate of
                            Incorporation.+++
           3.2           -- Form of Registrant's Amended and Restated By-Laws.++++
           4.1           -- Form of Specimen Certificate for Registrant's Class A
                            Common Stock.++
           5.1           -- Form of Opinion of Wachtell, Lipton, Rosen & Katz.++++
          10.1           -- Form of Stockholders' Agreement.++
          10.2           -- Securities Purchase Agreement, dated as of May 29, 1998, by and among Hallmark Entertainment Network, Inc.,
                            Hallmark Entertainment Distribution Company, Hallmark
                            Entertainment, Inc., and Chase Equity Associates, L.P.++
          10.3           -- Securities Purchase Agreement, dated as of February 18,
                            1999, by and among Hallmark Entertainment Network, Inc.,
                            Hallmark Entertainment Distribution Company, Hallmark
                            Entertainment, Inc., and Chase Equity Associates, L.P.++
          10.4           -- Securities Purchase Agreement, dated as of June 17, 1999, by and among Hallmark Entertainment Network, Inc.,
                            Hallmark Entertainment Distribution Company, Hallmark
                            Entertainment, Inc., and Chase Equity Associates, L.P.++
          10.5           -- Securities Purchase Agreement, dated as of February 15,
                            2000, by and among Crown Media, Inc., Hallmark
                            Entertainment, Inc., and Chase Equity Associates, L.P.++
          10.6           -- Program License Agreement, dated as of July 1, 1999,
                            between Hallmark Entertainment Distribution, LLC,
                            successor to Hallmark Entertainment Distribution Company
                            and Hallmark Entertainment Networks, Inc.++
          10.7           -- Form of Tax Sharing Agreement.++
          10.8           -- Amended and Restated Trademark License Agreement, dated as of January 26, 2000, by and between Hallmark Cards,
                            Incorporated and Hallmark Entertainment Networks, Inc.++
          10.9           -- Amended and Restated Trademark License Agreement (UK),
                            dated as of January 1, 2000, by and between Hallmark
                            Cards, Inc. and Hallmark Entertainment Networks (UK)
                            Limited.++

EXHIBIT
NUMBER                                          EXHIBIT TITLE
          10.10          -- Security Agreement, dated as of August 1, 1999, by and
                            between Hallmark Entertainment Networks, Inc. and
                            Hallmark Cards, Inc.++
          10.11          -- Amended and Restated Company Agreement of Odyssey
                            Holdings, L.L.C.++
          10.12          -- Amended and Restated Intercompany Services Agreement,
                            dated as of January 1, 2000, between Crown Media
                            Holdings, Inc. and Hallmark Cards, Incorporated.++
          10.13          -- Hallmark Entertainment Networks, Inc. Share Appreciation
                            Rights Plan.++
          10.14          -- Crown Media Holdings, Inc. 2000 Long Term Incentive
                            Plan.+++
          10.15          -- Program License Agreement, dated as of November 13, 1998, between Hallmark Entertainment Distribution Company and
                            Odyssey Holdings, L.L.C.++
          10.16          -- Program License Agreement, dated as of November 13, 1998, between The Jim Henson Company, Inc. and Odyssey
                            Holdings, L.L.C.++
          10.17          -- Program License Agreement, dated as of November 13, 1998, between National Interfaith Cable Coalition, Inc. and
                            Odyssey Holdings, L.L.C.++
          10.18          -- Trademark Sublicense Agreement, dated as of May 12, 1998, by and between Hallmark Entertainment Networks, Inc. and
                            H&H Programming - Asia, LLC.++
          10.19          -- Program License Agreement, dated as of May 12, 1998,
                            between Hallmark Entertainment Distribution Company and
                            H&H Programming - Asia, LLC.++
          10.20          -- Lease, dated as of June 1, 1998, by and between High
                            Pointe I Development Group L.L.C. and Hallmark
                            Entertainment Network, Inc.++
          10.21          -- First Amendment to Lease, dated as of March 23, 1999, by and between High Pointe Development Group L.L.C. and
                            Hallmark Entertainment Network, Inc.++
          10.22          -- Second Amendment to Lease, dated as of August 17, 1999, by and between High Pointe I Development Group L.L.C. and
                            Hallmark Entertainment Networks, Inc.++
          10.23          -- Guaranty of Lease Obligations, dated June 1, 1998, by
                            Hallmark Entertainment, Inc. for High Pointe I
                            Development Group L.L.C.++
          10.24          -- Employment Agreement, dated as of March 1, 1999, between
                            Hallmark Entertainment Networks, Inc, and David Evans.++
          10.25          -- Employment Agreement, dated as of July 27, 1998, and
                            Amendment to Employment Agreement, dated as of July 1,
                            1999, between Hallmark Entertainment Networks and Russ
                            Givens.++
          10.26          -- Employment Agreement, dated as of June 23, 1998, and
                            Amendment to Employment Agreement, dated as of July 1,
                            1999, between Hallmark Entertainment Networks and Andy
                            Brilliant.++
          10.27          -- Employment Agreement, dated as of November 28, 1998,
                            between Hallmark Entertainment Networks, Inc. and Jeffrey
                            J. Johnson.++
          10.28          -- Employment Agreement, dated as of January 1, 1999,
                            between Hallmark Entertainment Networks (UK) Limited and
                            Mark Grenside.++
          10.29          -- Separation Agreement, dated January 28, 1999, between
                            Hallmark Entertainment Networks and George Stein.++
          10.30          -- $20,000,000 Promissory Note, dated November 19, 1999, of
                            Crown Media, Inc. to HC Crown Corporation.++
          10.31          -- $10,000,000 Promissory Note, dated February 23, 2000, of
                            Crown Media, Inc. to HC Crown Corporation.++
          21.1           -- Subsidiaries.+++
          23.1           -- Consent of Arthur Andersen LLP.

EXHIBIT
NUMBER                                          EXHIBIT TITLE
          23.2           -- Consent of Arthur Andersen LLP.
          23.3           -- Consent of Wachtell, Lipton, Rosen & Katz (included in
                            Exhibit 5.1).
          24.1           -- Powers of Attorney (included in signature page hereof).
          27.1           -- Financial Data Schedule.+
          99.1           -- Consent of Wilford V. Bane, Jr.+++
          99.2           -- Consent of Arnold L. Chavkin.+++
          99.3           -- Consent of Donald J. Hall, Jr.++
          99.4           -- Consent of David B. Koff.+++
          99.5           -- Consent of John P. Mascotte.++
          99.6           -- Consent of William Haber.+++
          99.7           -- Consent of Peter A. Lund.+++

------------------------------

+   Previously filed as an exhibit to the initial Registration Statement.

++ Previously filed as an exhibit to Amendment No. 1 to the Registration Statement.

+++ Previously filed as an exhibit to Amendment No. 2 to the Registration
    Statement.


++++ Previously filed as an exhibit to Amendment No. 3 to the Registration
     Statement.


     (B) Financial Statement Schedules

     Auditors' Report on Crown Media, Inc.'s Schedule
     Crown Media, Inc.'s Schedule II -- Valuation and Qualifying Accounts Auditors' Report on Odyssey Holdings, L.L.C.'s Schedule
     Odyssey Holdings, L.L.C.'s Schedule II -- Valuation and Qualifying Accounts

     All schedules not identified above have been omitted because they are not required, are not applicable or the information is included in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 12th day of April 2000.


                                        CROWN MEDIA HOLDINGS, INC.

                                        By: /s/ William J. Aliber
                                         ---------------------------------------
                                            Name: William J. Aliber
                                            Title: Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to Registration Statement has been signed by the following persons in the capacities and on the date indicated.


                      SIGNATURE                                               TITLE

                          *                            Chairman of the Board
-----------------------------------------------------
                Robert A. Halmi, Jr.

                          *                            President, Chief Executive Officer and Director
-----------------------------------------------------  (Principal Executive Officer)
                   David J. Evans

                /s/ William J. Aliber                  Chief Financial Officer and Director
-----------------------------------------------------  (Principal Financial and Accounting Officer)
                  William J. Aliber

                          *                            Director
-----------------------------------------------------
               Irvine O. Hockaday, Jr.

                          *                            Director
-----------------------------------------------------
                  Robert J. Druten

                /s/ William J. Aliber                  As attorney-in-fact for the officers and/or
-----------------------------------------------------  directors marked by an asterisk.
                  William J. Aliber


April 12, 2000

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Crown Media, Inc.:

     We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of Crown Media, Inc. and its subsidiaries as of December 31, 1998 and 1999, and for the years ended December 31, 1997, 1998 and 1999 included in this Registration Statement, and have issued our report thereon dated January 18, 2000. Our audits were made for the purpose of forming an opinion on these financial statements taken as a whole. The supplemental schedule included in this Registration Statement is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the financial statements. The schedule has been subjected to the auditing procedures applied in the audits of these financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to these financial statements taken as a whole.

                                        ARTHUR ANDERSEN LLP

Denver, Colorado
January 18, 2000

                     CROWN MEDIA, INC. AND ITS SUBSIDIARIES
                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

--------------------------------------------------------------------------------------------------------------------
                   COLUMN A                       COLUMN B            COLUMN C            COLUMN D       COLUMN E
--------------------------------------------------------------------------------------------------------------------
                                                                     ADDITIONS
                                                              ------------------------
                                                                               (2)
                                                                 (1)       CHARGED TO
                                                 BALANCE AT   CHARGED TO      OTHER       WRITE-OFF
                                                 BEGINNING    COSTS AND    ACCOUNTS --   OF ACCOUNTS    BALANCE AT
                  DESCRIPTION                    OF PERIOD     EXPENSES     DESCRIBE     RECEIVABLE    END OF PERIOD
                  -----------                    ----------   ----------   -----------   -----------   -------------
Allowance for doubtful accounts
  1999.........................................   $70,877      $672,306        $--         $47,774       $695,409
  1998.........................................    48,706        38,160         --          15,989         70,877
  1997.........................................        --       143,978         --          95,272         48,706

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Members of Odyssey Holdings, L.L.C.:

     We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of Odyssey Holdings, L.L.C. and its subsidiaries as of December 31, 1998 and 1999, and for the years ended December 31, 1997, 1998 and 1999 included in this Registration Statement, and have issued our report thereon dated January 12, 2000. Our audits were made for the purpose of forming an opinion on these financial statements taken as a whole. The supplemental schedule included in this Registration Statement is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the financial statements. The schedule has been subjected to the auditing procedures applied in the audits of these financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to these financial statements taken as a whole.

                                        ARTHUR ANDERSEN LLP

Los Angeles, California
January 12, 2000

                   ODYSSEY HOLDINGS, LLC AND ITS SUBSIDIARIES
                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

-------------------------------------------------------------------------------------------------------------------
                   COLUMN A                      COLUMN B            COLUMN C            COLUMN D       COLUMN E
-------------------------------------------------------------------------------------------------------------------
                                                                    ADDITIONS
                                                             ------------------------
                                                                              (2)
                                                                (1)       CHARGED TO
                                                BALANCE AT   CHARGED TO      OTHER       WRITE-OFF
                                                BEGINNING    COSTS AND    ACCOUNTS --   OF ACCOUNTS    BALANCE AT
                 DESCRIPTION                    OF PERIOD     EXPENSES      REVENUE     RECEIVABLE    END OF PERIOD
                 -----------                    ----------   ----------   -----------   -----------   -------------
Allowance for doubtful accounts
  1999........................................   $183,379     $655,863    $       --     $102,642      $  736,600
  1998........................................     27,000      203,956            --       47,577         183,379
  1997........................................     24,000        8,000            --        5,000          27,000
Advertising deficiency reserve
  1999........................................   $     --     $     --    $1,800,000     $     --      $1,800,000
  1998........................................         --           --            --           --              --
  1997........................................         --           --            --           --              --

                                 EXHIBIT INDEX


    EXHIBIT NUMBER                            EXHIBIT TITLE
         1.1           -- Form of Underwriting Agreement.++++
         2.1           -- Contribution Agreement, dated as of January 27, 2000, by and among Hallmark Entertainment, Inc., Crown Media,
                          Inc., Liberty Media Corporation, Vision Group
                          Incorporated, VISN Management Corp., National Interfaith
                          Cable Coalition, Inc., Chase Equity Associates, L.P. and
                          Crown Media Holdings, Inc.++
         3.1           -- Form of Registrant's Amended and Restated Certificate of
                          Incorporation.+++
         3.2           -- Form of Registrant's Amended and Restated By-Laws.++++
         4.1           -- Form of Specimen Certificate for Registrant's Class A
                          Common Stock.++
         5.1           -- Form of Opinion of Wachtell, Lipton, Rosen & Katz.++++
        10.1           -- Form of Stockholders' Agreement.++
        10.2           -- Securities Purchase Agreement, dated as of May 29, 1998, by and among Hallmark Entertainment Network, Inc.,
                          Hallmark Entertainment Distribution Company, Hallmark
                          Entertainment, Inc., and Chase Equity Associates, L.P.++
        10.3           -- Securities Purchase Agreement, dated as of February 18,
                          1999, by and among Hallmark Entertainment Network, Inc.,
                          Hallmark Entertainment Distribution Company, Hallmark
                          Entertainment, Inc., and Chase Equity Associates, L.P.++
        10.4           -- Securities Purchase Agreement, dated as of June 17, 1999, by and among Hallmark Entertainment Network, Inc.,
                          Hallmark Entertainment Distribution Company, Hallmark
                          Entertainment, Inc., and Chase Equity Associates, L.P.++
        10.5           -- Securities Purchase Agreement, dated as of February 15,
                          2000, by and among Crown Media, Inc., Hallmark
                          Entertainment, Inc., and Chase Equity Associates, L.P.++
        10.6           -- Program License Agreement, dated as of July 1, 1999,
                          between Hallmark Entertainment Distribution, LLC,
                          successor to Hallmark Entertainment Distribution Company
                          and Hallmark Entertainment Networks, Inc.++
        10.7           -- Form of Tax Sharing Agreement.++
        10.8           -- Amended and Restated Trademark License Agreement, dated as of January 26, 2000, by and between Hallmark Cards,
                          Incorporated and Hallmark Entertainment Networks, Inc.++
        10.9           -- Amended and Restated Trademark License Agreement (UK),
                          dated as of January 1, 2000, by and between Hallmark
                          Cards, Inc. and Hallmark Entertainment Networks (UK)
                          Limited++
        10.10          -- Security Agreement, dated as of August 1, 1999, by and
                          between Hallmark Entertainment Networks, Inc. and
                          Hallmark Cards, Inc.++
        10.11          -- Amended and Restated Company Agreement of Odyssey
                          Holdings, L.L.C.++
        10.12          -- Amended and Restated Intercompany Services Agreement,
                          dated as of January 1, 2000, between Crown Media
                          Holdings, Inc. and Hallmark Cards, Incorporated.++
        10.13          -- Hallmark Entertainment Networks, Inc. Share Appreciation
                          Rights Plan.++
        10.14          -- Crown Media Holdings, Inc. 2000 Long Term Incentive
                          Plan.+++
        10.15          -- Program License Agreement, dated as of November 13, 1998, between Hallmark Entertainment Distribution Company and
                          Odyssey Holdings, L.L.C.++

    EXHIBIT NUMBER                            EXHIBIT TITLE
        10.16          -- Program License Agreement, dated as of November 13, 1998, between The Jim Henson Company, Inc. and Odyssey
                          Holdings, L.L.C.  ++
        10.17          -- Program License Agreement, dated as of November 13, 1998, between National Interfaith Cable Coalition, Inc. and
                          Odyssey Holdings, L.L.C. ++
        10.18          -- Trademark Sublicense Agreement, dated as of May 12, 1998, by and between Hallmark Entertainment Networks, Inc. and
                          H&H Programming - Asia, LLC. ++
        10.19          -- Program License Agreement, dated as of May 12, 1998,
                          between Hallmark Entertainment Distribution Company and
                          H&H Programming - Asia, LLC. ++
        10.20          -- Lease, dated as of June 1, 1998, by and between High
                          Pointe I Development Group L.L.C. and Hallmark
                          Entertainment Network, Inc. ++
        10.21          -- First Amendment to Lease, dated as of March 23, 1999, by and between High Pointe Development Group L.L.C. and
                          Hallmark Entertainment Network, Inc. ++
        10.22          -- Second Amendment to Lease, dated as of August 17, 1999, by and between High Pointe I Development Group L.L.C. and
                          Hallmark Entertainment Networks, Inc. ++
        10.23          -- Guaranty of Lease Obligations, dated June 1, 1998, by
                          Hallmark Entertainment, Inc. for High Pointe I
                          Development Group L.L.C. ++
        10.24          -- Employment Agreement, dated as of March 1, 1999, between
                          Hallmark Entertainment Networks, Inc, and David Evans. ++
        10.25          -- Employment Agreement, dated as of July 27, 1998, and
                          Amendment to Employment Agreement, dated as of July 1,
                          1999, between Hallmark Entertainment Networks and Russ
                          Givens. ++
        10.26          -- Employment Agreement, dated as of June 23, 1998, and
                          Amendment to Employment Agreement, dated as of July 1,
                          1999, between Hallmark Entertainment Networks and Andy
                          Brilliant. ++
        10.27          -- Employment Agreement, dated as of November 28, 1998,
                          between Hallmark Entertainment Networks, Inc. and Jeffrey
                          J. Johnson. ++
        10.28          -- Employment Agreement, dated as of January 1, 1999,
                          between Hallmark Entertainment Networks (UK) Limited and
                          Mark Grenside. ++
        10.29          -- Separation Agreement, dated January 28, 1999, between
                          Hallmark Entertainment Networks and George Stein. ++
        10.30          -- $20,000,000 Promissory Note, dated November 19, 1999, of
                          Crown Media, Inc. to HC Crown Corporation. ++
        10.31          -- $10,000,000 Promissory Note, dated February 23, 2000, of
                          Crown Media, Inc. to HC Crown Corporation. ++
        21.1           -- Subsidiaries. +++
        23.1           -- Consent of Arthur Andersen LLP.
        23.2           -- Consent of Arthur Andersen LLP.
        23.3           -- Consent of Wachtell, Lipton, Rosen & Katz (included in
                          Exhibit 5.1).
        24.1           -- Powers of Attorney (included in signature page hereof).

    EXHIBIT NUMBER                            EXHIBIT TITLE
        27.1           -- Financial Data Schedule.+
        99.1           -- Consent of Wilford V. Bane, Jr.+++
        99.2           -- Consent of Arnold L. Chavkin.+++
        99.3           -- Consent of Donald J. Hall, Jr.++
        99.4           -- Consent of David B. Koff.+++
        99.5           -- Consent of John P. Mascotte.++
        99.6           -- Consent of William Haber.+++
        99.7           -- Consent of Peter A. Lund.+++

------------------------------

+ Previously filed as an exhibit to the initial Registration Statement.

++ Previously filed as an exhibit to Amendment No. 1 to the Registration
   Statement.

+++ Previously filed as an exhibit to Amendment No. 2 to the Registration
    Statement.


++++ Previously filed as an exhibit to Amendment No. 3 to the Registration
     Statement.